     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 1995
                                                     REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          AMERICA WEST AIRLINES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                          4512                         86-0418245
(STATE OR OTHER JURISDICTION
              OF                (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
      INCORPORATION OR
         ORGANIZATION)           CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                         4000 EAST SKY HARBOR BOULEVARD
                             PHOENIX, ARIZONA 85034
                                 (602) 693-0800
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                MARTIN J. WHALEN
                             SENIOR VICE PRESIDENT
                          AMERICA WEST AIRLINES, INC.
                         4000 EAST SKY HARBOR BOULEVARD
                             PHOENIX, ARIZONA 85034
                                 (602) 693-0800
                            ------------------------

                                With Copies to:

                                DAVID J. GRAHAM
                             ANDREWS & KURTH L.L.P.
                           4200 TEXAS COMMERCE TOWER
                              HOUSTON, TEXAS 77002
                                 (713) 220-4200
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

==============================================================================================
                                                  PROPOSED         PROPOSED
     TITLE OF EACH CLASS          AMOUNT           MAXIMUM          MAXIMUM
        OF SECURITIES              TO BE       OFFERING PRICE      AGGREGATE        AMOUNT OF
      TO BE REGISTERED          REGISTERED        PER UNIT      OFFERING PRICE  REGISTRATION FEE
- -------------------------------------------------------------------------------------------------
Senior Unsecured Notes due
  2005.......................  $75,000,000(1)      100%(1)        $75,000,000      $25,863(1)
==============================================================================================

(1) Fee calculated pursuant to Rule 457(f).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                          AMERICA WEST AIRLINES, INC.

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

        FORM S-4 ITEM NUMBER AND HEADING                      LOCATION IN PROSPECTUS
- ------------------------------------------------    ------------------------------------------
  1.  Forepart of Registration Statement and
        Outside Front Cover Page of
        Prospectus..............................    Facing Page of Registration Statement;
                                                    Cross-Reference Sheet; Outside Front Cover
                                                    Page of Prospectus
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus...........................    Available Information; Table of Contents
  3.  Risk Factors, Ratio of Earnings to Fixed
        Charges and Other Information...........    Prospectus Summary; Business; The Offer
  4.  Terms of the Transaction..................    Prospectus Summary; The Offer; Description
                                                    of the New Notes
  5.  Pro Forma Financial Information...........    *
  6.  Material Contracts with the Company Being
        Acquired................................    *
  7.  Additional Information Required for
        Reoffering by Persons and Parties Deemed
        to be Underwriters......................    *
  8.  Interests of Named Experts and Counsel....    *
  9.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities.............................    *
 10.  Information with Respect to S-3
        Registrants.............................    *
 11.  Incorporation of Certain Information by
        Reference...............................    *
 12.  Information with Respect to S-2 or S-3
        Registrants.............................    *
 13.  Incorporation of Certain Information by
        Reference...............................    *
 14.  Information with Respect to Registrants
        Other Than S-2 or S-3 Registrants.......    Outside Front Cover Page; Prospectus
                                                    Summary; Risk Factors; Capitalization;
                                                    Selected Financial Data; Management's
                                                    Discussion and Analysis of Financial
                                                    Condition and Results of Operation;
                                                    Business; Management; Certain
                                                    Transactions; Principal Stockholders
 15.  Information with Respect to S-3
        Companies...............................    *
 16.  Information with Respect to S-2 or S-3
        Companies...............................    *
 17.  Information with Respect to Companies
        Other Than S-2 or S-3 Companies.........    *
 18.  Information if Proxies, Consents or
        Authorizations are to be Solicited......    *
 19.  Information if Proxies, Consents or
        Authorizations are not to be Solicited,
        or in an Exchange Offer.................    Certain Transactions; Management

- ---------------
* Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 18, 1995
PROSPECTUS

                          AMERICA WEST AIRLINES, INC.

                               OFFER TO PURCHASE
                        $48,000,000 PRINCIPAL AMOUNT OF
                    11 1/4% SENIOR UNSECURED NOTES DUE 2001
                                      AND
                               OFFER TO EXCHANGE
                        $75,000,000 PRINCIPAL AMOUNT OF
                    10 1/2% SENIOR UNSECURED NOTES DUE 2005
                                      FOR
                        $75,000,000 PRINCIPAL AMOUNT OF
                    11 1/4% SENIOR UNSECURED NOTES DUE 2001
                            ------------------------

                      THE OFFER WILL EXPIRE AT 5:00 P.M.,
         NEW YORK CITY TIME, ON                , 1995, UNLESS EXTENDED
                            ------------------------

     America West Airlines, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, (i) to purchase an aggregate of $48,000,000 principal amount of the Company's outstanding 11 1/4% Senior Unsecured Notes due 2001 (the "Existing Notes") for cash equal to the face amount thereof plus accrued and unpaid interest to the date of purchase (the "Purchase Offer") and (ii) to exchange an aggregate of $75,000,000 principal amount of its 10 1/2% Senior Unsecured Notes due 2005 (the "New Notes") for $75,000,000 principal amount of Existing Notes (the "Exchange Offer"). The Purchase Offer and the Exchange Offer are sometimes referred to herein collectively as the "Offer."

     As of the date hereof, $123,000,000 in aggregate principal amount of Existing Notes are outstanding. In order for either the Purchase Offer or the Exchange Offer to be consummated, all of the Existing Notes must be validly tendered as provided herein and not withdrawn prior to 5:00 p.m., New York City
time, on the date the Offer expires, which will be             , 1995, unless
extended (the "Expiration Date"). The Offer is subject to certain conditions that may be waived by the Company. To accept the Offer a holder must tender all of the Existing Notes held by such holder and must tender such notes with respect to both the Purchase Offer and the Exchange Offer. See "The Offer."

     The New Notes to be issued upon consummation of the Exchange Offer will be obligations of the Company entitled to the benefits of the New Note Indenture (as defined herein). The New Notes differ from the Existing Notes in interest rate, maturity, redemption features and covenants regarding the Company's ability to make certain restricted payments and certain investments. In other material respects, the terms of the New Notes are substantially identical to the terms of the Existing Notes.

     SEE "RISK FACTORS" ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE OFFER AND AN INVESTMENT IN THE NEW NOTES OFFERED HEREBY.

     Interest on the Existing Notes accepted for purchase pursuant to the Purchase Offer will accrue through the day such notes are accepted for purchase. Interest on the Existing Notes accepted for exchange pursuant to the Exchange Offer will accrue through the day preceding the date of the issuance of the New Notes. The New Notes will bear interest from their date of issuance.

                                                        (Continued on next page)

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
               The date of this Prospectus is             , 1995

     The New Notes will mature on September 1, 2005. The New Notes will not be redeemable prior to September 1, 2000. Thereafter, the New Notes will be redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In the event of a Change in Control (as defined in the New Note Indenture), each registered holder (a "Holder") shall have the right to require the Company to repurchase all or any part of such Holder's New Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of the New Notes."

     The Existing Notes are, and the New Notes will be, senior unsecured obligations of the Company ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and ranking pari passu in right of payment with all other indebtedness of the Company. Certain indebtedness, however, including secured debt, is, and will be, effectively senior in right of payment to the Existing Notes and the New Notes with respect to assets that constitute collateral securing such other indebtedness. See "Description of the New Notes." Assuming consummation of the Offer, at March 31, 1995 the Company would have had $355.8 million of secured obligations that would have effectively ranked senior to the New Notes and $41.6 million of debt that would have ranked pari passu with the New Notes. The indentures governing the Existing Notes and the New Notes contain restrictions providing for, among other things, limitations on restricted payments, limitations on transactions with affiliates, limitations on asset sales, limitations on investments, limitations on issuances and dispositions of capital stock of subsidiaries, limitations on payment restrictions affecting subsidiaries and restrictions relating to mergers or consolidations.

     The Exchange Offer and the issuance of New Notes pursuant to such offer have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part. Based on an interpretation of the Securities and Exchange Commission (the "Commission"), New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased the Existing Notes directly from the Company for resale pursuant to an exemption from registration under the Securities Act or (ii) a person that is an "affiliate" of the Company (within the meaning of Rule 405 of the Securities
Act)), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. A holder of Existing Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

     There has been no public market for the Existing Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. An active market for the New Notes is not expected to develop. To the extent that a market for the New Notes does develop, however, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and financial condition and the market for similar securities and other factors. The New Notes may trade at a discount from their principal amount. See "Risk Factors -- Absence of Public Market for the New Notes."

     The Company will not receive any proceeds from the Offer. No dealer manager is being used in connection with the Offer.

     THE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FROM, HOLDERS OF EXISTING NOTES IN ANY JURISDICTION IN WHICH THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a registration statement on Form S-4 (the "Registration Statement") under the Securities Act, with respect to the New Notes. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Company is subject to the periodic reporting and informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, the Company files reports and other information as required thereby with the Commission. Items of information omitted from this Prospectus but contained in the Registration Statement and other reports of the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: Northwest Atrium Center 500 West Madison Street, Suite 1400, Chicago, Illinois 60611; and 7 World Trade Center, Suite 1300 New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. In addition, the Company's Class B Common Stock, par value $.01 per share, is listed on the New York Stock Exchange and the Company's reports and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company's mailing address is 4000 East Sky Harbor Boulevard, Phoenix, Arizona and the telephone number is (602) 693-0800.

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus, which should be read in its entirety. Prospective investors should carefully consider matters discussed under the caption "Risk Factors."

                                  THE COMPANY

     America West Airlines, Inc. ("America West" or the "Company") is a major United States air carrier providing passenger, cargo and mail service with principal hubs in Phoenix, Arizona and Las Vegas, Nevada, and a mini-hub in Columbus, Ohio. America West served 47 destinations with a fleet of 88 jet aircraft as of March 31, 1995. At such date, the Company had connecting service to an additional 20 destinations through alliances with Mesa Air Group, Inc. ("Mesa") and to an additional 23 destinations through an alliance with Continental Airlines, Inc. ("Continental").

     America West operates with one of the lowest cost structures among the major U.S. airlines, based on reported 1994 results. The Company's operating cost per available seat mile ("ASM") for 1994 was 6.99 cents, which was approximately 22% less than the average operating cost per ASM of the nine largest other domestic airlines, and was comparable on a non-stage length adjusted basis to the cost structure of Southwest Airlines, Inc. ("Southwest Airlines") which operates in the Company's principal market areas. Management believes that the Company can continue to offer fares that are competitive with those offered by low cost carriers in the Company's markets, while providing a differentiated level of service. Passenger services provided by America West include assigned seating, participation in computerized reservation systems, interline ticketing, first class cabins on certain flights, baggage transfer and various other services. The Company believes that these features distinguish America West from certain low cost carriers in the Company's markets, including Southwest Airlines, and enable the Company to attract passengers without competing solely on the basis of fares.

                         SUMMARY OF TERMS OF THE OFFER

     The Offer relates to (i) the purchase of $48,000,000 principal amount of Existing Notes for cash plus accrued and unpaid interest to the date of purchase and (ii) the exchange of $75,000,000 principal amount of New Notes for $75,000,000 principal amount of Existing Notes. As of the date hereof, $123,000,000 in aggregate principal amount of Existing Notes are outstanding. In order for either the Purchase Offer or the Exchange Offer to be consummated, all of the outstanding Existing Notes must be validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date.

THE NEW NOTES....................    The New Notes will be obligations of the
                                     Company entitled to the benefits of an
                                     indenture (the "New Note Indenture"). The
                                     New Notes differ from the Existing Notes in interest rate, maturity, redemption features and covenants regarding the
                                     Company's ability to make certain
                                     restricted payments and certain
                                     investments. In other material respects, the terms of the New Notes are substantially identical to the terms of the Existing Notes.

THE PURCHASE OFFER...............    The Company will pay $1,000 plus accrued
                                     and unpaid interest to the date of purchase for each $1,000 principal amount of Existing Notes validly tendered and accepted pursuant to the Purchase Offer.
                                     For any Existing Notes to be purchased, all of the Existing Notes must be tendered pursuant to the Offer.

THE EXCHANGE OFFER...............    $1,000 principal amount of New Notes will
                                     be issued in exchange for each $1,000
                                     principal amount of Existing Notes validly tendered and accepted pursuant to the Exchange Offer. For any Existing Notes to be exchanged for New Notes, all of the Existing Notes must be validly tendered pursuant to the Offer. To accept the Offer, a holder must tender all of the Existing
                                     Notes held by such holder and must
                                     tender such notes with respect to both the Purchase Offer and the Exchange Offer.

EXPIRATION DATE..................    5:00 p.m., New York City time, on
                                                    , 1995, unless the Offer is
                                     extended, in which case the term
                                     "Expiration Date" means the latest date and time to which the Offer is extended. See
                                     "The Offer -- Expiration Date; Extensions;
                                     Amendments."

ACCRUED INTEREST ON THE NEW
  NOTES AND THE EXISTING NOTES...    Interest on the New Notes to be issued on
                                     consummation of the Exchange Offer will
                                     accrue from their date of issuance, which date will be within 30 days after the Expiration Date, as determined by the Company. The Company will pay to holders of Existing Notes tendering such notes pursuant to the Exchange Offer, promptly following the acceptance thereof, accrued and unpaid interest through the date prior to the day on which the New Notes are issued. The Company will pay to holders of Existing Notes tendering such notes pursuant to the Purchase Offer, promptly following the acceptance thereof, accrued and unpaid interest to the date on which such Existing Notes are purchased.

TERMINATION OF THE OFFER.........    The Company may terminate the Offer at any
                                     time prior to the purchase or exchange of Existing Notes if it determines that its ability to proceed with the Offer could be materially impaired due to any legal or governmental action, any new law, statute, rule or regulation, any interpretation of the staff of the Commission of any existing law, statute, rule or regulation, or the failure to obtain any necessary approvals of governmental agencies or holders of the Existing Notes. The Company does not expect any of the foregoing conditions to occur, although there can be no assurance that such conditions will not occur.

PROCEDURES FOR TENDERING EXISTING
NOTES............................    A holder of Existing Notes wishing to
                                     accept the Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Existing Notes and any other required documentation to
                                                             , as Exchange
                                     Agent, at the address set forth herein and therein.

ACCEPTANCE OF EXISTING NOTES
PURSUANT TO THE PURCHASE OFFER...    Subject to certain conditions (as
                                     summarized above in "Termination of the
                                     Offer" and described more fully in "The
                                     Offer -- Termination"), including the
                                     condition that all of the outstanding
                                     Existing Notes be properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will accept for purchase pursuant to the Purchase Offer $48,000,000 principal amount of Existing Notes. Payment pursuant to the Purchase Offer will be made promptly following the Expiration Date. Ten-ders of Existing Notes may not be withdrawn after the Expiration Date.

ACCEPTANCE OF EXISTING NOTES
PURSUANT TO THE EXCHANGE OFFER...    Subject to the conditions described herein,
                                     following the consummation of the Purchase
                                     Offer, the Company will pay a fee
                                     ("Commitment Fee") equal to 3.0% of the
                                     principal amount of New Notes ($2,250,000) in respect of the agreement by holders of Existing Notes to accept the New Notes.
                                     Upon payment of the Commitment Fee, the
                                     Company will be entitled to elect at any time during a period expiring at 5:00 p.m., New York City time, on the 30th day following the Expiration Date to consummate the Exchange Offer by (i) accepting for exchange pursuant to the Exchange Offer the $75,000,000 in aggregate principal amount of the Existing Notes remaining outstanding after completion of the Purchase Offer and
                                     (ii) issuing the New Notes in the aggregate principal amount of $75,000,000 in exchange for such Existing Notes. The Commitment Fee will be non-refundable whether or not the New Notes are issued pursuant to the Exchange Offer.

RESALE OF NEW NOTES..............    Based on an interpretation by the Staff of
                                     the Commission set forth in no-action
                                     letters issued to third parties, the
                                     Company believes that the New Notes issued pursuant to the Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the
                                     Securities Act, except that a "dealer" or any "affiliate" of the Company, as such terms are defined under the Securities Act, that exchanges Existing Notes held for its own account will be required to deliver a prospectus in connection with any resale of the New Notes. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange
                                     Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New
                                     Notes and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities
                                     Act, of the Company.

EXCHANGE AGENT...................                                        , the
                                     Trustee under the Indenture, is serving as
                                     exchange agent (the "Exchange Agent") in
                                     connection with the Offer. The mailing
                                     address of the Exchange Agent is
                                                         , and the address for
                                     hand deliveries and for deliveries by
                                     overnight courier of the Exchange Agent is
                                                         . For assistance and
                                     requests for additional copies of this
                                     Prospectus or the Letter of Transmittal the
                                     telephone number for the Exchange Agent is
                                     and the facsimile number for the Exchange
                                     Agent is                     .

See "The Offer" for more detailed information concerning the terms of the Offer.

                         SUMMARY OF TERMS OF NEW NOTES

SECURITIES OFFERED...............    $75,000,000 principal amount of 10 1/2%
                                     Senior Unsecured Notes.

MATURITY DATE....................    September 1, 2005.

INTEREST PAYMENT DATES...........    March 1 and September 1.

OPTIONAL REDEMPTION..............    Redeemable, in whole or in part, at the
                                     option of the Company at any time after
                                     September 1, 2000 at the redemption prices set forth herein plus accrued and unpaid interest to the date of redemption.

RANKING..........................    The New Notes will be senior in right of
                                     payment to all existing and future
                                     subordinated indebtedness and will be
                                     senior unsecured obligations of the Company ranking pari passu in right of payment with all other Indebtedness (as defined in the New Note Indenture) of the Company. Certain
                                     Indebtedness, however, including secured debt, is, and will be, effectively senior in right of payment to the New Notes with respect to assets that constitute collateral securing such other
                                     Indebtedness.

CHANGE OF CONTROL................    Upon a Change of Control (as defined in the
                                     New Note Indenture), each Holder shall have the right to require the Company to repurchase all or any part of such Holder's
                                     New Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

CERTAIN COVENANTS................    The New Note Indenture will contain
                                     restrictions providing for, among other
                                     things, limitations on restricted payments, limitations on transactions with affiliates, limitations on asset sales, limitations on investments, limitations on issuances and dispositions of capital stock of subsidiaries, limitations on payment restrictions affecting subsidiaries and restrictions relating to mergers or consolidations. These limitations are subject to a number of important qualifications and exceptions. See
                                     "Description of the New Notes -- Certain
                                     Covenants."

                             SUMMARY FINANCIAL DATA

     The summary financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of (i) the period August 26, 1994 to December 31, 1994, the period January 1, 1994 to August 25, 1994, and each of the years in the four-year period ended December 31, 1993, are derived from the financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants and (ii) the periods ended March 31, 1995 and 1994 are derived from the unaudited condensed financial statements of the Company. The summary data should be read in conjunction with the financial statements, the related notes and the independent auditors' report included elsewhere herein.

                                                     |                             PREDECESSOR COMPANY
                             REORGANIZED COMPANY(A)  |  --------------------------------------------------------------------------
                            ------------------------ |                PERIOD
                              THREE                  |    THREE        FROM
                              MONTHS    PERIOD FROM  |    MONTHS    JANUARY 1
                              ENDED     AUGUST 26 TO |    ENDED         TO                   YEARS ENDED DECEMBER 31,
                            MARCH 31,   DECEMBER 31, |  MARCH 31,   AUGUST 25,   -------------------------------------------------
                               1995         1994     |     1994        1994         1993         1992         1991         1990
                            ----------  ------------ |  ----------  ----------   ----------   ----------   ----------   ----------
                                                     |  (IN THOUSANDS EXCEPT PER SHARE AND RATIO AMOUNTS)
                                                     |
STATEMENTS OF OPERATIONS                             |
  DATA:                                              |
Operating revenues......... $  345,790   $  469,766  |  $  345,264  $ 939,028    $1,325,364   $1,294,140   $1,413,925   $1,315,804
Operating expenses.........    320,895      430,895  |     307,514    831,522     1,204,310    1,368,952    1,518,582    1,347,435
Operating income (loss)....     24,895       38,871  |      37,750    107,506       121,054      (74,812)    (104,657)     (31,631)
Income (loss) before income                          |
  taxes and extraordinary                            |
  items....................     10,968       19,736  |      15,807   (201,209 )      37,924     (131,761)    (222,016)     (76,695)
Income taxes...............      5,758       11,890  |         632      2,059           759           --           --           --
Income (loss) before                                 |
  extraordinary items......         --        7,846  |          --   (203,268 )      37,165     (131,761)    (222,016)     (76,695)
Extraordinary items(b).....         --           --  |          --    257,660            --           --           --        2,024
Net income (loss)..........      5,210        7,846  |      15,175     54,392        37,165     (131,761)    (222,016)     (74,671)
Earnings (loss) per                                  |
  share:(c)                                          |
  Primary:                                           |
    Before extraordinary                             |
      items................        .12          .17  |         .56      (7.03 )        1.50        (5.58)      (10.39)       (4.26)
    Extraordinary                                    |
      items(b).............         --           --  |          --       9.02            --           --           --         0.11
                            ----------  ------------ |  ----------  ----------   ----------   ----------   ----------   ----------
    Net income (loss)......        .12          .17  |         .56       1.99          1.50        (5.58)      (10.39)       (4.15)
  Fully diluted:                                     |
    Before extraordinary                             |
      items................        .12          .17  |         .40      (4.96 )        1.04        (5.58)      (10.39)       (4.26)
    Extraordinary                                    |
      items(b).............         --           --  |          --       6.37            --           --           --         0.11
                            ----------  ------------ |  ----------  ----------   ----------   ----------   ----------   ----------
    Net income (loss)......        .12          .17  |         .40       1.41          1.04        (5.58)      (10.39)       (4.15)
Shares used for computation                          |
  Primary..................     45,166       45,127  |      29,153     28,550        27,525       23,914       21,534       18,396
  Fully diluted............     45,166       45,127  |      41,055     40,452        41,509       23,914       21,534       18,396
Ratio of earnings to fixed                           |
  charges(d)...............       1.28         1.38  |        1.48         --          1.28           --           --           --
BALANCE SHEET DATA:                                  |
Working capital                                      |
  deficiency............... $  (67,827)  $  (47,927) |  $ (102,345)              $ (124,375)  $ (201,567)  $  (51,158)  $  (94,671)
Total assets...............  1,624,032    1,545,092  |   1,083,161                1,016,743    1,036,441    1,111,144    1,165,256
Long-term debt, less                                 |
  current maturities(e)....    453,452      465,598  |     613,967                  620,992      647,015      726,514      620,701
Total stockholders equity                            |
  (deficiency).............    600,892      595,446  |    (238,835)                (254,262)    (294,613)    (166,510)      21,141

- ---------------
(a) The Company filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code on June 27, 1991 and operated as a debtor-in-possession until August 25, 1994 (the "Effective Date"). The financial statements of the Reorganized Company are presented on a different basis of accounting than those of the Predecessor Company and, therefore, are not comparable in all respects. The financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start reporting.

(b) Includes extraordinary items of $257.7 million in 1994 resulting from the discharge of indebtedness pursuant to the consummation of the Plan of Reorganization and $2.0 million in 1990 resulting from the purchase and retirement of convertible subordinated debentures.

(c) Historical per share data for the Predecessor Company is not meaningful since the Company has been recapitalized and has adopted fresh start reporting as of August 25, 1994.

(d) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income (loss) before taxes plus fixed charges less capitalized interest. "Fixed charges" consist of interest expense including amortization of debt issuance costs, capitalized interest and a portion of rent expense which is deemed to be representative of an interest factor. For the years ended December 31, 1992 and 1991 and 1990, earnings were insufficient to cover fixed charges by $131.8 million, $228.7 million and $83.1 million, respectively. For the period ended August 25, 1994, earnings were insufficient to cover fixed charges by $201.2 million.

(e) Includes certain balances reported as "Estimated Liabilities Subject to Chapter 11 Proceedings" for the Predecessor Company.

                                  RISK FACTORS

RECENT REORGANIZATION

     The Company experienced significant operating losses in each year of the three-year period ended December 31, 1992. During this period, notwithstanding a series of actions taken by the Company to improve its cash position and reduce costs, the Company faced a severe liquidity crisis and filed for protection under Chapter 11 of the United States Bankruptcy Code in June 1991. In connection with its reorganization in bankruptcy and related operational restructuring (the "Reorganization"), the Company took significant steps to improve its operations leading to profitability during 1993 and subsequent periods. The Company's long-term viability, however, will depend upon its ability to sustain profitable results of operations. There can be no assurance that such results can be sustained.

LEVERAGE

     Although the Reorganization improved the Company's financial position, the Company remains highly leveraged. This high degree of leverage will pose substantial risks to holders of the New Notes and could have a material adverse effect on the marketability, price and future value of such New Notes. This high degree of leverage will increase the Company's vulnerability to adverse general economic and airline industry conditions and to increased competitive pressures. In addition, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," at March 31, 1995, the Company had on order a total of 24 Airbus A320-200 aircraft, with an aggregate net cost estimated at $1.1 billion. The Company has arranged for financing for up to one-half of the commitment relating to such aircraft and will require substantial capital from external sources to meet its remaining financial commitment. The acquisition and financing of these aircraft will likely result in a substantially greater degree of leverage than currently exists.

ADVERSE INDUSTRY CONDITIONS AND COMPETITION

     The airline industry is highly competitive. Overall industry profit margins are low and industry earnings are volatile. Airlines compete in the areas of pricing, scheduling (frequency and flight times), on-time performance, frequent flyer programs and other services. Many of America West's competitors are carriers with substantially greater financial resources. The airline industry is susceptible to price discounting, which involves the offering of discount or promotional fares to passengers. Any such fares offered by one airline are normally matched by competing airlines, resulting in lower industry yields with little or no increase in traffic levels.

     Most of the Company's markets are served by larger carriers and are highly competitive. Also, in recent years several new carriers have entered the industry, typically with low cost structures. In some cases, new entrants have initiated or triggered further price discounting. The entry of additional new carriers on many of the Company's routes, as well as increased competition from or the introduction of new services by established carriers, could negatively impact America West's results of operations.

INCREASES IN FUEL PRICES

     Fuel costs constituted approximately 13% of America West's total operating expenses during 1994. A one cent per gallon change in fuel price would affect the Company's annual operating results by approximately $3 million at present consumption levels. Accordingly, either a substantial increase in fuel prices or the lack of adequate fuel supplies in the future would likely have a material adverse effect on the operations of the Company. Moreover, fuel price increases or supply shortages can occur at any time as a result of, among other things, geopolitical developments.

     The Company purchases fuel on standard trade terms under master agreements and has been able to obtain fuel sufficient to meet its requirements at competitive prices. The Company does not currently hedge its fuel costs. In August 1993, the United States government increased taxes on fuel, including aircraft fuel, by 4.3 cents per gallon. Airlines are exempt from this tax increase until October 1, 1995. When implemented, this new tax will increase the Company's annual operating expenses by approximately $13 million based upon its 1994 fuel consumption levels. There can be no assurance that additional taxes on fuel will not be imposed in the future or that such taxes will not materially affect the Company's results of operations.

LABOR NEGOTIATIONS

     The Company historically has operated without collective bargaining agreements covering any of its employees. In October 1993, however, the Air Lines Pilots Association ("ALPA") was certified by the National Mediation Board as the bargaining representative of the Company's flight deck crew members. Formal negotiations commenced in April 1994 and in April 1995, the Company and its pilots, represented by ALPA, reached a five year agreement which was ratified by the pilots. See "Business -- Employees."

     In June 1994, the National Mediation Board accepted the Association of Flight Attendants' ("AFA") petition to represent the Company's flight attendants, and in September 1994 the Company's flight attendants voted in favor of AFA representation and contract negotiations are ongoing. In April 1994, the Transportation Workers Union ("TWU") filed a petition to represent the Company's fleet service personnel which petition was rejected in December 1994. The International Brotherhood of Teamsters ("IBT") filed applications to represent the Company's mechanics including related personnel and the Company's flight simulator technicians in August and September 1994, respectively. Both of these applications were rejected in December 1994, and the IBT thereafter withdrew another pending application previously filed with respect to stock clerks. The TWU filed an application to represent the Company's dispatcher and assistant dispatcher personnel in April 1995. This application was rejected in June 1995. The Company cannot predict the effect, if any, that a future collective bargaining agreement with the AFA or any other collective bargaining representative would have on the Company's operations or financial performance.

GOVERNMENT REGULATION

     The Company is subject to the Federal Aviation Act of 1958, as amended (the "Aviation Act"), under which the Department of Transportation (the "DOT") and the Federal Aviation Administration (the "FAA") exercise regulatory authority. This regulatory authority includes (i) the determination and periodic review of the fitness (including financial fitness) of air carriers; (ii) the certification and regulation of the flight equipment; (iii) the approval of personnel who may engage in flight, maintenance and operations activities; and
(iv) the approval of flight training activities and the enforcement of minimum air safety standards set forth in FAA regulations. In accordance with the Airline Deregulation Act of 1978, domestic airline fares and routes are no longer subject to significant regulation. The DOT maintains authority over international aviation, subject to review by the President of the United States, and has jurisdiction over consumer protection policies, computer reservation system issues and unfair trade practices.

     In the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, retirement of older aircraft, collision avoidance system, airborne windshear avoidance systems, noise abatement and increased inspections and maintenance procedures to be conducted on older aircraft. Additional laws and regulations have been proposed from time to time which could significantly increase the cost of airline operations by imposing additional requirements or restrictions on operations. Laws and regulations have been considered from time to time that would prohibit or restrict the ownership and transfer of airline routes or slots. There is no assurance that laws and regulations currently enacted or enacted in the future will not adversely affect the Company's ability to maintain its current level of operating results. See "Business -- Government Regulations."

FUTURE CAPITAL REQUIREMENTS

     At March 31, 1995, America West had $518.4 million ($469.7 million giving effect to the Offer) of long-term indebtedness, including current maturities, and $600.9 million of stockholders' equity. At such date, the Company had $213.4 million of unrestricted cash and cash equivalents. America West does not have available lines of credit or significant unencumbered assets. America West is more leveraged and has significantly less liquidity than certain of its competitors, several of whom have available lines of credit or significant unencumbered assets. Accordingly, the Company may be less able than certain of its competitors to withstand adverse industry conditions or a prolonged economic recession.

     As of March 31, 1995, the Company had significant capital commitments, including commitments for a substantial number of new aircraft with a net cost aggregating approximately $1.1 billion. Although the Company has arranged for financing for up to one-half of its aircraft purchase commitments, the Company will require substantial capital from external sources to meet the remaining financial commitments. There can be no assurance that sufficient financing will be obtained for all aircraft and other capital requirements. A default by the Company under any such commitment could have a material adverse effect on the Company. See "Business -- Aircraft."

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES

     As of July 18, 1995, there were two registered holders of the Existing Notes. The Company does not intend to list the New Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. No assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. If a trading market does not develop, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time and future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and financial condition and the market for similar securities and other factors. In addition, the New Notes may trade at a discount from their principal amount.

                                   THE OFFER

PURPOSES OF THE OFFER

     The Offer relates to (i) the purchase of $48,000,000 principal amount of Existing Notes for cash plus accrued and unpaid interest to the date of purchase and (ii) the exchange of $75,000,000 principal amount of New Notes for $75,000,000 principal amount of Existing Notes. The purposes of the Offer are
(i) to reduce the Company's long-term indebtedness and annual interest expense,
(ii) to lengthen the average maturity of a portion of the Company's long-term indebtedness and (iii) to modify the limitations on restricted payments covenant contained in the Indenture governing the Existing Notes (the "Existing Note Indenture").

TERMS OF THE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, including the tender of all Existing Notes pursuant to the Offer, the Company will accept for purchase pursuant to the Purchase Offer $48,000,000 principal amount of Existing Notes. Subject to the conditions described herein, following the consummation of the Purchase Offer, the Company will pay the Commitment Fee equal to 3.0% of the principal amount of New Notes in respect of the agreement by holders of Existing Notes to accept the New Notes. Upon payment of the Commitment Fee, the Company will be entitled to elect at any time during a period expiring at 5:00 p.m., New York City time, on the 30th day following the Expiration Date to consummate the Exchange Offer by
(i) accepting for exchange pursuant to the Exchange Offer the $75,000,000 in aggregate principal amount of Existing Notes remaining outstanding after completion of the Purchase Offer and (ii) issuing the New Notes in the aggregate principal amount of $75,000,000 in exchange for such Existing Notes. The Commitment Fee will be non-refundable whether or not the New Notes are issued pursuant to the Exchange Offer. All Existing Notes must be validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date in order for either the Purchase Offer or the Exchange Offer to be consummated. In the event there is more than one Holder who tenders Existing Notes pursuant to the Offer, the amount of Existing Notes purchased pursuant to the Purchase Offer and the amount of Existing Notes subject to the Exchange Offer will be determined on a pro rata basis. To accept the Offer, a Holder must tender all of the Existing Notes held by such Holder with respect to both the Purchase Offer and the Exchange Offer.

     The form and terms of the New Notes will differ from the Existing Notes in interest rate, maturity, redemption features and covenants regarding the Company's ability to make certain restricted payments and certain investments. In other material respects, the terms of the New Notes are substantially identical to the terms of the Existing Notes.

     As of the date of this Prospectus, $123,000,000 aggregate principal amount of the Existing Notes is outstanding. This Prospectus, together with the accompanying Letter of Transmittal, is initially being sent to all registered
Holders as of the close of business on             , 1995.

     The Company shall be deemed to have accepted for purchase pursuant to the Purchase Offer or for exchange pursuant to the Exchange Offer, as the case may be, validly tendered Existing Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering Holders for the purpose of
(i) receiving cash from the Company for purposes of consummating the Purchase Offer, (ii) receiving the Commitment Fee, (iii) receiving the New Notes to be issued in connection with the Exchange Offer, and (iv) delivering the foregoing to the Holders.

     Holders who tender Existing Notes in the Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange or purchase of Existing Notes pursuant to the Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Offer. See
"-- Solicitation of Tenders; Fees and Expenses."

     Based on an interpretation of the Commission, the New Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by a Holder thereof

(other than (i) a broker-dealer who purchased such Existing Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company (within the meaning of Rule 405 of the Securities Act)), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean             , 1995, unless the
Company, in its sole discretion, extends the Offer, in which case the term "Expiration Date" shall mean the latest date to which the Offer is extended.

     The Company expressly reserves the right, in its sole discretion (i) to delay acceptance of any Existing Notes, to extend the Offer or to terminate the Offer and to refuse to accept Existing Notes not previously accepted, if any of the conditions set forth herein under "-- Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof by the Company to the registered holders of the Existing Notes. If the Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment.

PAYMENT OF ACCRUED INTEREST

     Interest on the New Notes to be issued on consummation of the Exchange Offer will accrue from their date of issuance, which date will be within 30 days after the Expiration Date, as determined by the Company. The Company will pay to holders of Existing Notes tendering such notes pursuant to the Exchange Offer, promptly following the acceptance thereof, accrued and unpaid interest through the date prior to the day the New Notes are issued. The Company will pay to holders of Existing Notes tendering such notes pursuant to the Purchase Offer, promptly following the acceptance thereof, accrued and unpaid interest to the date on which such Existing Notes are purchased.

PROCEDURES FOR TENDERING

     Only a Holder may tender its Existing Notes in the Offer. To tender in the Offer, a Holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, have the signatures thereof guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Existing Notes and any other required documents, to the Exchange Agent, prior to 5:00 p.m., New York City time, on the Expiration Date. The tender by a Holder will constitute an agreement among such Holder, the Company and the Exchange Agent in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE LETTER OF TRANSMITTAL WILL INCLUDE REPRESENTATIONS TO THE COMPANY THAT, AMONG OTHER THINGS, (I) ANY NEW NOTES RECEIVED PURSUANT TO THE EXCHANGE OFFER ARE BEING ACQUIRED IN THE ORDINARY COURSE OF BUSINESS OF THE PERSON RECEIVING SUCH NEW NOTES (WHETHER OR NOT SUCH PERSON IS THE HOLDER), (II) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON HAS AN ARRANGEMENT OR UNDERSTANDING WITH ANY PERSON TO PARTICIPATE IN THE

DISTRIBUTION OF SUCH NEW NOTES, (III) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS AN "AFFILIATE," AS DEFINED IN RULE 405 UNDER THE SECURITIES ACT, OF THE COMPANY, AND (IV) THE HOLDER IS NOT ENGAGED IN, AND DOES NOT INTEND TO ENGAGE IN, A DISTRIBUTION OF THE NEW NOTES.

     The method of delivery of Existing Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holders. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent prior to the Expiration Date. No Letter of Transmittal or Existing Notes should be sent to the Company.

     Any beneficial owner whose Existing Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Existing Notes, either make appropriate arrangements to register ownership of the Existing Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution") unless the Existing Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" of the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered Holder listed therein, such Existing Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Existing Notes on behalf of the registered Holder, in either case signed as the name of the registered Holder or Holders appears on the Existing Notes.

     If the Letter of Transmittal or any Existing Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with this Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Existing Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Existing Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Existing Notes, neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Existing Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Existing Notes received by the Exchange Agent that the Company determines are not properly tendered or the tender of which is otherwise rejected by the Company and as to which the defects or irregularities have not been cured or waived by the Company will be returned by the Exchange Agent to the tendering Holder unless otherwise provided in the Letter of Transmittal, as soon as practicable.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Existing Notes in the Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Existing Notes to be withdrawn (the "Depositor"), (ii) identify the Existing Notes to be withdrawn (including the certificate number or numbers and principal amount of such Existing Notes),
(iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the trustee with respect to the Existing Notes to register the transfer of such Existing Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Existing Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Offer. Any Existing Notes that have been tendered but are not accepted for exchange or purchase will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Offer. Properly withdrawn Existing Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date. Tenders of Existing Notes may not be withdrawn after the Expiration Date.

TERMINATION

     Notwithstanding any other term of the Offer, the Company will not be required to accept for exchange or purchase the Existing Notes, and may terminate or amend the Offer as provided herein at any time prior to the purchase or exhange of the Existing Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Offer, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Offer, or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner, which, in the Company's sole judgment, might materially impair the Company's ability to proceed with the Offer, or (iii) any governmental approval or approval by Holders has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Offer as contemplated hereby.

     If the Company determines that it may terminate the Offer for any of the reasons set forth above, the Company may (i) return the Existing Notes that have been tendered to the Holders thereof, (ii) extend the Offer and retain all Existing Notes tendered prior to the Expiration Date of the Offer, subject to the rights of such Holders of tendered Existing Notes to withdraw their tendered Existing Notes, or (iii) waive such termination event with respect to the Offer and accept all properly tendered Existing Notes that have not been withdrawn. If such waiver constitutes a material change in the Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered Holder, and the Company will extend the Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Offer would otherwise expire during such period.

EXCHANGE AGENT

                         has been appointed as Exchange Agent for the Offer. In
such capacity, the Exchange Agent has no fiduciary duties and will be acting solely on the basis of directions of the Company. Requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

     By Mail:

     By Hand or Overnight Courier:

     Facsimile Transmission:

     Confirm by Telephone:

SOLICITATION OF TENDERS; FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Offer will be borne by the Company. The solicitation pursuant to the Offer is being made by mail, and officers and regular employees of the Company and its affiliates in person, by telegraph, telephone or telecopier.

     The Company has not retained any dealer manager in connection with the Offer and will not make any payments to brokers, dealers or other persons for soliciting acceptances of the Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket costs and expenses in connection therewith and will indemnify the Exchange Agent for all losses and claims incurred by it as a result of the Offer. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Existing Notes and in handling or forwarding tenders for exchange or purchase.

     The expenses to be incurred in connection with the Offer, in addition to the fees and expenses of the Exchange Agent and Trustee, will include accounting, financial advisory and legal fees and printing costs of the Company, and will be paid by the Company. The Company has agreed to indemnify its financial advisor for any losses and claims incurred by it as a result of the Offer. The Company will pay all transfers taxes, if any, applicable to the exchange or purchase of Existing Notes pursuant to the Offer.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     This section sets forth certain federal income tax matters that a Holder of an Existing Note may wish to consider in deciding whether to participate in the Offer. No opinion is expressed, however, as to the tax treatment of any Holder that participates in the Offer.

     This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. This summary discusses only Existing Notes and New Notes held as capital assets within the meaning of section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a Holder in light of his particular circumstances or to Holders subject to special rules, such as foreign taxpayers, certain financial institutions, insurance companies and dealers in securities. Persons considering participation in the Offer should consult their tax advisors with regard to the application of the

United States income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences of Purchase Offer

     The receipt of cash by a Holder of Existing Notes pursuant to the Purchase Offer will be a taxable transaction to such Holder for federal income tax purposes. A Holder will recognize taxable gain or loss on the purchase of an Existing Note pursuant to the Purchase Offer (the "Purchase") equal to the difference between the (i) cash received and (ii) such Holder's adjusted tax basis in the Existing Note. To the extent that accrued interest (including any accrued OID) on an Existing Note has not been taxed previously, such accrued interest will be taxed to a Holder as ordinary interest income upon the Purchase. A Holder's adjusted tax basis for an Existing Note will generally equal the cost of the Existing Note to the Holder, increased by the amount of any OID and accrued market discount included in income by the Holder with respect to such note and decreased by the amount of any amortized premium and any principal payments with respect to such note.

     In general, any gain or loss realized on the Purchase of an Existing Note pursuant to the Purchase Offer will be capital gain (subject to the market discount rules discussed below) or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Existing Note has been held for more than one year.

     If a Holder purchased an Existing Note for an amount that is less than its stated redemption price at maturity or, in the case of an Existing Note that bears OID, its "revised issue price", the amount of the difference is treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. The revised issue price of an Existing Note bearing OID is defined as the sum of the issue price of the Existing Note and the aggregate amount of OID includable in gross income for all prior periods without regard to acquisition premium. Generally, Existing Notes acquired by the selling Holder at their original issue would not have market discount. Under the market discount rules of the Code, a Holder will be required to treat any gain on the Purchase of an Existing Note as ordinary income to the extent of any accrued market discount which has not previously been included in the Holder's income pursuant to an election by the Holder to include market discount as it accrues.

Tax Consequences of Exchange Offer

     Treatment as a Recapitalization. The tax treatment of a Holder's exchange of Existing Notes for New Notes pursuant to the Exchange Offer may vary depending on whether that exchange is treated as part of a recapitalization, which is generally nontaxable except to the extent of the lesser of any gain realized or "boot" (i.e., non-qualifying consideration) received. Under the Code, the exchange of Existing Notes for New Notes pursuant to the Exchange Offer (the "Exchange") will be treated as a recapitalization only if both the Existing Notes and the New Notes constitute "securities" within the meaning of the provisions of the Code governing reorganizations. This, in turn, depends upon the facts and circumstances surrounding the origin and nature of these debt instruments, and upon the interpretation of numerous judicial decisions. Generally, a debt claim evidenced by a written instrument with an original maturity of 10 years or more constitutes a "security," while a claim with an original maturity of five years or less or arising out of the extension of trade credit does not.

     In the event that the Exchange were treated as a recapitalization under the reorganization provisions, a Holder of an Existing Note should not recognize any gain on receipt of the New Note as long as the issue price of the New Note does not exceed the adjusted issue price of the Existing Note. In the case of any Existing Note that has OID, the issue price of the New Note could exceed the adjusted issue price of the Existing Note. In such a case, the Internal Revenue Service (the "Service") could claim that the Holder's receipt of the New Note represents "boot" to the extent that the issue price of the New Note exceeds the adjusted issue price of the Existing Note, thereby requiring the Holder to recognize that boot as taxable gain to the extent that the fair market value of the Old Note exceeds its adjusted tax basis. See "-- Character of Gain or Loss" and "-- Issue Price, Adjusted Issue Price, and Adjusted Tax Basis" below.

     Also, in addition to taxable boot, any accrued interest on an Existing Note that has not been taxed previously will be taxed to the Holder as ordinary interest income on the exchange.

     Treatment as a Taxable Exchange. In the event that the Exchange was not treated as a recapitalization, the receipt of New Notes by a Holder of Existing Notes will be a fully taxable transaction to such Holder for federal income tax purposes. In general, a Holder would be likely to recognize taxable gain or loss on the exchange equal to the difference between the (i) the sum of the issue price of the New Note and the Commitment Fee, as long as the Commitment Fee is treated as part of the consideration received by a Holder in exchange for the Existing Note and (ii) such Holder's adjusted tax basis in the Existing Note. To the extent that accrued interest on the Existing Note has not been taxed previously, the fair market value of the New Note for purposes of determining a Holder's gain or loss on the exchange will not include any amount attributable to such accrued interest and such amount will be taxed to a Holder as ordinary interest income. See "-- Character of Gain or Loss" and "-- Issue Price, Adjusted Issue Price, and Adjusted Tax Basis" below.

     Character of Gain or Loss. In general, any gain or loss realized on the Exchange will be capital gain (subject to the market discount rules discussed below) or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Existing Note has been held for more than one year.

     If a Holder purchased an Existing Note for an amount that is less than its stated redemption price at maturity or, in the case of an Existing Note that bears OID, its "revised issue price", the amount of the difference is treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. The revised issue price of an Existing Note bearing OID is defined as the sum of the issue price of the Existing Note and the aggregate amount of OID includable in gross income for all prior periods without regard to acquisition premium. Generally, Existing Notes acquired by the selling Holder at their original issue would not have market discount. Under the market discount rules of the Code, a Holder will be required to treat any gain on the exchange of an Existing Note for a New Note as ordinary income to the extent of any accrued market discount which has not previously been included in the Holder's income pursuant to an election by the Holder to include market discount as it accrues.

     Issue Price, Adjusted Issue Price, and Adjusted Tax Basis. In general, the "issue price" of the New Notes will equal (i) the fair market value of the Existing Notes or the New Notes if either is traded on an established market at the time the New Notes are issued, or (ii) the stated principal amount of the New Notes if neither the Existing Notes nor the New Notes are traded on an established market. The "adjusted issue price" of a debt instrument generally equals the amount of its issue price, increased by the portion of any OID previously includable in the gross income of any Holder of that debt instrument. A Holder's adjusted tax basis for an Existing Note will generally equal the cost of the Existing Note to the Holder, increased by the amount of any OID and accrued market discount included in income by the Holder with respect to such Note and decreased by the amount of any amortized premium and any principal payments with respect to such Note.

     The Commitment Fee. Holders should consult their tax advisors with respect to treatment of the Commitment Fee for federal income tax purposes.

ACCOUNTING TREATMENT OF THE OFFER

     Upon the completion of the Purchase Offer and the Exchange Offer, the unamortized costs associated with the Existing Notes will be written off as an expense. The issuance of New Notes, net of costs, will be recorded in exchange for Existing Notes. The costs associated with the New Notes will be deferred and amortized over the term of the New Notes.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1995 and as adjusted to reflect the consummation of the Offer. The table should be read in conjunction with the Company's financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                  ACTUAL        AS ADJUSTED
                                                                ----------     --------------
                                                                       (IN THOUSANDS)
    Total debt................................................  $  518,429       $  469,655(1)
    Stockholders' equity:
      Class A Common Stock....................................          12               12
      Class B Common Stock....................................         440              440
      Additional paid in capital..............................     587,384          587,384
      Retained earnings.......................................      13,056           11,773(2)
                                                                ----------         --------
         Total stockholders' equity...........................     600,892          599,609
                                                                ----------         --------
    Total capitalization......................................  $1,119,321       $1,069,264
                                                                ==========         ========

- ---------------
(1) Reflects the following:

    (a) Write off of unamortized costs associated with the Existing Notes of $2,076,000.

    (b) Principal payments on Existing Notes of $48,000,000.

    (c) Issuance of $75,000,000 of New Notes net of the Commitment Fee and estimated issuance costs totalling $2,850,000 in exchange for $75,000,000 of Existing Notes.

(2) Reflects the extraordinary loss associated with the write off of unamortized costs relating to Existing Notes.

                            SELECTED FINANCIAL DATA
     The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of, (i) the period August 26, 1994 to December 31, 1994, the period January 1, 1994 to August 25, 1994, and each of the years in the four-year period ended December 31, 1993, are derived from the financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants and (ii) the periods ended March 31, 1995 and 1994 which are derived from the unaudited condensed financial statements of the Company. The selected data should be read in conjunction with the financial statements as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, and the report thereon, included elsewhere in this Prospectus.

                                                    |                              PREDECESSOR COMPANY
                             REORGANIZED COMPANY(A) |   --------------------------------------------------------------------------
                            ------------------------|                 PERIOD
                              THREE                 |     THREE        FROM
                              MONTHS    PERIOD FROM |     MONTHS    JANUARY 1
                              ENDED     AUGUST 26 TO|     ENDED         TO                   YEARS ENDED DECEMBER 31,
                            MARCH 31,   DECEMBER 31,|   MARCH 31,   AUGUST 25,   -------------------------------------------------
                               1995         1994    |      1994        1994         1993         1992         1991         1990
                            ----------  ------------|   ----------  ----------   ----------   ----------   ----------   ----------
                                                    |   (IN THOUSANDS EXCEPT PER SHARE AND RATIO AMOUNTS)
                                                    |
STATEMENTS OF OPERATIONS DATA:                      |
Operating revenues......... $  345,790   $  469,766 |   $  345,264  $ 939,028    $1,325,364   $1,294,140   $1,413,925   $1,315,804
Operating expenses.........    320,895      430,895 |      307,514    831,522     1,204,310    1,368,952    1,518,582    1,347,435
Operating income (loss)....     24,895       38,871 |       37,750    107,506       121,054      (74,812)    (104,657)     (31,631)
Income (loss) before income                         |
  taxes and extraordinary                           |
  items....................     10,968       19,736 |       15,807   (201,209 )      37,924     (131,761)    (222,016)     (76,695)
Income taxes...............      5,758       11,890 |          632      2,059           759           --           --           --
Income (loss) before                                |
  extraordinary items......         --        7,846 |           --   (203,268 )      37,165     (131,761)    (222,016)     (76,695)
Extraordinary items(b).....         --           -- |           --    257,660            --           --           --        2,024
Net income (loss)..........      5,210        7,846 |       15,175     54,392        37,165     (131,761)    (222,016)     (74,671)
Earnings (loss) per                                 |
  share:(c)                                         |
  Primary:                                          |
    Before extraordinary                            |
      items................        .12          .17 |          .56      (7.03 )        1.50        (5.58)      (10.39)       (4.26)
    Extraordinary                                   |
      items(b).............         --           -- |           --       9.02            --           --           --         0.11
                            ----------  ------------|   ----------  ----------   ----------   ----------   ----------   ----------
    Net income (loss)......        .12          .17 |          .56       1.99          1.50        (5.58)      (10.39)       (4.15)
  Fully diluted:                                    |
    Before extraordinary                            |
    items..................        .12          .17 |          .40      (4.96 )        1.04        (5.58)      (10.39)       (4.26)
    Extraordinary                                   |
      items(b).............         --           -- |           --       6.37            --           --           --         0.11
                            ----------  ------------|   ----------  ----------   ----------   ----------   ----------   ----------
    Net income (loss)......        .12          .17 |          .40       1.41          1.04        (5.58)      (10.39)       (4.15)
Shares used for computation                         |
  Primary..................     45,166       45,127 |       29,153     28,550        27,525       23,914       21,534       18,396
  Fully diluted............     45,166       45,127 |       41,055     40,452        41,509       23,914       21,534       18,396
Ratio of earnings to fixed                          |
  charges(d)...............       1.28         1.38 |         1.48         --          1.28           --           --           --
BALANCE SHEET DATA:                                 |
Working capital                                     |
  deficiency...............    (67,827)     (47,927)|     (102,345)                (124,375)    (201,567)     (51,158)     (94,671)
Total assets...............  1,624,032    1,545,092 |    1,083,161                1,016,743    1,036,441    1,111,144    1,165,256
Long-term debt, less                                |
  current                                           |
  maturities(e)............    453,452      465,598 |      613,967                  620,992      647,015      726,514      620,701
Total stockholders' equity                          |
  (deficiency).............    600,892      595,446 |     (238,835)                (254,262)    (294,613)    (166,510)      21,141

- ---------------
(a) The Company filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code on June 27, 1991 and operated as a debtor-in-possession until the Effective Date. The financial statements of the Reorganized Company are presented on a different basis of accounting than those of the Predecessor Company and, therefore, are not comparable in all respects. The financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start reporting.
(b) Includes extraordinary items of $257.7 million in 1994 resulting from the discharge of indebtedness pursuant to the consummation of the Plan of Reorganization and, $2.0 million in 1990, resulting from the purchase and retirement of convertible subordinated debentures.
(c) Historical per share data for the Predecessor Company is not meaningful since the Company has been recapitalized and has adopted fresh start reporting as of August 25, 1994.
(d) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income (loss) before taxes plus fixed charges less capitalized interest. "Fixed charges" consist of interest expense including amortization of debt issuance costs, capitalized interest and a portion of rent expense which is deemed to be representative of an interest factor. For the years ended December 31, 1992, 1991 and 1990, earnings were insufficient to cover fixed charges by $131.8 million, $228.7 million and $83.1 million, respectively. For the period ended August 25, 1994, earnings were insufficient to cover fixed charges by $201.2 million.

(e) Includes certain balances reported as "Estimated Liabilities Subject to Chapter 11 Proceedings" for the Predecessor Company.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     America West Airlines, Inc. (the "Predecessor Company") filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code on June 27, 1991. On August 10, 1994, the Plan filed by the Predecessor Company was confirmed by the Bankruptcy Court and became effective August 25, 1994. On August 26, 1994, America West Airlines, Inc. (the "Reorganized Company" or the "Company") emerged from bankruptcy and adopted fresh start reporting. For further information regarding the Plan, see Note 1 of Notes to Financial Statements.

IMPACT OF FRESH START REPORTING ON RESULTS OF OPERATIONS

     In connection with its emergence from bankruptcy, the Company adopted fresh start reporting in accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code ("Statement 90-7") of the American Institute of Certified Public Accountants. Under fresh start reporting, the reorganization value of the Company has been allocated to its assets and liabilities on a basis substantially consistent with purchase accounting. The portion of reorganization value not attributable to specific tangible assets has been recorded as "Reorganization Value in Excess of Amounts Allocable to Identifiable Assets." Certain fresh start reporting adjustments, primarily related to the adjustment of the Company's assets and liabilities to fair market values, will have a significant effect on the Company's future statements of operations. The more significant adjustments relate to reduced depreciation expense on property and equipment, increased amortization expense relating to reorganization value in excess of amounts allocable to identifiable assets, increased interest expense and reduced aircraft rent expense.

INDUSTRY CONDITIONS AND COMPETITION

     The competitive landscape is changing for America West in 1995 as its major competitors have announced operational changes which are consistent with steps that the Company has taken over the past two years. Recent announcements by virtually all of the major carriers have focused on two central themes:

     - Route rationalization and capacity restraint; and

     - Significant efforts to reduce operating costs.

     Both of these matters reflect an increasing emphasis within the industry to return to profitability.

     With respect to capacity issues, the airlines are focusing on their areas of relative strength, which tend to be their hub operations, and have eliminated service to many under-performing markets. To this end, Continental has announced that it will cease its "Calite" operations by July 1995, Delta is reallocating capacity to certain longer haul routes emanating from certain of its hubs and USAir has announced a significant reduction in capacity throughout its system. These steps are consistent with the route rationalization which the Company undertook during its bankruptcy when it reduced or eliminated service to a number of cities and reduced the fleet size to 85 from 123 aircraft. The Company continually evaluates the performance of the markets which it serves and has undertaken a study of the strategic deployment of its aircraft to optimize operating performance.

     The introduction and expansion of electronic ticketing services combined with the move to cap domestic commissions at certain levels are two examples of initiatives taken by competitors to endeavor to reduce operating costs. Initiatives have been announced by competitors with respect to labor cost concessions being sought from unionized employees, aircraft lease rates, future equipment delivery commitments, fuel costs and other matters.

     To the extent that other carriers are successful in reducing their operating costs, the advantage which the Company enjoys as a result of its low cost structure is diminished. For this reason, maintaining a low cost structure is one of the strategic imperatives which the Company has set for itself as it moves forward in the 1990s.

     The Company continues to evaluate all elements of its operating costs to sustain the momentum which commenced in bankruptcy to reduce costs where practicable. On April 27, 1995, the Company announced that a five-year agreement had been approved by the Board of Directors and ratified by a majority of the Company's pilots represented by the Air Line Pilots Association. See
"Business -- Employees."

     In the fourth quarter of 1994, certain competitive pricing initiatives were commenced by other carriers which exerted pressure on both the Company's yield and load factor. Such initiatives carried over to the first quarter of 1995. To address these conditions, the Company announced certain fare initiatives of its own and selectively matched fare increases initiated by other carriers, where appropriate.

RESULTS OF OPERATIONS

  Three Months Ended March 31, 1995 and 1994

     The Company's results of operations for the quarter ended March 31, 1995 have not been prepared on a basis of accounting consistent with its results of operations for the quarter ended March 31, 1994 due to the implementation of fresh start reporting upon the Company's emergence from bankruptcy.

     The Company realized net income of $5.2 million for the first quarter of 1995 compared to $15.2 million for the first quarter of 1994. Operating income for the quarters ended March 31, 1995 and 1994 was $24.9 million and $37.8 million, respectively. The 1994 net income included reorganization expense of $8.4 million.

     Total operating revenues were $345.8 million for the first quarter of 1995 compared to $345.3 million for the 1994 first quarter. Passenger revenue decreased slightly for the 1995 first quarter to $323.5 million compared to $324.4 million for the 1994 period. Cargo and other revenues increased to $22.3 million in 1995 compared to $20.8 million for the 1994 first quarter. Summarized below are certain capacity and traffic statistics for the three months ended March 31, 1995 and 1994.

                                                                         FIRST QUARTER
                                                                  ---------------------------
                                                                                      PERCENT
                                                                  1995      1994      CHANGE
                                                                  -----     -----     -------
    Number of aircraft (end of period)..........................     88        85        3.5
    Available seat miles (millions).............................  4,635     4,302        7.7
    Revenue passenger miles (millions)..........................  2,960     2,917        1.5
    Load factor (percent).......................................   63.9      67.8       (5.8)
    Passenger enplanements (thousands)..........................  3,820     3,742        2.1
    Average passenger journey miles.............................    957       979       (2.3)
    Average stage length........................................    687       659        4.2
    Yield per revenue passenger mile (cents)....................  10.93     11.12       (1.7)
    Revenue per available seat mile:
      Passenger (cents).........................................   6.98      7.54       (7.4)
      Total (cents).............................................   7.46      8.03       (7.1)
    Average daily aircraft utilization (hours)..................  11.20     10.94        2.4

     Capacity offered, as measured by available seat miles, increased 7.7% for the first quarter of 1995 compared to the first quarter of 1994. This increase was the result of the addition of three aircraft to the fleet, a 2.4% increase in the average daily utilization of the fleet and a 4.2% increase in the average stage length flown. Although traffic, as measured by revenue passenger miles, increased 1.5% for the three months ended March 31, 1995 compared to the 1994 first quarter, this increase was less than the additional capacity offered and, as a result, load factor decreased to 63.9% for the 1995 quarter compared to 67.8% for the 1994 quarter. The additional capacity offered in 1995 was deployed to commence service to Mazatlan and Los Cabos, Mexico in December 1994 and to increase frequency over certain existing routes.

     Passenger revenues for the first quarter of 1995 decreased because the 1.7% decline in average passenger yield was greater than the 1.5% increase in revenue passenger miles flown. As a result of the decrease in passenger revenues and the 7.7% increase in available seat miles, passenger revenue per available seat mile decreased 7.4% for the 1995 first quarter compared to the first quarter of 1994. Looking ahead to the second quarter of 1995, certain competitors have announced changes to their route schedules which have sharply limited or entirely eliminated service which had competed with that provided by the Company. Most significantly affected were certain Midwestern cities connecting to Phoenix and Las Vegas and the Los Angeles area airports connecting to Phoenix.

     Operating expense per available seat mile decreased 3.2% to 6.92 cents for the first quarter of 1995 compared to the same period of the prior year. The table below sets forth the major categories of operating expense per available seat mile for the first quarter of 1995 and 1994.

                                                                         FIRST QUARTER
                                                                -------------------------------
                                                                                        PERCENT
                                                                1995        1994        CHANGE
                                                                ----     ----------     -------
                                                                          (IN CENTS)
    Salaries and related costs................................  1.92        1.85           3.8
    Rentals and landing fees..................................  1.47        1.54          (4.5)
    Aircraft fuel.............................................   .86         .88          (2.3)
    Agency commissions........................................   .62         .68          (8.8)
    Aircraft maintenance material & repairs...................   .28         .18          55.6
    Depreciation and amortization.............................   .43         .49         (12.2)
    Other.....................................................  1.34        1.53         (12.4)
                                                                ----       -----        -------
                                                                6.92        7.15          (3.2)
                                                                ====     =======         =====

     The changes in the components of operating expense per available seat mile are explained as follows:

     - The increase in salaries and related costs is the result of salary increases ranging from two to eight percent of base pay which were awarded effective April 1, 1994 under the Moving Forward Program. In addition, the Company implemented the Total Pay Program effective January 1, 1995 which provides employees with a pay and benefits package which is competitive with other low cost airlines and local employers. The Total Pay Program is anticipated to increase non-executive pay by approximately $25 million annually. In addition, an accrual of $1.4 million was made during the 1995 first quarter to begin to provide for performance awards under the AWArd Pay element of the Total Pay Program. Partially offsetting these increases were reductions in force arising from a strategic restructuring program. In January 1995, the Company closed its reservations center in Colorado Springs, Colorado which reduced the employee census by approximately 100 positions and in March 1995, further reductions in force of approximately 700 positions were realized. When fully implemented, the strategic restructuring programs are anticipated to result in the elimination of approximately 1,300 positions with associated annual cost savings of approximately $40 million.

     - The decrease in rentals and landing fees is the result of a 3% increase in the nominal expense level, which is largely due to the rental expense associated with three aircraft added to the fleet, which was more than offset by the 7.7% increase in available seat miles flown.

     - Aircraft fuel decreased due to the decline in the average cost per gallon to 53.96 cents for the first quarter of 1995 compared to 54.71 cents for the 1994 first quarter.

     - Agency commissions decreased as a result of the decrease in passenger revenues, as discussed above.

     - Aircraft maintenance materials and repairs increased largely as the result of a change in the classification of the amortization expense associated with capitalized heavy engine and airframe overhauls. In 1994, for the Predecessor Company, such amortization totaling $8.4 million is included in depreciation and amortization. In 1995, as part of fresh start reporting, such amortization totaling $900,000 is included in aircraft maintenance materials and repairs. In addition, aircraft maintenance materials and repairs expense increased as a result of the increase in block hours flown and a flight hour agreement involving certain auxiliary power units.

     - Depreciation and amortization expense decreased due to the implementation of fresh start reporting upon bankruptcy emergence and as a result of the change in classification discussed above with respect to aircraft maintenance materials and repairs. Amortization of the excess reorganization value amounted to $8.2 million for the quarter ended March 31, 1995.

     - Other operating expenses decreased due to reductions in advertising expense, telecommunications charges, booking fees and interrupted trip expense.

     Nonoperating expenses (net of nonoperating income) amounted to $13.9 million for the three months ended March 31, 1995 compared to $21.9 million for the first quarter of 1994. Net interest expense for the first quarter of 1995 was $15.9 million compared to $13.2 million for the 1994 period. In conformity with Statement 90-7, the Company ceased accruing and paying interest on unsecured prepetition long-term debt. Interest expense for the first quarter of 1994 would have been $16.4 million, if the Company had accrued interest expense on such debt. The 1994 first quarter includes reorganization expense of $8.4 million.

  Period August 26, 1994 to December 31, 1994, January 1, 1994 to August 25, 1994 and the years ended December 31, 1993 and 1992

     The following discussion provides an analysis of the Company's results of operations and reasons for material changes therein for the periods August 26, 1994 to December 31, 1994, January 1, 1994 to August 25, 1994 and the two-years ended December 31, 1993. The Company's results of operations for the periods subsequent to August 25, 1994 have not been prepared on a basis of accounting consistent with its results of operations for periods prior to August 26, 1994 due to the implementation of fresh start reporting upon the Company's emergence from bankruptcy.

     The Company realized net income of $62.2 million on a combined basis for 1994 compared to net income of $37.2 million for 1993 and a net loss of $131.8 million for 1992. The 1994 results include an extraordinary gain of $257.7 million from the discharge of certain prepetition indebtedness and $273.7 million of reorganization expenses. The results for 1993 include reorganization expenses of $25 million and losses aggregating $4.6 million primarily resulting from the disposition of surplus spare aircraft parts and equipment. During 1992, the Company recorded restructuring charges of $31.3 million, reorganization expenses of $16.2 million and a gain of $15 million from the sale of its Honolulu to Nagoya, Japan route.

     Total operating revenues were $1.409 billion on a combined basis for 1994, an increase of 6.3 percent compared to the prior year and 8.9 percent greater than 1992. Passenger revenues for 1994, 1993 and 1992 were $1.320 billion on a combined basis, $1.247 billion and $1.215 billion, respectively. Summarized below are certain capacity and traffic statistics for the years ended December 31, 1994, 1993 and 1992.

                                                                                         1994
                                                                                        PERCENT
                                                                                       CHANGE TO
                                                                                     -------------
                                                     1994       1993       1992      1993     1992
                                                    ------     ------     ------     ----     ----
Aircraft (end of period)..........................      87         85         87      2.4       --
Available seat miles (in millions)................  18,060     17,190     19,271      5.1     (6.3)
Revenue passenger miles (in millions).............  12,233     11,221     11,781      9.0      3.8
Load factor (percent).............................    67.7       65.3       61.1      3.7     10.8
Passenger enplanements (in thousands).............  15,669     14,740     15,173      6.3      3.3
Average passenger journey miles...................     979        970        990       .9     (1.1)
Average stage length..............................     676        645        631      4.8      7.1
Yield per revenue passenger mile (cents)..........   10.79      11.11      10.31     (2.9)     4.7
Revenue per available seat mile:
  Passenger (cents)...............................    7.31       7.25       6.30       .8     16.0
  Total (cents)...................................    7.80       7.71       6.72      1.2     16.1
Average daily aircraft utilization (hours)........   11.19      10.69      10.47      4.7      6.9

     Passenger revenue per available seat mile increased slightly in 1994 compared to 1993 as the increase in load factor period over period was largely offset by a decline in average passenger yields. The increase in passenger revenue per available seat mile in 1994 compared to 1992, was due to improvements in both load factor and yield. The passenger revenue increases realized in 1994 reflect a continuation of trends which commenced in 1993 relative to:

     - An improved economic climate;

     - Elimination of "fare simplification" and a non-recurrence of industry-wide 50 percent-off sales which occurred in the second and third quarters of 1992; and

     - A stable fleet size for virtually all of 1994. The Company added two aircraft in mid-December 1994 which increased the fleet size to 87 aircraft.

     With the exception of the two aircraft deliveries late in 1994, the Company operated an 85 aircraft fleet and realized increases in capacity over 1993 as measured by available seat miles by increasing the average stage length flown by
4.8 percent and by increasing the average daily utilization of the aircraft by
4.7 percent.

     In the fourth quarter of 1994, certain competitive pricing initiatives were commenced by other carriers which exerted pressure on both the Company's yield and the load factor. The result of these initiatives, which have carried over to the first quarter of 1995, has been softer traffic than was experienced in the prior year and generally lower yield levels. To address these conditions, the Company has announced certain fare initiatives of its own, and has selectively matched fare increases initiated by other carriers, where appropriate.

     Revenues from sources other than passenger fares increased to $88.9 million on a combined basis for 1994 compared to $78.8 million and $79.3 million for 1993 and 1992, respectively. Cargo revenues comprised 49.8 percent, or $44.3 million of other revenues on a combined basis for 1994. For the years 1994, 1993 and 1992, the Company carried 129.6 million, 110.7 million and 116.4 million pounds of freight and mail, respectively. The balance of other revenues includes revenues generated from: pilot training; contract services provided to other airlines for maintenance and ground handling; reduced rate fares; alcoholic beverage sales and headset rentals and service charges assessed for refunds, reissues and prepaid ticket advices.

     In spite of significant reductions in capacity which have occurred since 1991, operating expense per available seat mile declined to 6.99 cents for 1994 from 7.01 cents for 1993 and 7.10 cents for 1992. The table below sets forth the major categories of operating expense per available seat mile for 1994, 1993 and 1992.

                                                                                   1994 PERCENT
                                                             (IN CENTS)             CHANGE TO
                                                       -----------------------    --------------
                                                       1994     1993     1992     1993     1992
                                                       -----    -----    -----    ----     -----
Salaries and related costs...........................   1.83     1.78     1.68     2.8       8.9
Rentals and landing fees.............................   1.47     1.60     1.76    (8.1)    (16.5)
Aircraft fuel........................................    .88      .97      .97    (9.3)     (9.3)
Agency commissions...................................    .64      .62      .55     3.2      16.4
Aircraft maintenance materials and repairs...........    .25      .18      .20    38.9      25.0
Depreciation and amortization........................    .47      .48      .45    (2.1)      4.4
Restructuring charges................................     --       --      .16      --        --
Other................................................   1.45     1.38     1.33     5.1       9.0
                                                       -----    -----    -----    ----     -----
                                                        6.99     7.01     7.10     (.3)     (1.5)
                                                        ====     ====     ====    ====     =====

     The changes in the components of operating expense per available seat mile are explained as follows:

     - The increase in 1994 salaries and related costs compared to 1993 is a result of an increase in capacity as well as the implementation of the Moving Forward Pay Program in the second quarter of 1994. Effective April 1, 1994, employee base wages were increased between two percent to eight percent, depending on the employee's length of service with the Company. Each employee whose anniversary date occurred between April and December also received an additional increase of four percent on such anniversary date, with certain exceptions. Also effective April 1, 1994, the Company increased its matching contribution to 50 percent of the first six percent contributed by employees under the Company's 401(k) plan. The effect of these changes was to increase Salaries and Related Costs in 1994 by approximately $18 million. The Moving Forward Pay Program replaced the Transition Pay Program which commenced in the second quarter of 1993 and terminated at the end of the first quarter of 1994. Under the Transition Pay Program, performance award distributions totaling $6.5 million, including applicable payroll taxes, were made in 1993 upon the Company meeting or exceeding certain operating income targets. In addition, commencing in the third quarter of 1993, employee award distributions based on the greater of .5 percent of an employee's annual base wage or $125 were made on a quarterly basis. Such payments totaled $2.6 million, including applicable payroll taxes. In the first quarter of 1994, approximately $3.3 million in distributions were made prior to the termination of the Transition Pay Program.

     - Rentals and landing fees decreased in 1994 compared to 1993 and 1992 for the following reasons:

          -- The Company generated more ASMs in 1994 with essentially the same sized aircraft fleet as in 1993 which, in turn, caused the rate per ASM to decrease;

          -- Rent reductions were obtained at New York's JFK and Phoenix's Sky
             Harbor International Airports;

          -- Rent expense for aircraft leases were reduced to reflect fair market rates in August 1994 under fresh start reporting; and

          -- Certain administrative office space was vacated as part of the Company's facilities consolidation program.

     - Aircraft fuel expense decreased year over year due to the decline in the average price per gallon to 54.89 cents from 61.05 cents for 1993 and
       62.70 cents for 1992.

     - Agency commission expense increased in 1994 in comparison to 1993 and 1992 as a result of the increase in passenger revenue per available seat mile. In addition, the 1994 commission expense increased because a higher percentage of passenger revenues was generated by America West Vacations which pays a higher average commission rate on its sales.

     - Aircraft maintenance materials and repair expense increased in 1994 as the result of an increase in average daily utilization of the fleet to
       11.19 hours per day in 1994 from 10.69 hours and 10.47 hours for 1993 and 1992, respectively. This higher level of utilization resulted in increases in line maintenance materials usage, engine repairs and component repairs.

     - Depreciation and amortization expense decreased slightly in 1994 compared to 1993 as the result of a decrease in depreciation expense arising from the re-valuation of property and equipment under fresh start reporting which was partially offset by an increase in amortization expense arising from the amortization of the reorganization value in excess of amounts allocable to identifiable assets under fresh start reporting. Depreciation and amortization expense was higher in 1993 than in 1992 largely as the result of increased heavy engine overhauls.

     - Restructuring charges incurred in 1992 consisted of the following:

                                                                           (IN MILLIONS)
        Write-off for certain assets related to station closures or route
          restructuring..................................................      $ 9.5
        Provision for spare parts for aircraft types no longer in
          service........................................................       12.7
        Provision for employee severance.................................        2.3
        Loss on return of aircraft.......................................        6.8
                                                                               -----
                                                                               $31.3
                                                                               =====

          The restructuring charges were necessitated by aircraft fleet reductions and other operational changes. The Company reduced its fleet to 87 aircraft at the end of 1992 as well as eliminated two of five aircraft types it operated. Additionally, the number of employees was reduced by approximately 1,500 employees and service was terminated to ten cities through the end of 1992.

     - The increase in other operating expense for 1994 compared to 1993 and 1992 is due to increased advertising costs and other expenses related to increased passenger traffic such as credit card discount fees, booking fees, catering expenses and supplies.

     Nonoperating expenses (net of nonoperating income) were $327.9 million on a combined basis for 1994, $83.1 million for 1993 and $56.9 million for 1992. Interest expense increased to $56.6 million in 1994 compared to $54.2 million in 1993 and $55.8 million in 1992. The increase in interest expense is primarily the result of the issuance of $123 million of the Existing Notes in connection with the Company's emergence from bankruptcy protection. In conformity with Statement 90-7, the Company ceased accruing and paying interest on certain prepetition long-term debt so long as the Company remained a debtor-in-possession. Had the Company continued to accrue interest on such debt, interest expense for 1994, 1993 and 1992 would have been $67.3 million, $73.0 million and $73.9 million, respectively. The Company incurred expenses of $273.7 million in 1994, $25 million in 1993 and $16.2 million in connection with its efforts to reorganize under Chapter 11. See Note 1 of Notes to Financial Statements for further discussion with respect to reorganization.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has a working capital deficiency which increased to $67.8 million at March 31, 1995 from $47.9 million at December 31, 1994. This increase reflects an increase in accounts payable arising from the higher level of heavy engine maintenance and an increase in the air traffic liability arising from higher levels of advance ticket bookings. The effect of these two liability increases more than offset the increase in cash and cash equivalents discussed above. Despite the working capital deficiency, the Company expects to meet all of its obligations as they become due. Cash and cash equivalents increased to $213.4 million at March 31, 1995 from $182.6 million at December 31, 1994. Cash generated from operating activities for the three months ended March 31, 1995 and 1994 amounted to $73.4 million and $79.6 million, respectively. During the first quarter of 1995, the Company incurred capital expenditures of $29.0 million compared to $13.7 million in 1994. The capital expenditures incurred for both the first quarters of 1995 and 1994 consisted largely of aircraft spare parts and heavy engine overhauls.

     On January 1, 1995, the Total Pay Program became effective. The program is designed to provide employees with a pay and benefits package which is competitive with other low-cost airlines and local employers. The Total Pay Program is anticipated to increase non-executive pay by approximately $25 million annually. In addition, an accrual of $1.4 million was made during the 1995 first quarter to begin to provide for performance awards under the Award Pay element of the Total Pay Program. Partially offsetting these increases were reductions in force arising from a strategic restructuring program. In January 1995, the Company closed its reservations center in Colorado Springs, Colorado which reduced the employee census by approximately 100 positions and in March 1995, further reductions in force of approximately 700 positions were realized. When fully implemented, the strategic restructuring programs are anticipated to result in the elimination of approximately 1,300 positions with associated annual cost savings of approximately $40 million.

     At March 31, 1995, the Company had net operating loss ("NOL") and general business tax credit carryforwards of approximately $557.4 million and $12.7 million, respectively. Under Section 382 of the Internal Revenue Code of 1986, as amended, if a loss corporation has an "ownership change" within a designated testing period, its ability to use its NOL and credit carryforwards is subject to certain limitations. The Company is a loss corporation within the meaning of
Section 382. The issuance of certain common stock by the Company pursuant to the Plan of Reorganization resulted in an ownership change within the meaning of
Section 382. This ownership change entails an annual limitation (the "Section 382 Limitation") upon the Company's ability to offset any post-change taxable income with pre-change NOL. Should the Company generate insufficient taxable income in any post-change taxable year to fully utilize the Section 382 Limitation of that year, any excess limitation will be carried forward to use in subsequent tax years, provided the pre-change NOL has not been exhausted nor has the carryforward period expired.

     The Company's reorganization and the associated implementation of fresh start reporting gave rise to significant items of expense for financial reporting purposes that are not deductible for income tax purposes. In large measure, it is these nondeductible expenses that result in an effective tax rate (for financial reporting purposes) significantly greater than the current U.S. corporate statutory rate of 35 percent. Nevertheless, the Company's actual income tax liability (i.e., income taxes payable) is considerably lower than income tax expense shown for financial reporting purposes. This difference in financial expense compared to actual income tax liability is in part attributable to tax attributes (including NOL carryforwards, subject to certain limitations) of the Predecessor Company that serve to reduce the Company's actual income tax liability. To the extent the tax attributes of the Predecessor Company reduce the Company's actual income tax liability below the amount of expense reflected in the financial statements, that difference is applied to reduce the carrying balance of the Company's Reorganization Value in Excess of Amounts Allocable to Identifiable Assets.

     At March 31, 1995, the Company had on order a total of 24 Airbus A320-200 aircraft, with an aggregate net cost estimated at $1.1 billion. Delivery dates of the aircraft will fall in the years 1998 through 2000 with an option to defer the 1998 deliveries. If new A320 aircraft are delivered as a result of a renegotiated put agreement (described below), the Company will have the right to cancel on a one-for-one basis, up to a maximum of eight non-consecutive aircraft deliveries hereunder, subject to certain conditions. Additionally, the Company has the option to cancel, without cause, up to an additional four aircraft with thirty months prior notice, and the Company has the right, with Continental's concurrence, to assign all or some of these delivery positions to Continental.

     In December 1994, the Company entered into a support contract with International Aero Engines ("IAE") which provides for the purchase by the Company of six new V2500-A5 spare engines scheduled for delivery beginning in 1998 through 2000 for use on the A320 fleet. Such engines have an estimated aggregate cost of $42.3 million for which the Company has provided a $1.5 million security deposit in the form of a letter of credit. Pursuant to a side letter to an earlier contract with IAE, the Company agreed to purchase from IAE prior to December 31, 1995, a new or used V2500-A1 engine. During the first quarter of 1995, such agreement was modified to include the following terms:

     - Acquisition of a new V2500-A5 engine instead of a V2500-A1 at a cost of approximately $7.1 million.

     - Reduction of the letter of credit requirement under the agreement to acquire six spare V2500-A5 engine to $600,000 from $1.5 million.

     - Release of previously restricted cash of $900,000 which collateralized the letter of credit requirement and payment of such amount to IAE as a down payment on the A5 engine discussed above, with IAE carrying the balance at no interest until January 1996 at which time the Company will be required to secure alternative financing.

     The following table reflects estimated cash payments under the aircraft and engine purchase contracts as of March 31, 1995. Actual payments may vary due to inflation factor adjustments and changes in the delivery schedule of the equipment. The estimated cash payments include the progress payments that will be made in cash, as opposed to being financed under an existing progress payment financing facility.

                                                             (IN THOUSANDS)
        1995...............................................    $    3,223
        1996...............................................        32,608
        1997...............................................        58,230
        1998...............................................       379,309
        1999...............................................       355,540
        2000...............................................       350,863
                                                              -----------
                                                               $1,179,773
                                                              ===========

     At March 31, 1995, the Company has significant capital commitments for a number of new aircraft, as discussed above. Although the Company has arranged for financing for up to one-half of the commitment to AVSA S.A.R.L., an affiliate of Airbus Industrie ("AVSA"), the Company will require substantial capital from external sources to meet its remaining financial commitments. The Company intends to seek additional financing (which may include public debt financing or private financing) in the future when and as appropriate. There can be no assurance that sufficient financing will be obtained for all aircraft and other capital requirements. A default by the Company under any such commitment could have a material adverse effect on the Company.

     At March 31, 1995, the Company had a put agreement for seven aircraft with deliveries to start no earlier than June 30, 1995 and end on June 30, 1999. Under the agreement, new or used B737-300, B757-200, or new or "like new" A320-200 aircraft may be put to the Company at a rate of no more than two aircraft in 1995, and with respect to each ensuing year during the put period, of no more than three aircraft. In addition, no more than five used aircraft may be put to the Company, and for every new A320 aircraft put to the Company, the Company has the right to reduce deliveries under the AVSA A320 purchase contract on a one-for-one basis. The put agreement provides that during each January of the put period, the Company will negotiate the type and delivery dates for terms ranging from three to eighteen years, depending on the type and condition of the aircraft.

     Within the period of January 1, 1995 to December 31, 2000, the Company has 23 aircraft whose lease arrangements are due to expire, 11 of which may be extended at the option of the lessor. Given this situation and the other aircraft commitments discussed above, the Company has the flexibility to expand or contract its fleet as business conditions warrant.

     In February 1995, the Company entered into an agreement under the 1994 Put Agreement to lease one Boeing 737-300 aircraft for five years at a rental rate subject to reset every six months based on LIBOR. Payments for the aircraft are due monthly.

     In April 1995, the Company entered into an agreement to lease one Boeing 757 aircraft and two A320 aircraft. Under the arrangements, the Boeing 757 aircraft has a term of two years with payments due monthly and the two A320 aircraft have terms of eight years with payments due monthly. The two A320 aircraft were received under the 1994 Put Agreement, reducing the number of put aircraft from seven at March 31, 1995 to five.

     Under the AVSA A320 purchase contract, the Company has the right to reduce deliveries on a one for one basis for the two A320 put aircraft received in April but such election has not been made. The Company has a letter agreement that preserves such cancellation right but the cancellation right must be exercised no earlier than April 15, 1996 and no later than April 17, 1997 and the cancellation right is limited to any future A320 delivery with a scheduled delivery date at least thirty months from the date such cancellation right is exercised.

     Certain of the Company's long-term debt agreements contain minimum cash balance requirements, leverage ratios, coverage ratios and other financial covenants with which the Company was in compliance at March 31, 1995.

SEASONALITY

     The Company's operations are seasonal and the Company generally experiences its highest traffic levels in spring, summer and the holiday season.

                                    BUSINESS

     America West is a major United States air carrier providing passenger, cargo and mail service with principal hubs in Phoenix, Arizona and Las Vegas, Nevada, and a mini-hub in Columbus, Ohio. America West served 47 destinations with a fleet of 88 jet aircraft as of March 31, 1995. At such date, the Company had connecting service to an additional 20 destinations through alliances with Mesa and to an additional 23 destinations through an alliance with Continental.

     The Company emerged from bankruptcy under Chapter 11 of the Bankruptcy Code on August 25, 1994. In connection with the Reorganization, the Company took significant steps to improve its operations, including (i) reducing its fleet size from 123 aircraft in July 1991 to 85 as of April 1993, facilitating a better matching of capacity to demand through elimination of nonproductive routes; (ii) reducing the aircraft types operated from five to three to reduce operating costs; (iii) implementing certain enhancements to its revenue management system to optimize the level of passenger revenues generated on each flight; (iv) eliminating Company operated commuter service and introducing code-sharing agreements to expand the scope of service and attract a broader passenger base; and (v) implementing numerous cost reduction programs, including the reduction of aircraft lease rentals to fair market rates in the fall of 1992. America West was one of only two major United States airlines to report a profit in each quarter of 1993 and 1994.

BUSINESS STRATEGY

     The Company's business strategy is to offer competitive fares while providing an incrementally higher level of service relative to low cost carriers. The principal features of the Company's business strategy are as follows.

     Maintain Competitive Pricing While Providing Differentiated
Service. America West operates with one of the lowest cost structures among the major U.S. airlines, based on reported 1994 results. The Company's operating cost per ASM for 1994 was 6.99 cents, which was approximately 22% less than the average operating cost per ASM of the nine largest other domestic airlines, and was comparable on a non-stage length adjusted basis to the cost structure of Southwest Airlines which operates in the Company's principal market areas. Management believes that the Company can continue to offer fares that are competitive with those offered by low cost carriers in the Company's markets, while providing a differentiated level of service. Passenger services provided by America West include assigned seating, participation in computerized reservation systems, interline ticketing, first class cabins on certain flights, baggage transfer and various other services. The Company believes that these features distinguish America West from certain low cost carriers in the Company's markets, including Southwest Airlines, and enable the Company to attract passengers without competing solely on the basis of fares.

     Achieve Growth in Revenue Passenger Miles. Management believes the Company's pricing and service strategies, together with a gradual improvement of general economic activity, will enable the Company to achieve growth in revenue passenger miles in its existing markets and to expand into certain other North American markets. Management believes that growth in existing markets will be achieved in part due to the location of the Company's principal hubs. Both Phoenix and Las Vegas are experiencing population growth in excess of national averages, and these hubs are well situated to benefit from an expanding market for leisure travel.

     Expand Service through Alliances. The Company entered into certain agreements (the "Alliance Agreements") with Continental and Mesa. Such agreements provide for code-sharing arrangements and coordination of flight schedules and include sharing ticket counter space, linking in part their frequent flyer programs, and coordinating ground handling operations. Management believes the Alliance Agreements will contribute significantly to the Company's growth in revenue passenger miles and operating results.

     Maintain a Cost Effective Fleet. In connection with its Reorganization, the Company substantially reduced its aircraft fleet, reduced the aircraft types from five to three and renegotiated lease rates for certain aircraft to fair market rates. As of March 31, 1995, the Company's fleet consisted of 58 Boeing 737s, 17 Airbus 320s and 13 Boeing 757s, with an average age of approximately
9.3 years. The fleet enables the

Company to achieve low fuel costs compared to industry averages and to enjoy operational efficiencies due to the limited number of aircraft types. Current plans provide for increasing the Company's fleet through the acquisition of additional aircraft of the types currently operated by the Company.

OPERATIONS

     Hub Operations. The Company operates primarily through hub airports in Phoenix and Las Vegas and, to a lesser extent, through its mini-hub in Columbus, Ohio. The Company schedules banks of flights timed to arrive at the hub from one direction at approximately the same time and to depart toward the opposite direction a short time later. The hub system allows the Company to transport passengers between a large number of destinations with substantially more frequent service than if each route were served directly.

     The Company is the leading airline serving Phoenix Sky Harbor International Airport with approximately 38% of all enplanements during 1994. In Las Vegas, the Company is the second largest carrier with approximately 26% of all enplanements during 1994. In both markets the Company's principal competitor is Southwest Airlines, which handled approximately 31% and 30% of enplanements in Phoenix and Las Vegas, respectively, in 1994. America West offers fares comparable to or below those of its competitors on most routes. America West is able to use pricing as a part of its strategy because of its ability to provide service generally comparable to the full service airlines while maintaining a lower cost structure than these competitors. In selected markets, America West has chosen not to match Southwest Airlines' fares, but differentiates itself from Southwest Airlines in these and other markets by providing assigned seating, interline ticketing, baggage transfer and various other services not offered by Southwest Airlines.

     The Company established a mini-hub at Columbus, Ohio in December 1991. As of March 31, 1995, the Company provided non-stop jet service to 11 destinations from Columbus. During 1994, the Company enplaned approximately 24% of the Columbus traffic compared to approximately 23% for USAir, the Company's principal competitor at Columbus.

     The success of the Company's hub system depends on its ability to attract passengers traveling to and from its hubs, as well as passengers traveling through the hubs to the Company's other destinations. The Company believes that several factors have contributed to the success of its operations in Phoenix and Las Vegas. First, the rate of population growth in these two cities has exceeded the national average in recent periods. Second, Phoenix and Las Vegas are popular vacation destinations and, therefore, benefit from the fact that a growing percentage of airline travelers are leisure or non-business travelers. Third, the Company believes that certain costs of operating in Phoenix and Las Vegas are less than in certain other geographic regions. Finally, these hub operations allow the Company to serve a number of relatively high density routes that involve short- and medium-haul service without competing directly in the more intensely competitive long-haul markets against larger carriers.

     The Company continually evaluates its operating strategy in light of changing market conditions. The Company's current strategy is to increase utilization of its existing hub facilities by increasing frequency of service on existing routes served by its hub operations and identifying selected markets into which the Company can expand utilizing its existing hub operations. An important part of the Company's strategy involves codesharing arrangements with regional carriers that serve its hub airports and alliances with major or foreign carriers that complement the Company's operations.

     Regional/Commuter Service. A number of passengers served by the Company arrive at or depart from its hub airports via regional or commuter service airlines that serve the surrounding areas. These airlines typically utilize turboprop rather than jet aircraft and focus on flights less than 200 miles in length and 90 minutes in duration. In order to maximize the number of enplanements of passengers from these commuter airlines, America West has entered into a codesharing agreement with Mesa designed to establish Mesa as a feeder carrier for the Company at its Phoenix hub.

     Alliance Agreements. The Company entered into certain Alliance Agreements with Continental and Mesa. The Company and Continental agreed to implement certain code-sharing arrangements, coordinate certain flight schedules, share ticket counter space, link in part their frequent flyer programs, and coordinate ground handling operations for mutual benefit. These arrangements are being implemented in phases, which commenced in the fourth quarter of 1994. The Company believes that it will realize substantial benefits from such agreements, which are intended to increase the number of America West enplanements of Continental passengers and vice versa. In addition, the Company will be able to offer its existing customers connections to a greater number of destinations served by Continental, which may permit the Company to further increase its market share in its hub markets. With Mesa, America West has entered into a codesharing agreement that establish Mesa as a feeder carrier for the Company at its Phoenix hub. The codesharing agreement provides for coordinated flight schedules, passenger handling and computer reservations under the America West flight designator code, thereby allowing passengers to purchase one air fare for their entire trip. Mesa connects 12 cities to the Company's Phoenix hub, operates under the name "America West Express" and has begun to incorporate the color scheme and commercial logo of America West on certain aircraft utilized on these routes. In August 1994, the Company and Mesa agreed to extend the terms of the codesharing agreement until 2004. Recently, Mesa began to offer jet service under its codesharing agreement with the Company, employing Fokker F70 aircraft.

     Mexico and Canada. The Company serves Mexico City, Mazatlan and Los Cabos, Mexico and Vancouver, British Columbia.

COMPETITION AND MARKETING

     The airline industry is highly competitive and susceptible to price discounting, and America West must compete on certain routes with carriers that may be larger and may have substantially greater resources. The entry of additional carriers on many of the Company's routes (as well as increased competition from or the introduction of new services by established carriers) could negatively impact America West's results of operations. Generally, the passenger carrier industry is segmented into markets based on the length of trip and level of service, including long-haul domestic and international routes, medium-haul (two to three hours) and short-haul (less than two hours) routes serviced by jet aircraft, and commuter routes served by turboprop aircraft. America West services primarily short-haul and medium-haul routes connected to its hub operations, engages only to a limited extent in long-haul flights, which are dominated by larger carriers, and does not engage in regional commuter flights, which are primarily served by smaller non-jet carriers. America West competes primarily with Southwest Airlines at its Phoenix and Las Vegas hub operations and with USAir and Delta Airlines at its Columbus mini-hub.

     As is the case with other carriers, most tickets for travel on America West are sold by travel agents through computer reservation systems that have been developed and are controlled by other airlines. Travel agents generally receive commissions based on the price of tickets sold. Accordingly, airlines compete not only with respect to the price of tickets sold but also with respect to the amount of commissions paid. In early 1995, certain of the major domestic airlines initiated a program to cap the amount of commissions paid to travel agents at $50 for domestic round-trip tickets with fares of $500 or more. The Company is in the process of evaluating this commission structure but has not yet adopted such a program. Airlines often pay additional commissions in connection with special revenue programs. Federal regulations have been promulgated that are intended to diminish preferential schedule displays and other practices with respect to the reservation systems that place the Company and other similarly situated users at a competitive disadvantage to the airlines controlling the systems.

     The Company began testing electronic or paperless ticketing on May 15, 1995, which the Company believes would reduce distribution costs.

     The Company has implemented certain measures to increase leisure travel utilizing America West flights. In 1987, the Company developed America West Vacations, which is a tour packaging division that arranges vacation packages that include hotel accommodations, air fare and ground transportation in certain markets. During 1994, this division sold approximately 749,000 room nights, had approximately 53,250 rental car days, handled approximately 501,400 passengers and generated approximately $161 million in gross package sales. In 1993, the Company became the preferred commercial air carrier of the MGM Grand Hotel Casino and Theme Park ("MGM") in Las Vegas. Pursuant to an agreement with MGM, America West will develop joint marketing programs that target travel agents and consumers, which management believes will enhance America West's presence in the Las Vegas market. America West also is an official airline of Knott's Berry Farm in Buena Park, California, one of the country's best-known and best-attended family entertainment parks. The Company sponsors the theme park's America West Airlines Mystery Lodge, a popular attraction with guests who visit the park.

     The Company also has an exclusive arrangement with the Phoenix Suns professional basketball team pursuant to which the arena in which the team plays is named "America West Arena," and the Company's name and logo appear throughout the facility, including on the basketball court. As a result of this association, the Company receives media exposure during national and local telecasts of Phoenix Suns basketball games, as well as during other events at the arena. An advertising and media arrangement with the Arizona Diamondbacks, which is the major league baseball franchise that will begin play in Phoenix in 1998, is also planned. In addition, America West provides exclusive carrier service to a number of professional and college sports teams.

FLIGHTFUND

     All major airlines have established frequent flyer programs to encourage travel on that particular carrier. America West offers the FlightFund program that allows members to earn mileage credits by flying America West and by using the services of other program participants such as hotels, car rental firms and other specialty services. FlightFund members are also allowed to earn mileage credit by flying partner carriers. For example, in 1994, the Company entered into an Alliance Agreement with Continental that allows FlightFund members to earn mileage credit on code-share flights. In addition, the Company periodically offers special short-term promotions that allow members to earn additional free travel awards or mileage credits. When a FlightFund member accumulates mileage credits of 20,000 miles, the Company issues mileage award certificates that can be redeemed for various travel awards, including first class upgrades and tickets on America West or other airlines participating in America West's frequent flyer program. Most travel awards are subject to blackout dates and capacity controlled seating. Mileage award certificates automatically expire after two years if issued prior to April 1, 1993 and after three years for certificates issued after that date. Travel is valid up to one year from the date of ticketing. FlightFund awards may also be redeemed for flights to certain international destinations and Hawaii. America West is required to purchase space on other airlines to accommodate such award redemption.

     The Company accounts for the FlightFund program under the incremental cost method whereby travel awards are valued at the incremental cost of carrying one additional passenger. Costs including passenger food, beverages, supplies, fuel, liability insurance, purchased space on other airlines and denied boarding compensation are accrued as frequent flyer program participants accumulate mileage to their accounts. Such unit costs are based upon expenses expected to be incurred on a per passenger basis. No profit or overhead margin is included in the accrual for these incremental costs.

     FlightFund's current membership is approximately 2.0 million participants. At December 31, 1994, 1993 and 1992, the Company estimated that approximately 369,000, 238,000 and 238,000 travel awards were expected to be redeemed. Correspondingly, the Company had an accrued liability of $9.8 million, $7.4 million and $7.3 million for 1994, 1993 and 1992, respectively. The accrual is based upon the Company's estimates of mileage earned that will eventually be redeemed for a travel award.

     The number of FlightFund travel awards redeemed for round-trip travel for the years ended December 31, 1994, 1993 and 1992, was approximately 109,000, 99,000 and 106,000, respectively, representing 2.6%, 2.8% and 3.0% of total revenue passenger miles for each respective period. The Company does not believe that the usage of free travel awards results in any significant displacement of revenue passengers due to the Company's ability to manage frequent flyer travel by use of blackout dates and limited seat availability.

AIRCRAFT

     At March 31, 1995, the Company operated a fleet of 58 Boeing 737s, 17 Airbus A320s and 13 Boeing 757s as follows:

                                                                                         AVERAGE
                                                                                        REMAINING
                                                             NUMBER      AVERAGE          LEASE
                 AIRCRAFT TYPE                STATUS (1)     AIRCRAFT   AGE (YRS.)     TERM (YRS.)
    ----------------------------------------  ----------     ------     ----------     -----------
    B737-100................................     Owned          1          25.5              --
    B737-200................................     Owned          5          16.1              --
    B737-200................................    Leased         17          15.2             5.4
    B737-300................................    Leased         24           7.8             5.3
    B737-300................................     Owned         11           6.4              --
    B757-200................................    Leased         11           9.0            10.7
    B757-200................................     Owned          2           5.5              --
    A320                                      Leased..         17           5.2            16.4
                                                               --
                                                               88           9.3             8.9
                                                             ======

- ---------------
(1) Each of the aircraft that is designated as owned serves as collateral for a loan pursuant to which the aircraft was acquired by the Company or serves as collateral for a non-purchase money loan.

     Beginning in April 1995 through September 1998, leases for 20 of the Company's aircraft are scheduled to terminate (such aircraft are 12 Boeing B737-300s, six Boeing B737-200s, one Boeing B757-200 and one Airbus A320-200). At the option of the lessor, the lease for one of the B737-300 aircraft may be extended for up to 48 months, and the leases for 10 of the B737-300 aircraft may each be extended for up to 60 months. There are no contractual options to extend any other of such leases.

     In February 1995, the Company leased a B737-300 aircraft for a term of five years. Additionally, the Company and the lessor have agreed, subject to final documentation, to enter into lease agreements for two A320-200 aircraft beginning in the spring of 1995. All of these aircraft will be leased to the Company under the 1994 Put Agreement discussed below.

     Certain of the Company's aircraft lessors have the option to call their respective aircraft upon adequate notice to the Company (such notice periods range from 60 to 180 days). Usually, if such call options are exercised, the Company has the right of first refusal to retain the aircraft by matching the terms of bona fide third party offers received by the lessors to lease or purchase such aircraft. None of these options have been exercised. The last of these call options expires in July 1997. In addition, certain other of the Company's aircraft lessors have an option to reset their respective rentals to the greater of the existing rentals being paid under the leases or the then current fair marketrates. The first round of these resets, involving 11 aircraft, occurred in August 1994. The rentals for seven of these aircraft may be reset two more times over the remaining lease terms, with the next possible reset not occurring before August 1996. The call and reset options were granted to these lessors in exchange for rental reductions and payment deferrals in 1992 and 1991, respectively. The Company does not believe that the possible exercise of any or all of these options will have a material effect on its operations.

     As a part of the Reorganization, the Company amended a purchase agreement with AVSA for the acquisition of 24 Airbus A320-200 aircraft with an aggregate net cost estimated at $1.1 billion. These amendments provide to the Company reduced prices for and certain options regarding the number and delivery dates of the aircraft to be acquired under the agreement. The aircraft are scheduled to be delivered to the Company at the rate of eight per year in 1998, 1999 and 2000. Upon adequate notice to AVSA, the Company may: defer all or some of the 1998 deliveries to either 2001 or 2002; for every new A320 aircraft leased to the Company under the 1994 Put Agreement (described below), cancel up to the number of such leased aircraft (subject to certain conditions); cancel without cause up to an additional four aircraft; and, with Continental's consent, assign all or some of its delivery positions to Continental. Additionally, AVSA and the manufacturer of the engines that will power the subject aircraft have agreed to, if requested by the Company and on its behalf, finance jointly up to one-half of the aircraft delivered under this agreement, subject to certain conditions.

     In June 1994, the Company entered into a put agreement with a certain lessor providing the lessor with a right to lease up to eight aircraft to the Company (the "1994 Put Agreement"). This agreement replaced a similar agreement with this lessor involving 10 aircraft (none of which were ever leased to the Company). These aircraft may be new or used B737-300 and B757-200 aircraft (of which no more than five may be used aircraft) and new or "like new" A320 aircraft. Unless otherwise consented to by the Company, beginning in June 1995 and ending by June 1999, the lessor may, with adequate notice to the Company, put to the Company up to two aircraft in 1995 and no more than three aircraft per year thereafter. The rentals for such aircraft will be at the then current market rates with lease terms ranging from three to 18 years depending on the type and condition of the aircraft, which will be predetermined by the Company and the lessor. In connection with the 1994 Put Agreement and for other consideration, this lessor was paid approximately $30.5 million and issued certain equity securities by the Company on the Effective Date.

     In June 1994, the Company and another lessor cancelled a similar agreement involving four aircraft. In consideration for such cancellation, the Company paid the lessor $2.5 million in June 1994 and $2.0 million in August 1994.

     In connection with the Plan, the Company rejected certain aircraft purchase agreements with The Boeing Company ("Boeing"). As part of this settlement, Boeing retained certain of the Company's cash purchase deposits that it held under these agreements.

     In December 1994, the Company entered into a support contract with IAE which provides for the purchase by the Company of six new V2500-A5 spare engines scheduled for delivery beginning in 1998 through 2000 for use on the A320 fleet. Such engines have an estimated aggregate cost of $42.3 million.

FACILITIES

     America West's principal facilities are associated with its hub operations in Phoenix, Las Vegas and Columbus. The Company operates from Terminal 4 of Phoenix Sky Harbor International Airport pursuant to a lease agreement that includes 28 gates and approximately 258,200 square feet at December 31, 1994. The Company also leases approximately 25,000 square feet of additional space at the airport for administrative offices and pilot training. Since 1988, the Company has owned a 660,000 square foot maintenance and technical support facility that includes four hangar bays, hangar shops, two flight simulator bays, and warehouse and commissary facilities.

     In Las Vegas, the Company leases approximately 80,000 square feet of space at McCarran International Airport, which includes seven gates and adjoining holding room areas. At the Company's Columbus, Ohio mini-hub, the Company leases 30,000 square feet and two gates and has the ability to sublease additional gates from other airlines as the need arises. Pursuant to the Company's Alliance Agreement with Continental, certain of the station operations for both carriers have been consolidated in an effort to reduce operating expenses.

     Space for ticket counters, gates and back offices has also been obtained at each of the other airports served by the Company, either by lease from the airport operator or by sublease from another airline. Some of the Company's airport sublease agreements include requirements that the Company purchase various ground services at the airport from the lessor airline at rates in excess of what it would cost the Company to provide those services itself.

     The Company owns the 68,000 square foot America West Corporate Center at 222 South Mill Avenue in Tempe, Arizona. The Company currently leases approximately 500,000 square feet of general office and other space in Phoenix and Tempe, Arizona.

EMPLOYEES

     At March 31, 1995, the Company employed 7,937 full-time and 2,739 part-time employees, the equivalent of 10,280 fulltime employees. During 1994, the Company had 1,685,500 available seat miles per full-time equivalent employee and 1,141,700 revenue passenger miles per full-time equivalent employee, based on the number of full-time equivalent employees at year end.

     In January 1995, the Company announced its new compensation program, the Total Pay Program. This program is designed to provide employees with a pay and benefits package which is competitive with other low-cost airlines and local employers. In addition, performance awards of up to 25% of base pay will be made to employees provided certain annually established operating income targets are attained. The Total Pay Program is expected to increase non-executive pay by approximately $25 million annually. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Concurrent with this new compensation program, the Company announced that it is in the process of strategically overhauling its work processes which is anticipated to reduce its workforce by approximately 1,300 employees. The Company anticipates that the cost savings, including the reduction in workforce, will be about $40 million in 1995. In addition, in December 1994, the Board of Directors approved the America West 1994 Incentive Equity Plan which authorizes the grant of various stock, stock-related and cash awards to employees and non-employee directors of the Company. Such plan was approved by the Company stockholders at the 1995 Annual Meeting of Stockholders in May 1995.

     In October 1993, ALPA was certified by the National Mediation Board as the bargaining representative of the Company's flight deck crew members. Formal negotiations commenced in April 1994 and in April 1995, the Company and its pilots, represented by ALPA, reached a five year agreement, which was later ratified by the pilots. Among the material provisions of the agreement are the following:

     - Pilot productivity improvements of up to 10%;

     - A single pay scale for all aircraft types;

     - Pay increases averaging 6.9% annually or approximately $35.0 million over the term;

     - Flexible work rules;

     - Management's right to staff the airline and to enter into strategic alliances is preserved; and

     - Sympathy work stoppages or job actions by the pilots are precluded.

     The contract took effect beginning May 1, 1995.

     In June 1994, the National Mediation Board accepted the AFA petition to represent the Company's flight attendants and in September 1994, the Company's flight attendants voted in favor of AFA representation and contract negotiations are ongoing. In April 1994, the TWU filed a petition to represent the Company's fleet service personnel which petition was rejected in December 1994. The IBT filed applications to represent the Company's mechanics including related personnel and the Company's flight simulator technicians in August and September 1994, respectively. Both of these applications were rejected in December 1994, and the IBT thereafter withdrew another pending application previously filed with respect to stock clerks. The TWU filed an application to represent the Company's dispatcher and assistant dispatcher personnel in April 1995. This application was rejected in June 1995. The Company cannot predict the effect, if any, that a future collective bargaining agreement with the AFA or any other collective bargaining representative would have on the Company's operations or financial performance.

GOVERNMENT REGULATIONS

     Noise Abatement and Other Restrictions. The Airport Noise and Capacity Act of 1990 provides, with certain exceptions, that after December 31, 1999, no person may operate certain large civilian turbo-jet aircraft in the United States that do not comply with Stage 3 noise levels, which is the FAA designation for the quietest commercial jets. These regulations will require carriers to gradually phase out their noisier jets, either replacing them with quieter Stage 3 jets or equipping them with hush kits to comply with noise abatement regulations, over a five-year period commencing December 31, 1994. As of December 31, 1994, approximately 74 percent of America West's fleet was in compliance with the FAA noise abatement regulations, and the Company expects that it will meet the thresholds imposed by such regulations through scheduled retirement of its older aircraft.

     Numerous airports, including those serving Boston, Denver, Los Angeles, Minneapolis-St. Paul, New York City, San Diego, San Francisco, San Jose, Orange County, Washington, D.C., Burbank and Long Beach have imposed restrictions such as curfews, limits on aircraft noise levels, mandatory flight paths, runway restrictions and limits on number of average daily departures, which limit the ability of air carriers to provide service to or increase service at such airports. In February 1995, the Company obtained approval to increase service at Orange County's John Wayne Airport, which is a capacity controlled airport, by five daily flights. The Port Authority of New York and New Jersey is considering a phaseout of Stage 2 aircraft on a more accelerated basis than that of the FAA requirement. The Company's Boeing 757-200s, 737-300s and Airbus A320s all comply with the noise abatement requirements of the airports listed above.

     The Company operates in airports with take-off and landing time slot restrictions and other restrictions on the use of facilities. Such restrictions may result in curtailment of services by and increased operating costs for individual airlines, including America West. In general, the FAA rules relating to allocated slots at high density airports contain provisions requiring the relinquishment of slots for nonuse and permit carriers, under certain circumstances, to sell, lease or trade their slots to other carriers. All slots must be used on 80% of the dates during each reporting period. Failure to satisfy the 80% use rate will result in loss of the slot. The slot would revert to the FAA and be reassigned through a lottery arrangement.

     Fuel Tax Increases. In August 1993, the federal government increased taxes on fuel, including aircraft fuel, by 4.3 cents per gallon. Airlines are exempt from this tax until October 1, 1995. When implemented, this tax will increase the Company's annual operating expenses by approximately $13 million based upon its 1994 fuel consumption levels.

     PFC Charges. During 1990, Congress enacted legislation to permit airport authorities, with prior approval from the DOT, to impose passenger facility charges ("PFCs") as a means of funding local airport projects. These charges, which are intended to be collected by the airlines from their passengers, are limited to $3.00 per enplanement, and to no more than $12.00 per round trip. As a result of competitive pressure, the Company and other airlines have been limited in their abilities to pass on the cost of the PFCs to passengers through fare increases.

     Environmental Matters. The Company is subject to regulation under major environmental laws administered by state and federal agencies, including the Clean Air Act, Clean Water Act and Comprehensive Environmental Response Compensation and Liability Act of 1980. In some locations there are also county and sanitary sewer district agencies which regulate the Company. The Company believes that it is in substantial compliance with applicable environmental regulations.

     Aging Aircraft Maintenance. The FAA issued several Airworthiness Directives ("AD") in 1990 mandating changes to the older aircraft maintenance programs. These ADs were issued to ensure that the oldest portion of the nation's fleet remains airworthy. The FAA is requiring that these aircraft undergo extensive structural modifications. These modifications are required upon the accumulation of 20 years time in service, prior to the accumulation of a designated number of flight cycles or prior to 1994 deadlines established by the various ADs, whichever occurs later. Six of the Company's 88 aircraft are currently affected by these aging aircraft ADs and are in compliance with such ADs. The Company constantly monitors its fleet of aircraft to ensure safety levels which meet or exceed those mandated by the FAA or the DOT.

     Safety. America West is subject to the jurisdiction of the FAA with respect to aircraft maintenance and operations, including equipment, dispatch, communications, training, flight personnel and other matters affecting air safety. The FAA has the authority to issue new or additional regulations. To ensure compliance with its regulations, the FAA requires the Company to obtain operating, airworthiness and other certificates which are subject to suspension or revocation for cause. In addition, a combination of FAA and Occupational

Safety and Health Administration regulations on both federal and state levels apply to all of America West's ground-based operations.

     CRAF Program. In time of war or during a national emergency, United States air carriers may be required to provide airlift services to the Military Airlift Command under the Civil Reserve Air Fleet Program.

INSURANCE

     The Company has arranged a program of insurance of the types and in the amounts it believes customary in the airline industry, including coverage for public liability, passenger liability, property damage, aircraft loss or damage, cargo liability and workers' compensation. The Company believes such insurance is adequate as to both risks covered and coverage amounts.

LEGAL PROCEEDINGS

     The Company emerged from bankruptcy on the Effective Date after operating as a debtor-in-possession since June 27, 1991, when the Company filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code.

     As contemplated by the Plan, certain administrative and priority tax claims remain pending against the Company, which, if ultimately allowed by the Bankruptcy Court, would represent general obligations of the Company. Such claims include claims of various state and local tax authorities, most of which represent ordinary course pre-bankruptcy tax obligations not paid during the pendency of the bankruptcy proceedings, certain indemnification obligations under contractual obligations assumed by the Company pursuant to the Plan, and various other matters. In connection with the state and local tax claims, the Company has reserved certain amounts believed by management to be adequate. With respect to ongoing indemnity obligations, the Company has been informed by one of its aircraft sublessors that it may assert an administrative claim, in an unspecified amount, as a result of the Internal Revenue Service potentially disallowing certain tax benefits claimed by the head lessor of certain aircraft which are subleased to the Company. The Company is unable to predict whether the Internal Revenue Service will prevail in matters asserted against the head lessor and whether the Company will incur any liability in connection with such claims, or the amount of any such liability, if incurred. The Company also assumed, pursuant to the Plan, indemnification agreements with its former directors, certain of whom are named as defendants in an Arizona state court action brought by Stephen D. Clark, on behalf of himself and others similarly situated (the "Clark Action"). The Plan provided that the Clark Action be permanently enjoined and dismissed in consideration of the forgiveness by the Company of debt owed by employees arising under the Company's stock purchase plan, and on March 8, 1995, the Bankruptcy Court denied a motion filed by Clark to dissolve a preliminary injunction entered by the Bankruptcy Court in May 1992. The Company is unable to predict whether the Bankruptcy Court's ruling will be appealed or challenged, whether such ruling will be upheld, or whether the Company may incur any liability under its indemnification obligations as a result of the Clark Action. Management cannot predict whether or to what extent any of the pending administrative and priority tax claims will result in liabilities to the Company. Should such liabilities be incurred, future operating results could be adversely affected. Based on information currently available, however, management believes that the disposition of these matters will not have a material adverse effect on the Company's financial condition.

     In August 1991, the Commission informally requested that the Company provide the Commission with certain information and documentation underlying disclosures made by the Company in annual and quarterly reports filed with the Commission by the Company in 1991. The Company has cooperated with the Commission's informal inquiry. On March 29, 1994, the Company's Board of Directors approved the submission of an offer of settlement for the purpose of resolving the inquiry through the entry of a consent decree pursuant to which the Company would, while neither admitting nor denying any violation of the securities laws, agree to comply with its future reporting obligations under
Section 13 of the Exchange Act. The Company was advised on May 6, 1994 that the Commission agreed to accept the Company's offer of settlement. In order to implement the settlement, on May 12, 1994 the Commission issued an "Order Instituting Proceedings Pursuant to Section 21C of the Exchange Act and Opinion and Order of the Commission" (the "Order") finding the Company's Form 10-K for the year ending December 31, 1990, violated Section 13(a) of the Exchange Act and Rule 13a-1 thereunder, and that the Company's Form 10-Q for the first quarter of 1991 violated Section 13(a) of the Exchange Act and Rule 13a-13 thereunder, and ordered that the Company cease and desist from violating Section 13(a) of the Exchange Act and Rules 13a-1 and 13a-13 promulgated under the Exchange Act. The Order provides that the Company neither admits nor denies any violation of the securities laws.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Information with respect to the executive officers and directors of the Company as of December 31, 1994, is set forth below.

DIRECTORS OF THE COMPANY
     WILLIAM A. FRANKE -- AGE 58. Chairman of the Board and Chief Executive Officer -- (Executive Committee). Mr. Franke was named Chairman of the Board of Directors in September 1992. On January 1, 1994, Mr. Franke was also elected to serve as the Company's Chief Executive Officer. In addition to his responsibilities at America West, Mr. Franke serves as president of Franke & Company, Inc., a financial services company he has owned since May 1987. From November 1989 until June 1990, Mr. Franke served as the Chairman of Circle K Corporation's executive committee with the responsibility for Circle K Corporation's restructuring. In May 1990, the Circle K Corporation filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code. From June 1990 until August 1993, Mr. Franke served as the chairman of a special committee of directors overseeing the reorganization of the Circle K Corporation. From 1990 until 1993, Mr. Franke also served in various other capacities at Circle K Corporation. Mr. Franke was also involved in the restructuring of the Valley National Bank of Arizona (now Bank One of Arizona). Mr. Franke serves as a director of Phelps Dodge Corp., Central Newspapers Inc. and the Air Transport Association of America.

     A. MAURICE MYERS -- AGE 55. President and Chief Operating Officer. Mr. Myers was named President and Chief Operating Officer on January 1, 1994 and was named to the Board of Directors in 1994. Prior to joining America West, Mr. Myers was the president and chief executive officer of Aloha Airgroup, an aviation services corporation which owns and operates Aloha Airlines and Aloha Island Air. Mr. Myers joined Aloha in 1983 as vice president of marketing and became its president and chief executive officer in June 1985. Mr. Myers is a member of the board of directors of Hawaiian Electric Industries.

     JULIA CHANG BLOCH -- AGE 53. Ms. Bloch has been a member of America West's Board of Directors since August 26, 1994. She is the group executive vice president, corporate relations of Bank of America Corporation and has held that position since June 1993. Ms. Bloch served as the U.S. Ambassador to Nepal from September 1989 through May 1993. Ms. Bloch is a board member of the American Refugee Committee and the Himalaya Foundation and serves as a trustee of the Asian Art Museum and the Asia Society.

     STEPHEN F. BOLLENBACH -- AGE 53. (Compensation Committee.) Mr. Bollenbach has been a member of America West's Board of Directors since August 26, 1994. He became chief financial officer of The Walt Disney Company in May 1995. Prior to May 1995, he was president and chief executive officer of Host Marriott Corp. Mr. Bollenbach served as chief financial officer of the Promus Companies from 1986 to 1990 and served as chief financial officer for the Trump Organization from 1990 to 1992. He served as executive vice president and chief financial officer of The Marriott Corporation from 1992 until 1993. He serves as a director of Host Marriott Corporation, Carr Realty Corporation and Mid-America Apartment Communities, Inc.

     FREDERICK W. BRADLEY, JR. -- AGE 68. (Compensation Committee, Executive Committee.) Mr. Bradley has been a member of America West's Board of Directors since September 1992. Immediately prior to joining the Board of Directors, Mr. Bradley was a senior advisor with Simat, Helliesen & Eichner, Inc. Mr. Bradley formerly was a senior vice president of Citibank/Citicorp's Global Airline and Aerospace business. Mr. Bradley joined Citibank/Citicorp in 1958. In addition, Mr. Bradley is a member of the board of directors of Shuttle, Inc. (USAir Shuttle) and the Institute of Air Transport, Paris, France. Mr. Bradley also is chairman of the board of directors of Aircraft Lease Portfolio Securitization 94-1 Ltd.

     JAMES G. COULTER -- AGE 35. (Executive Committee). Mr. Coulter has been a member of America West's Board of Directors since August 26, 1994. Since 1992, Mr. Coulter has been a managing director of Texas Pacific Group, an investment firm. From 1986 to August 1992, Mr. Coulter was vice president of Keystone, Inc. (formerly Robert M. Bass Group, Inc.), a private investment firm based in FortWorth, Texas. From April 1993 until he became a member of the Company's Board, Mr. Coulter was a member of the board of directors of Continental. Mr. Coulter also serves as a director of American Savings Bank and Allied Waste Industries, Inc.

     JOHN F. FRASER -- AGE 64. Mr. Fraser has been a member of America West's Board of Directors since August 26, 1994. He is vice chairman of Russel Metals, Inc., a metals distribution and processing company that was formed when Federal Industries, Ltd. and FedMet, Inc. was joined together in May 1995. Mr. Fraser was chairman and chief executive officer of Federal Industries Ltd. from March 1991 to May 1995, and president and chief executive officer from May 1978 to March 1991. Mr. Fraser was a member of the Board of Directors of Continental from August 1993 through August 3, 1994. Mr. Fraser is a director of Air Canada, Bank of Montreal, Coca-Cola Beverages Limited, Ford Motor Company of Canada, Limited, Inter-City Products Corporation, Investors Group Inc., Shell Canada Limited and The Thomson Corporation.

     JOHN L. GOOLSBY -- AGE 53. (Audit Committee.) Mr. Goolsby has been a member of America West's Board of Directors since August 26, 1994. He has been the president of The Hughes Corporation and The Howard Hughes Corporation (formerly named the Summa Corporation), the principal operating companies of the Howard Hughes Estate, since 1988, and has been the chief executive officer of those companies since 1990. In addition, Mr. Goolsby serves as a director of Nevada Power Company and Bank of America Nevada. He also serves as a trustee of The Donald W. Reynolds Foundation and the UNLV Foundation.

     RICHARD C. KRAEMER -- AGE 52. (Compensation Committee.) Mr. Kraemer has been a member of America West's Board of Directors since September 1992. He is a director and serves as president, chief executive officer and chief operating officer of UDC Homes, Inc., a Phoenix-based homebuilding company which he joined in 1975.

     JOHN R. POWER, JR. -- AGE 39. (Executive Committee.) Mr. Power has been a member of America West's Board of Directors since August 26, 1994. He is president of The Patrician Corporation, an investment company. Prior to joining The Patrician Corporation, Mr. Power served as vice president at Continental Bank.

     LARRY R. RISLEY -- AGE 50. (Audit Committee.) Mr. Risley has been a member of America West's Board of Directors since August 26, 1994. He has been the chief executive officer and chairman of the board of directors of Mesa since the founding of the company in 1983. From 1979 to 1982, Mr. Risley was president of Mesa Aviation Services, Inc.

     FRANK B. RYAN -- AGE 59. (Audit Committee.) Dr. Ryan has been a member of America West's Board of Directors since March 17, 1995. Since August 1990, Dr. Ryan has been a professor of mathematics and of computational and applied mathematics and formerly the vice president of external affairs of Rice University. From 1988 to 1990, Dr. Ryan served as president and chief executive officer of Contex Electronics, Inc., an electronic component manufacturing company. Dr. Ryan serves on the board of directors of Danielson Holding Company, Inc. and as a governor advisor to Rice University.

     RICHARD P. SCHIFTER -- AGE 42. (Compensation Committee.) Mr. Schifter has been a member of America West's Board of Directors since August 26, 1994. He has been a managing director of Texas Pacific Group, an investment firm, since July 1994. Mr. Schifter serves of counsel to the Washington D.C. based law firm of Arnold & Porter, where he was an associate from 1979 to 1986 and a partner from 1986 to July 1994.

     JOHN F. TIERNEY -- AGE 50. Mr. Tierney has served as a member of the Board of Directors since December 1993. Mr. Tierney is the assistant chief executive and finance director of GPA Group plc, an Irish aircraft leasing concern, and has served GPA in such capacity since 1993. From 1981 to 1993, he served as chief financial officer of GPA.

     RAYMOND S. TROUBH -- AGE 69. (Audit Committee.) Mr. Troubh has been a member of America West's Board of Directors since August 26, 1994. He is a financial consultant and currently serves on the board of directors of ADT Limited, American Maize Products Co., Applied Power Inc., ARIAD Pharmaceuticals, Inc., Becton, Dickinson and Company, Benson Eyecare Corporation, Foundation Health Corporation, General American Investors Company, Manville Corporation, Olsten Corporation, Riverwood International Corporation, Time Warner Inc., Petrie Stores Corporation, Triarc Companies, Inc. and WHX Corporation.

EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is information respecting the names, ages, positions and offices with the Company of the executive officers of the Company other than Messrs. Franke and Myers who are described above.

     THOMAS F. DERIEG -- AGE 55. Senior Vice President -- Operations. Mr. Derieg joined the Company in July 1994. For the preceding seven years, Mr. Derieg served as Senior Vice President -- Operations at Aloha Airgroup, Inc. in Honolulu. Mr. Derieg served in the U.S. Air Force from 1963 to 1969, and from 1970 to 1987 held a variety of positions in areas of operations and maintenance in the air transportation industry.

     JOHN R. GAREL -- AGE 36. Senior Vice President -- Marketing and Sales. Mr. Garel joined the Company in April 1995. From 1993 until early 1995, Mr. Garel was the Chief Executive Officer of Cadmus Journal Services, a division of Cadmus Communications located in Baltimore. Prior to that, Mr. Garel was with Northwest Airlines, serving from 1990 to 1992 as Vice President, Financial Planning and Analysis and, thereafter, as Vice President, Market Development and Area Marketing. From 1982 to 1990, Mr. Garel worked for American Airlines in several management and senior capacities.

     ROBERT S. NICHOLS, JR. -- AGE 49. Senior Vice President -- Customer Service. Mr. Nichols joined the Company in April 1995. Before joining the Company, Mr. Nichols spent 27 years with Marriott Hotels, Resorts & Suites. From 1991 until 1994 Mr. Nichols held the position of Senior Vice President, Total Quality Management. From 1984 to 1991 Mr. Nichols served as Regional Vice President from 1982 to 1984 as Vice President, Human Resources Development and before that in a number of other positions with Marriott.

     W. DOUGLAS PARKER -- AGE 33. Senior Vice President and Chief Financial Officer. Mr. Parker joined the Company in June 1995. Previously, he served for four years at Northwest Airlines, most recently as Vice President and Assistant Treasurer and previously as Vice President of Financial Planning and Analysis. Prior to his position at Northwest, Mr. Parker served in various positions at American Airlines.

     MICHAEL A. VESCUSO -- AGE 50. Senior Vice President -- Human Resources. Mr. Vescuso joined the Company in September 1994. Prior to such time, Mr. Vescuso worked as an organizational and management development consultant. From 1990 to 1992 he was the Director, Organization and Development of Frito-Lay, Inc. From 1978 to 1990, he held several senior management positions at HBJ, Inc., including the position of human resources officer.

     MARTIN J. WHALEN -- AGE 55. Senior Vice President -- Corporate Affairs. Mr. Whalen joined the Company in July 1986 and served as Senior Vice
President -- Administration and General Counsel until February 1995. From 1980 until July 1986, Mr. Whalen was employed by McDonnell Douglas Helicopter Company and its predecessors, most recently as Vice President of Administration. He also held positions in labor relations, personnel and legal affairs at Hughes Airwest and Eastern Airlines.

     C.A. HOWLETT -- AGE 51. Vice President -- Public Affairs. Mr. Howlett joined the Company in January 1995. Prior to such time, Mr. Howlett maintained a government relations practice as a principal at the law firm of Lewis and Roca in Phoenix. Mr. Howlett's prior work experience has included senior positions with Salt River Project, the City of Phoenix and The White House where he served as special assistant to President Ronald Reagan for intergovernmental affairs.

     STEPHEN L. JOHNSON -- AGE 39. Vice President -- Legal Affairs. Mr. Johnson joined the Company in February 1995. From 1993 to 1994, Mr. Johnson served as Senior Vice President and General Counsel to GE Capital Aviation Services Limited, in Shannon, Ireland. From 1989 to 1993 Mr. Johnson was employed by GPA Group plc, also in Shannon, from 1989 to 1991 as Vice President and Senior Counsel and from 1991 to 1993 as Senior Vice President and General Counsel to GPA's Leasing Division. From 1982 until 1989, Mr. Johnson was engaged in the private practice of law.

     RAYMOND T. NAKANO -- AGE 50. Vice President and Controller. Mr. Nakano joined the Company in June 1983 and has served as Vice President and Controller since April 1985. Prior to such time, Mr. Nakano was employed by Continental for eight years in various accounting positions, most recently as Senior Director, General Accounting.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information for the years ended December 31, 1994, 1993 and 1992 with respect to compensation for services to America West paid to (i) the chief executive officer, (ii) the four most highly compensated executive officers of the Company during 1994, other than the chief executive officer, and (iii) one former executive officer.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION
                                       -----------------------------------------
                                                                 OTHER ANNUAL            ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR     SALARY($)     COMPENSATION($)(1)     COMPENSATION($)(2)
- -------------------------------------  ----     ---------     ------------------     ------------------
William A. Franke(3).................  1994       450,000             5,625               1,224,375
  Chairman of the Board and            1993       450,000          --                      --
  Chief Executive Officer              1992       131,250          --                      --

A. Maurice Myers.....................  1994       376,442           104,688(4)              421,415
  President and Chief
  Operating Officer

Martin J. Whalen.....................  1994       142,464             2,406                 190,883
  Senior Vice President -- Corporate   1993       134,400             4,368                   3,873
  Affairs and Secretary                1992       134,400          --                         3,808

Raymond T. Nakano....................  1994       132,447             2,237                 190,103
  Vice President and Controller        1993       124,950             4,061                   1,973
                                       1992       124,950          --                           975

Thomas P. Burns(5)...................  1994       130,592             2,205                 105,058
  Vice President -- Sales............  1993       123,200             4,004                   3,385
                                       1992       123,200          --                         3,659

Alphonse E. Frei(6)..................  1994       129,249             2,807                  98,479
  Senior Vice President -- Finance     1993       156,800             5,096                   4,798
  and Chief Financial Officer          1992       156,800          --                         4,731

- ---------------
(1) For officers other than Mr. Myers, reflects amounts paid under the Company's Transition Pay Program.

(2) Includes a Reorganization success bonus paid to Mr. Franke in the form of 125,000 shares of Class B Common Stock, valued at $9.795 per share. Includes Reorganization success bonuses paid in cash to Messrs. Myers, Whalen, Nakano and Burns of $400,000, $185,000, $185,000 and $100,000, respectively.
    Includes matching contributions made by the Company under the Company's 401(k) plan for Messrs. Whalen, Nakano, Burns and Frei (i) in 1994 of $4,091, $4,128, $4,135 and $1,913, respectively, (ii) in 1993 of $2,081,
    $998, $1,908 and $2,249, respectively, and (iii) in 1992 of $2,016, $0,
    $2,182 and $2,182, respectively. Also includes premiums paid by the Company for life insurance for Messrs. Whalen, Nakano, Burns and Frei (i) in 1994 of $1,792, $975, $923 and $2,443, respectively, (ii) in 1993 of $1,792, $975,
    $1,477 and $2,549, respectively, and (iii) in 1992 of $1,792, $975, $1,477 and $2,549, respectively. Includes a severance payment to Mr. Frei of $94,123 in 1994. For Mr. Myers, includes $21,415 in life insurance premiums paid by the Company in 1994.

(3) Mr. Franke's employment with the Company commenced on September 17, 1992.

(4) Reflects payment of a $100,000 transition allowance in connection with commencement of employment with the Company and $4,688 paid to Mr. Myers under the Company's Transition Pay Program.

(5) Mr. Burns' employment with the Company ended in May 1995.

(6) Mr. Frei's employment with the Company ended on July 1, 1994.

                             OPTION GRANTS IN 1994

                                                                                            POTENTIAL
                                                                                           MARKETABLE
                                                                                         VALUE AT ANNUAL
                                               INDIVIDUAL GRANTS                             RATE OF
                             -----------------------------------------------------         STOCK PRICE
                             NUMBER OF                                                    APPRECIATION
                             SECURITIES     PERCENT OF      EXERCISE                     FOR OPTION TERM
                             UNDERLYING    TOTAL OPTIONS      PRICE     EXPIRATION   -----------------------
           NAME               OPTIONS     GRANTED IN 1994   ($/SHARE)      DATE          5%          10%
- ---------------------------  ----------   ---------------   ---------   ----------   ----------   ----------
William A. Franke..........    355,000          100%          $8.75      12/1/2005   $1,953,565   $4,950,475

EMPLOYMENT AGREEMENTS

     Effective as of December 1, 1994, the Company entered into an employment agreement with William A. Franke for service as the Chairman of the Board and Chief Executive Officer of the Company for a term of one year with a possible one-year extension at Mr. Franke's election with the approval of the Company's Board of Directors. Under the agreement, Mr. Franke is to receive an annual cash base salary of at least $300,000, which amount may be increased at the Board's discretion. The agreement provides for restricted stock grants of 11,000, 30,334 and 25,000 shares of Class B Common Stock as soon as practicable after December 1, 1994, January 1, 1995 and January 1, 1996, respectively, subject to partial or complete forfeiture upon termination of employment under certain circumstances. In addition, upon execution of the agreement, Mr. Franke received
(i) a fully vested option to purchase 255,000 shares of Class B Common Stock at an exercise price of $8.75 per share, the fair market value on the date of grant, and (ii) options to purchase an additional 100,000 shares of Class B Common Stock at an exercise price of $8.75 per share, vesting over a two-year period beginning January 1, 1996. The agreement further provides for the granting to Mr. Franke (a) on August 25, 1995 of options to purchase an additional 150,000 shares of Class B Common Stock, vesting over a three-year period and (b) on August 25, 1996 of options to purchase an additional 150,000 shares of Class B Common Stock, vesting over a three-year period. All of such options become fully vested and exercisable upon a "change in control" (as defined in the agreement) or in the event Mr. Franke's employment is terminated by reason of death or disability. All of such restricted stock grants and stock options are covered by the Incentive Plan which was approved by the stockholders at the annual meeting in May 1995. The agreement also provides that the Company will maintain a term life insurance policy on the life of Mr. Franke in the amount of $2 million, proceeds of which are to be paid to beneficiaries designated by Mr. Franke. Mr. Franke is to receive an allowance for administrative expenses of $50,000 per year. A majority of the Board of Directors may authorize termination of Mr. Franke's employment for any reason which the Board deems sufficient. If Mr. Franke terminates his employment for good reason or is terminated by the Board of Directors for any reason other than misconduct or disability, he will receive, among other things, a severance payment in the amount of $1.5 million if the termination is prior to August 25, 1996 and $1 million if the termination is after such date. Pursuant to the agreement, Mr. Franke has certain registration rights with respect to shares of Class B Common Stock granted to him or received pursuant to the exercise of stock options. On June 27, 1994, the Company entered into a key employee protection agreement with Mr. Franke providing for the payment to him of a severance payment of approximately 200% of his base salary in the event of a termination of his employment following a "change in control." That key employee protection agreement was superseded in its entirety by Mr. Franke's employment agreement described above. In September 1994, the Company issued to Mr. Franke 125,000 fully-vested shares of Class B Common Stock as a Reorganization success bonus. The Company also loaned $470,282 to Mr. Franke for the purpose of enabling him to pay the income taxes attributable to such bonus. The loan (i) is payable in two equal installments on September 26, 2000 and September 26, 2001,
(ii) bears interest (payable semi-annually) at the rate of 8% per annum (11% per annum after maturity) and (iii) is secured by a pledge of 62,500 of the bonus shares, but is otherwise non-recourse to Mr. Franke.

     Effective as of January 1, 1994, the Company entered into an employment agreement with A. Maurice Myers for service as President and Chief Operating Officer of the Company for a two-year term with automatic one-year extensions unless prior written notice is given by either party. Pursuant to the agreement (as amended), Mr. Myers is to receive an annual base salary of $375,000 for the period ended December 31, 1994 and $400,000 for the period beginning January 1, 1995, which amount may be increased in the Board's discretion. Pursuant to the agreement, the Company paid to Mr. Myers in 1994 a lump sum transition allowance of $100,000 and a Reorganization success bonus of $400,000. In addition, the Company made a non-recourse loan to Mr. Myers in 1994 in the amount of $200,000 to be used in connection with the purchase of a home, which loan is secured by a lien on such property and has a stated maturity of December 31, 2003. In 1994, the Company also loaned approximately $320,000 to Mr. Myers in connection with the exercise of options to purchase Aloha Airgroup, Inc. ("Aloha") common stock and related taxes. Such loan is secured by a pledge of the Aloha stock acquired with the proceeds thereof, is non-recourse to Mr. Myers and is due 90 days after the term of the agreement or earlier upon certain events. Both the house loan and the stock loan bear interest at the applicable federal rate in accordance with the Internal Revenue Code of 1986, as amended. The Company is entitled to apply any incentive bonuses payable to Mr. Myers to the repayment of the house loan and the stock loan. The agreement also provides for certain pension benefits. The Company is required by the agreement to pay Mr. Myers a severance payment in the amount of (i) 100% of his base salary if Mr. Myers terminates the agreement due to the election of any person other than Mr. Myers or Mr. Franke as Chief Executive Officer of the Company or (ii) 150% of his base salary if the Company elects to discontinue automatic extensions of the agreement, if Mr. Myers terminates the agreement for good reason or due to a change in control or if the Company terminates the agreement for any reason other than misconduct or disability. In 1995, the Company granted to Mr. Myers an option to purchase 200,000 shares of Class B Common Stock at an exercise price of $8.75 per share, the fair market value on the date of grant. Such option was granted pursuant to the Incentive Plan which was approved by the stockholders at the annual meeting in May 1995.

DIRECTOR COMPENSATION

     Each director who is not an officer or employee of the Company currently receives an annual retainer of $15,000 and $1,000 for each Board or committee meeting attended. Pre-Reorganization directors each received an annual retainer of $25,000 and $1,000 for each Board or committee meeting attended. Directors are also entitled to certain air travel benefits. Pursuant to the America West Airlines, Inc. 1994 Incentive Equity Plan as approved by the stockholders at the annual meeting in May 1995, (i) each non-employee director who served on the Board of Directors on December 31, 1994 was awarded an option to purchase 3,000 shares of Class B Common Stock and (ii) each new non-employee director elected after December 1, 1994 will automatically receive on the date of election an option to purchase 3,000 shares of Class B Common Stock. In addition, each non-employee director will be automatically granted an option to purchase 3,000 shares of Class B Common Stock on the day after each annual stockholders' meeting (commencing with the 1995 Annual Meeting).

MANAGEMENT RIGHTS AGREEMENT

     On the Effective Date, the Company and TPG Partners, L.P. and certain of its affiliates ("TPG") entered into a Management Rights Agreement ("Management Rights Agreement") pursuant to which TPG is entitled, subject to certain restrictions, (i) to make proposals, recommendations and suggestions to the Company relating to the business and affairs of the Company, (ii) discuss the affairs of the Company with officers, directors and accountants, and (iii) examine the Company's books and records. Proposals and recommendations made pursuant to the Management Rights Agreement will not be binding on the Company and information provided to TPG will be subject to confidentiality and various other restrictions.

COMPENSATION COMMITTEE INTERLOCKS

     Two members of the pre-Reorganization Board and the pre-Reorganization Compensation Committee, John F. Tierney and Declan Treacy, were elected to the Board of Directors pursuant to a certain management letter agreement, as amended and restated, between the Company and its debtor-in-possession lenders, including GPA. Both Mr. Tierney and Mr. Treacy are executives of GPA. The management letter agreement terminated in connection with the Reorganization and Mr. Treacy's term expired on August 25, 1994. GPA's representation on the Company's Board is now determined pursuant to the Stockholders' Agreement and a voting agreement entered into between GPA and AmWest. Mr. Tierney continues to be a member of the Board, but is no longer a member of the Compensation Committee.

     GPA is a major supplier of leased aircraft and engines to the Company and provided financing to the Company prior to and during the bankruptcy proceedings. In June 1994, in connection with the Reorganization, the Company entered into the 1994 Put Agreement with GPA providing GPA with a right to lease up to eight aircraft to the Company. This agreement replaced a similar agreement with GPA involving 10 aircraft (none of which were ever leased to the Company). These aircraft may be new or used B737-300 and B757-200 aircraft (of which no more than five may be used aircraft) and new or "like new" A320 aircraft. Unless otherwise consented to by the Company, beginning in June 1995 and ending by June 1999, GPA may, with adequate notice to the Company, put to the Company up to two aircraft in 1995 and no more than three aircraft per year thereafter. The rentals for such aircraft will be at the then current market rates with lease terms ranging from three to 18 years depending on the type and condition of the aircraft, which will be predetermined by the Company and GPA. In connection with the 1994 Put Agreement and for other consideration, GPA was paid approximately $30.5 million and issued certain equity securities by the Company as part of the Reorganization.

     In February 1995, the Company leased a B737-300 aircraft from GPA for a term of five years. Additionally, the Company and GPA have agreed, subject to final documentation, to enter into lease agreements for two A320-200 aircraft beginning in the spring of 1995. All of these aircraft will be leased to the Company under the 1994 Put Agreement.

     Lease payments from America West to GPA under an agreement initially entered into in September 1990 (the "Aircraft Finance Agreement") and under the 1991 Put Agreement totaled approximately $63 million in 1994. As of December 31, 1994, the Company was obligated to pay approximately $1.1 billion over the life of the 16 aircraft leases under the Aircraft Finance Agreement. Payments by the Company to GPA under a debtor-in-possession financing facility established in September 1991 were approximately $61 million in 1994.

     Richard P. Schifter, a member of the Company's Board of Directors, and of the Compensation Committee is a vice president of TPG Advisors, which is the general partner of TPG GenPar, the general partner of TPG. TPG received Class A Common Stock and Class B Common Stock and warrants to purchase Class B Common Stock in exchange for its investment in America West pursuant to the Reorganization. Mr. Schifter serves of counsel to the law firm of Arnold & Porter, where he was a partner until July 1994. America West from time to time engages Arnold & Porter for certain legal services, not any of which are performed by Mr. Schifter.

     Each of the Company transactions described above was the result of arms'-length negotiation among the parties thereto and was concluded on what the Company believes to be terms no less favorable than would have been obtained had the transactions been entered into with non-affiliated third parties.

                              CERTAIN TRANSACTIONS

     The Company has certain alliance agreements with Continental and Mesa. With Continental, the Company agreed to implement certain code sharing arrangements, coordinate certain flight schedules to maximize connections between the two airlines, share ticket counter space, link in part their frequent flyer programs and coordinate ground handling operations. With Mesa, America West has entered into two code sharing agreements that establish Mesa as a feeder carrier for the Company at its hubs in Phoenix and Columbus. The Alliance Agreements are designed to enhance significantly the Company's growth in revenue passenger miles and operating results. Continental and Mesa are principal stockholders of the Company. See "Principal Stockholders."

     Pursuant to a code sharing agreement with Mesa entered into in December 1992 (which was prior to Mesa becoming a significant stockholder), the Company assesses a per passenger charge for facilities, reservations and other services from Mesa for enplanements on the Mesa system. Such payments by Mesa to the Company totalled approximately $2.5 million for 1994.

     As part of the Reorganization and pursuant to an investment agreement (the "Investment Agreement"), the Company received approximately $205.3 million in cash upon the issuance to the partners of AmWest Partners, L.P. ("AmWest"), and to certain assignees of AmWest (as described below), of rights to acquire shares of the Company's Class A and Class B Common Stock, warrants to purchase Class B Common Stock and $100 million principal amount of Existing Notes. Certain funds managed or advised by Fidelity Management Trust Company and its affiliates (collectively, "Fidelity") and Lehman Brothers Inc. ("Lehman") purchased a portion of the securities that otherwise would have been issued to AmWest pursuant to assignments by AmWest to those parties. Pursuant to these assignments, Lehman acquired shares of Class B Common Stock and Fidelity acquired shares of Class B Common Stock, warrants and $100 million principal amount of Existing Notes. On October 14, 1994 in exchange for pre-existing claims of approximately $25 million and a prepayment of a $1.3 million lease obligation, Fidelity received an additional $13 million of principal amount of Existing Notes and Lehman received $10 million of principal amount of Existing Notes. Additionally, cash aggregated $2.1 million and $1.2 million was paid to Fidelity and Lehman, respectively. AmWest, which dissolved on the Effective Date, assigned its rights to acquire securities pursuant to the Investment Agreement to its partners and certain of their respective affiliates. Pursuant to the Reorganization, Lehman, Fidelity and an affiliate of AmWest received additional shares of Class B Common Stock for their existing claims and interests. Fidelity and Lehman are principal stockholders of the Company. See "Principal Stockholders."

     In 1994, the Company made certain loans to William A. Franke and A. Maurice Myers, both executive officers of the Company. For a description of such loans, see "Management -- Employment Agreements."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of the outstanding Common Stock of the Company by (i) each person who is known to the Company to own beneficially more than 5% of either class of the Company's outstanding Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group, in each case as of March 31, 1995. The beneficial ownership information set forth below does not include any shares that may be issued to the holders shown below upon the final adjudication of certain claims pending in connection with proceedings relating to the Company's Reorganization.

                                    CLASS A SHARES               CLASS B SHARES             CLASS A AND B
                                  BENEFICIALLY OWNED           BENEFICIALLY OWNED             COMBINED
                                 --------------------     -----------------------------     VOTING POWER
BENEFICIAL OWNER(1)              NUMBER    PERCENTAGE       NUMBER           PERCENTAGE      PERCENTAGE
- -------------------------------  -------   ----------     ----------         ----------     -------------
TPG Partners, L.P.(2)..........  774,495      64.5%        6,924,818(3)         15.1%            43.1%
  201 Main Street
  Suite 2420
  Fort Worth, Texas 76102
Continental Airlines,
  Inc.(4)......................  325,505      27.1%        2,311,094(5)          5.2%            17.7%
  2929 Allen Parkway
  Houston, Texas 77019
Mesa Air Group, Inc.(6)........  100,000       8.3%        2,985,239(7)          6.7%             7.6%
  2525 30th Street
  Farmington, New Mexico 87401
Lehman Brothers Inc............       --        --         4,575,601(8)         10.3%             4.4%
  200 Vesey Street
  American Express Tower
  World Financial Center
  New York, NY 10285-1800
FMR Corp.......................       --        --         4,808,922(9)         10.8%             4.6%
  82 Devonshire Street
  Boston, MA 02109
William A. Franke..............       --        --          421,334,(10)         1.0%               *
A. Maurice Myers...............       --        --                --              --               --
Martin J. Whalen...............       --        --                36(11)           *                *
Raymond T. Nakano..............       --        --                 4(12)          --               --
Thomas P. Burns................       --        --               101(13)           *                *
Alphonse E. Frei...............       --        --               187(14)           *                *
Julia Chang Bloch..............       --        --                --              --               --
Stephen F. Bollenbach..........       --        --                --              --               --
Frederick W. Bradley, Jr.......       --        --                --              --               --
James G. Coulter(15)...........  774,495      64.5%        6,924,818(3)         15.1%            43.1%
John F. Fraser.................       --        --                --              --               --
John L. Goolsby................       --        --             1,500               *                *
Richard C. Kraemer.............       --        --                --              --               --
John R. Power, Jr..............       --        --                --              --               --
Larry L. Risley(16)............  100,000       8.3%        2,985,239(7)          6.7%             7.6%
Frank B. Ryan..................       --        --                --              --               --
Richard P. Schifter(17)........  774,495      64.5%        6,924,818(3)         15.1%            43.1%
John F. Tierney................       --        --                --              --               --

                                    CLASS A SHARES               CLASS B SHARES             CLASS A AND B
                                  BENEFICIALLY OWNED           BENEFICIALLY OWNED             COMBINED
                                 --------------------     -----------------------------     VOTING POWER
BENEFICIAL OWNER(1)              NUMBER    PERCENTAGE       NUMBER           PERCENTAGE      PERCENTAGE
- -------------------------------  -------   ----------     ----------         ----------     -------------
Raymond S. Troubh..............       --        --             2,500               *                *
All executive officers and
  directors as a group (21
  persons).....................  874,495      72.8%       10,335,719(18)        22.1%            50.7%

- ---------------
  *  Less than 1%.

 (1) Information with respect to each beneficial owner of 5% of the Company's Common Stock is based solely on Schedules 13G filed by such beneficial owners with the Securities and Exchange Commission.

 (2) TPG is a Delaware limited partnership whose general partner is TPG GenPar, L.P., a Delaware limited partnership ("TPG GenPar"). The general partner of TPG GenPar is TPG Advisors, Inc., a Delaware corporation ("TPG Advisors"). The executive officers and directors of TPG Advisors are: David Bonderman (director and president), James G. Coulter (director and vice president), William Price (director and vice president), James O'Brien (vice president, treasurer and secretary), Richard P. Schifter (vice president) and Richard
     A. Ekleberry (vice president). Includes shares owned by TPG Parallel I, L.P., a Delaware limited partnership ("TPG Parallel"), and Air Partners II, L.P., a Texas limited partnership ("Air Partners II"). The general partner of each of TPG Parallel and Air Partners II is TPG GenPar. No other persons control TPG, TPG GenPar, TPG Advisors, TPG Parallel or Air Partners II.

 (3) Includes 1,911,523 shares of Class B Common Stock that may be acquired upon the exercise of warrants.

 (4) Mr. Bonderman is also director and chairman of the board of Continental and Mr. Price is a director of Continental. Mr. Bonderman, Mr. Coulter and Mr. Price, through their control positions in Air Partners, L.P., a special purpose partnership formed in 1992 to participate in the funding of the reorganization of Continental and a significant shareholder in Continental, may be deemed to own beneficially a significant percentage of Continental's common stock.

 (5) Includes 802,860 shares of Class B Common Stock that may be acquired upon the exercise of warrants.

 (6) Larry L. Risley, a director of the Company, is the chairman and chief executive officer of Mesa.

 (7) Includes 799,767 shares of Class B Common Stock that may be acquired upon the exercise of warrants.

 (8) Includes 293,242 shares of Class B Common Stock that may be acquired upon the exercise of warrants. Does not include any shares which Lehman or its affiliates may own in its or their capacity as a market maker on a when-issued basis for the warrants and the Class B Common Stock.

 (9) Includes 658,009 shares of Class B Common Stock that may be acquired upon the exercise of warrants. All shares are owned directly by Fidelity Copernicus Fund, L.P. ("Copernicus"), Belmont Capital Partners II, L.P. ("Belmont II") or Belmont Fund, L.P. ("Belmont I"), each of which is a private investment limited partnership. Fidelity Management Trust Company ("FMTC") serves as investment adviser to Belmont I and Belmont II, and Fidelity Management & Research Company ("FMRC") serves as investment adviser to Copernicus. Each of FMTC and FMRC is a wholly owned subsidiary of FMR Corp. ("FMR"). Through shared voting and dispositive power over the shares held by Belmont I and Belmont II, FMTC may be deemed to own beneficially the shares held by such entities. Through shared voting and dispositive power over the shares held by Copernicus, FMRC may be deemed to own beneficially the shares held by such entity. In addition, FMR, as controlling person of FMTC, FMRC and certain general partners of Belmont I, Belmont II and Copernicus, may be deemed to own beneficially the shares held by each of Belmont I, Belmont II and Copernicus. FMR disclaims beneficial ownership of such shares. Edward C. Johnson III, through his interest in FMR, may be deemed to own beneficially the shares held by each of Belmont I, Belmont II and Copernicus. Mr. Johnson disclaims beneficial ownership of such shares.

(10) Includes 255,000 shares of Class B Common Stock that may be acquired upon exercise of stock options.

(11) Includes 16 shares of Class B Common Stock that may be acquired upon exercise of warrants.

(12) Includes 3 shares of Class B Common Stock that may be acquired upon exercise of warrants.

(13) Includes 74 shares of Class B Common Stock that may be acquired upon exercise of warrants.

(14) Includes 137 shares of Class B Common Stock that may be acquired upon exercise of warrants.

(15) Represents shares of Class A Common Stock and Class B Common Stock held by TPG. In connection with Mr. Coulter's positions described in footnote (2) above, Mr. Coulter may be deemed to own beneficially such shares. Mr. Coulter disclaims beneficial ownership of such shares.

(16) Represents shares held by Mesa. Through his position as chairman and chief executive officer of Mesa, Mr. Risley may be deemed to own beneficially such shares. Mr. Risley disclaims beneficial ownership of such shares.

(17) Represents shares of Class A Common Stock and Class B Common Stock held by TPG. In connection with Mr. Schifter's position described in footnote (2) above, Mr. Schifter may be deemed to own beneficially such shares. Mr. Schifter disclaims beneficial ownership of such shares.

(18) Includes 2,711,520 shares of Class B Common Stock that may be acquired upon exercise of warrants.

STOCKHOLDERS' AGREEMENTS

     On the Effective Date, the Company, AmWest, GPA, and certain designated stockholder representatives entered into an agreement (the "Stockholders' Agreement") with respect to certain matters involving the Company. Upon the dissolution of AmWest, which occurred immediately following the Effective Date, the provisions of the Stockholders' Agreement with respect to AmWest became binding upon TPG, Continental and Mesa. As used below, "AmWest" means TPG, Continental and Mesa in their capacities as successors-in-interest to AmWest under the Stockholders' Agreement.

     The Stockholders' Agreement provides that, for a period lasting until the first annual meeting after the third anniversary of the Effective Date (the "Voting Period"), America West's Board of Directors will consist of 15 members including (i) nine members designated by AmWest; (ii) one member designated by GPA for as long as GPA retains at least 2% of the voting equity securities of the Company; and (iii) five independent directors (the "Independent Directors") initially including (a) three directors designated by the official committee of the unsecured creditors, (b) one member designated by the official committee of the equity security holders and (c) one director designated by the pre-Reorganization Board of Directors from among the executive officers of the Company. The Stockholders' Agreement provides that during the Voting Period, AmWest and GPA will vote all shares of Common Stock owned by them in favor of the reelection of the initially designated Independent Directors for as long as such Independent Directors continue to serve.

     In addition, AmWest and GPA agreed that (i) AmWest will vote in favor of GPA's nominee to the Company's Board of Directors, and (ii) GPA will vote in favor of AmWest's nine nominees to the Company's Board of Directors for so long as (a) AmWest owns at least 5% of the voting equity securities of the Company and (b) GPA owns at least 2% of the voting equity securities of the Company.

     The Stockholders' Agreement also provides that no director nominated by AmWest will be an employee or officer of Continental. All directors who are selected by or who are directors of Continental or Mesa and all directors who are employees or officers of Mesa are required by the Stockholders' Agreement to recuse themselves from voting on or receiving information on any matters involving negotiations or direct competition between their respective companies and America West.

     In addition, the Stockholder's Agreement provides that until the annual meeting after the third anniversary of the Effective Date, approval of transactions in which AmWest or its affiliates may participate will require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of each class of common stock of the Company entitled to vote, voting as a single class and excluding any shares owned by AmWest or any of its affiliates. Transactions to which such restriction applies include any merger or consolidation of the Company with or into AmWest or its affiliates, any sale or other disposition of all or a substantial part of the assets of the Company to AmWest or its affiliates and certain other transactions in which AmWest or its affiliates would acquire an increased ownership of equity securities in the Company. The Company does not believe these restrictions will have any adverse effects on the stockholders of the Company.

     Under the terms of the Stockholders' Agreement, neither AmWest nor any affiliate of AmWest may sell or otherwise transfer any Common Stock (other than to an affiliate of the transferor) if, after giving effect thereto or to any related transaction, the total number of shares of Class B Common Stock beneficially owned by the transferor is less than twice the number of shares of Class A Common Stock beneficially owned by the transferor, except in certain circumstances.

     In addition, the Stockholders' Agreement provides that, for a period of three years after the Effective Date, AmWest shall not sell, in a single transaction or related series of transactions, shares of Common Stock representing 51% or more of the combined voting power of shares of Common Stock then outstanding other than (i) pursuant to or in connection with a tender or exchange offer for all shares of Common Stock and for the benefit of all others of Class B Common Stock on a pro rata basis at the same price per share and on the same economic terms, (ii) to any affiliate of AmWest, (iii) to any affiliate of AmWest's partners, (iv) pursuant to a bankruptcy or insolvency proceeding,
(v) pursuant to judicial order, legal process, execution or attachment or (vi) in a public offering.

                   COMPARISON OF EXISTING NOTES AND NEW NOTES

     The following is a summary comparison of the material terms of the Existing Notes and the New Notes. Such summary comparison does not purport to be complete and is qualified in its entirety by reference to the Existing Note Indenture and the New Note Indenture. Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Existing Note Indenture or the New Note Indenture, as the case may be. For further information, see "Description of the New Notes."

                                 EXISTING NOTES                                NEW NOTES
                    -----------------------------------------  -----------------------------------------
Aggregate
Principal
Amount
Outstanding:            $123,000,000 (as of May 31, 1995)                     $75,000,000
Maturity Date:                  September 1, 2001                          September 1, 2005
Interest Rate:                       11 1/4%                                    10 1/2%
Interest Payment
Dates:                       March 1 and September 1                    March 1 and September 1
Ranking:            The Existing Notes are senior in right of                 No change.
                    payment to all existing and future
                    subordinated indebtedness and will be
                    senior unsecured obligations of the
                    Company ranking pari passu in right of
                    payment with all other Indebtedness of
                    the Company. Certain Indebtedness,
                    however, including secured debt, is, and
                    will be, effectively senior in right of
                    payment to the Existing Notes with
                    respect to assets that constitute
                    collateral securing such Indebtedness.

Optional
Redemption:         The Existing Notes may be redeemed at the  The New Notes may not be redeemed prior
                    option of the Company (a) prior to         to September 1, 2000. The New Notes may
                    September 1, 1997, (A) at any time, in     be redeemed at the option of the Company
                    whole but not in part, at a redemption     on or after September 1, 2000 at any time
                    price of 105% of the principal amount of   in whole or from time to time in part, at
                    the Existing Notes plus accrued and        a redemption price equal to the following
                    unpaid interest, if any, to the            percentage of the principal amount
                    redemption date or (B) from time to time   redeemed, plus accrued and unpaid in-
                    in part from the net proceeds of a public  terest to the date of redemption, if
                    offering of its capital stock at a         redeemed during the 12-month period
                    redemption price equal to 105% of the      beginning:
                    principal amount, plus accrued and unpaid  SEPTEMBER 1,                 PERCENTAGE
                    interest, if any, to the redemption date   2000                           103.938%
                    except for amounts mandatorily redeemed;   2001                           102.625%
                    and (ii) on or after September 1, 1997 at  2002                           101.313%
                    any time in whole or from time to time in  2003 and thereafter            100.000%
                    part, at a redemption price equal to the
                    following percentage of the principal
                    amount redeemed, plus accrued and unpaid
                    interest to the date of redemption, if
                    redeemed during the 12-month period
                    beginning:
                    SEPTEMBER 1,                 PERCENTAGE
                      1997                              105.0%
                      1998                              103.3%
                      1999                              101.7%
                      2000                              100.0%

                                 EXISTING NOTES                                NEW NOTES
                    -----------------------------------------  -----------------------------------------
Mandatory
Redemption:         In the event that prior to September 1,                      None.
                    1997 the Company consummates a Public
                    Offering Sale, and immediately prior to
                    such consummation the Company has cash
                    and cash equivalents, not subject to any
                    restriction on disposition of at least
                    $100,000,000, then the Company shall
                    redeem the Existing Notes at a redemption
                    price equal to 104% of the aggregate
                    principal amount of the Existing Notes so
                    redeemed, plus accrued and unpaid
                    interest to the redemption date. The ag-
                    gregate redemption price and accrued and
                    unpaid interest of the Existing Notes to
                    be so redeemed shall equal the lesser of
                    (a) 50% of the net offering proceeds of
                    such Public Offering Sale and (b) the
                    excess, if any, of (i) $20,000,000 over
                    (ii) the amount of any net offering
                    proceeds of any prior Public Offering
                    Sale received prior to September 1, 1997
                    and applied to so redeem Existing Notes.
Limitation on Re-
stricted Payments:  Under the terms of the Existing Note       (Revisions to this covenant are
                    Indenture, neither the Company nor any     underlined) Under the terms of the New
                    subsidiary shall: (i) declare or pay any   Note Indenture, neither the Company nor
                    dividends on or make any distributions in  any subsidiary shall: (i) declare or pay
                    respect of Capital Stock of the Company    any dividends on or make any
                    (other than dividends or distributions     distributions in respect of Capital Stock
                    payable solely in shares of Capital Stock  of the Company (other than dividends or
                    (other than Redeemable Stock) or in        distributions payable solely in shares of
                    options, warrants or other rights to       Capital Stock (other than Redeemable
                    purchase Capital Stock (other than         Stock) or in options, warrants or other
                    Redeemable Stock)) to holders of Capital   rights to purchase Capital Stock (other
                    Stock of the Company, (ii) purchase,       than Redeemable Stock)) to holders of
                    redeem or otherwise acquire or retire for  Capital Stock of the Company, (ii)
                    value (other than through the issuance     purchase, redeem or otherwise acquire or
                    solely of Capital Stock (other than        retire for value (other than through the
                    Redeemable Stock)) any Capital Stock or    issuance solely of Capital Stock (other
                    warrants, rights or options to acquire     than Redeemable Stock)) any Capital Stock
                    Capital Stock other than Redeemable        or warrants, rights or options to acquire
                    Stock; (iii) redeem, repurchase, defease   Capital Stock other than Redeemable
                    (including, but not limited to, in         Stock; (iii) redeem, repurchase, defease
                    substance or legal defeasance), or         (including, but not limited to, in
                    otherwise acquire or retire for value      substance or legal defeasance), or
                    (other than through the issuance solely    otherwise acquire or retire for value
                    of Capital Stock (other than Redeemable    (other than through the issuance solely
                    Stock) or warrants, rights or options to   of Capital Stock (other than Redeemable
                    acquire Capital Stock (other than          Stock) or warrants, rights or options to
                    Redeemable Stock)) (collectively, a "pre-  acquire Capital Stock (other than
                    payment"), directly or indirectly          Redeemable Stock)) (collectively, a "pre-
                    (including by way of amendment of the      payment"), directly or indirectly
                    terms of any Indebtedness in connection    (including by way of amendment of the
                    with any retirement or acquisition of      terms of any Indebtedness in connection
                    such Indebtedness) other than at           with any retirement or acquisition of
                    scheduled maturity thereof or by any       such Indebtedness) other than at
                    scheduled repayment or scheduled sinking   scheduled maturity thereof or by any
                    fund payment, any indebtedness of the      scheduled repayment or scheduled sinking
                    Company which is subordinated in right of  fund payment, any indebtedness of the
                    payment to the Existing Notes or which     Company which is subordinated in right of
                    matures after the maturity date of the     payment to the New Notes or which matures
                    Existing Notes (except out of the          after the maturity date of the New Notes
                    proceeds of Refinancing Indebtedness);     (except out of the proceeds of Refi-
                    if, at the time of such transaction        nancing Indebtedness); if, at the time of
                    described in clause (i), (ii) or (iii)     such transaction described in clause (i),
                    (such transactions being hereinafter       (ii) or (iii) (such transactions being
                    collectively referred to as "Restricted    hereinafter collectively referred to as
                    Payments") and after giving effect         "Restricted Payments") and after giving
                    thereto, either the aggregate amount       effect thereto, either the aggregate
                    expended by the Company and its Sub-       amount expended by the Company and its
                    sidiaries for all Restricted Payments      Subsidiaries for all Restricted Payments
                    (the amount of any Restricted Payment if   (the amount
                    other than cash to

                                 EXISTING NOTES                                NEW NOTES
                    -----------------------------------------  -----------------------------------------
                    be the fair market value of the property   of any Restricted Payment if other than
                    included in such payment as determined in  cash to be the fair market value of the
                    good faith by the Board of Directors as    property included in such payment as
                    evidenced by a Board Resolution) from and  determined in good faith by the Board of
                    after the Closing Date shall exceed the    Directors as evidenced by a Board
                    sum of (A) 50% (or if the Existing Notes   Resolution) from and after the Closing
                    at the time of the proposed Restricted     Date shall exceed the sum of (A) 50% (or
                    Payment are rated Investment Grade by at   if the New Notes at the time of the
                    least one rating agency of recognized      proposed Restricted Payment are rated
                    standing selected by the Company, 75%) of  Investment Grade by at least one rating
                    the aggregate Adjusted Consolidated Net    agency of recognized standing selected by
                    Income (or if such Adjusted Consolidated   the Company, 75%) of the aggregate Ad-
                    Net Income is a loss, minus 100% of such   justed Consolidated Net Income (or if
                    loss) of the Company and its Subsidiaries  such Adjusted Consolidated Net Income is
                    for the period from the first day of the   a loss, minus 100% of such loss) of the
                    first quarter ended subsequent to the      Company and its Subsidiaries for the
                    Closing Date and through the last day of   period from the first day of the first
                    the most recently completed quarter        quarter ended subsequent to the Closing
                    immediately preceding the quarter in       Date and through the last day of the most
                    which the Restricted Payment occurs,       recently completed quarter immediately
                    calculated on a cumulative basis as if     preceding the quarter in which the
                    such period were a single accounting       Restricted Payment occurs, calculated on
                    period; (B) the aggregate net proceeds     a cumulative basis as if such period were
                    received by the Company after the Closing  a single accounting period; (B) the
                    Date (including the fair market value of   aggregate net proceeds received by the
                    non-cash proceeds as determined in good    Company after the Closing Date (includ-
                    faith by the Board of Directors as         ing the fair market value of non-cash
                    evidenced by a Board Resolution) from any  proceeds as determined in good faith by
                    Person other than a Subsidiary, as a       the Board of Directors as evidenced by a
                    result of the issuance of (or              Board Resolution) from any Person other
                    contribution to capital on) Capital Stock  than a Subsidiary, as a result of the
                    (other than any Redeemable Stock) or       issuance of (or contribution to capital
                    warrants, rights or options to acquire     on) Capital Stock (other than any
                    Capital Stock (other than any Redeemable   Redeemable Stock) or warrants, rights or
                    Stock); (C) the aggregate net proceeds     options to acquire Capital Stock (other
                    received by the Company after the Closing  than any Redeemable Stock); (C) the
                    Date from any Person other than a          aggregate net proceeds received by the
                    Subsidiary as a result of the issuance of  Company after the Closing Date from any
                    Capital Stock (other than Redeemable       Person other than a Subsidiary as a
                    Stock) upon conversion or exchange of      result of the issuance of Capital Stock
                    Indebtedness or upon exercise of options,  (other than Redeemable Stock) upon
                    warrants or other rights to acquire such   conversion or exchange of Indebtedness or
                    Capital Stock and (D) $25,000,000. For     upon exercise of options, warrants or
                    purposes of any calculation that is        other rights to acquire such Capital
                    required to be made in respect of, or      Stock and (D) $125,000,000; PROVIDED THAT
                    after the declaration of a dividend by     THE SUM OF THE FOREGOING CLAUSES (A), (B)
                    the Company, such dividend shall be        (C) AND (D) SHALL BE REDUCED, DOLLAR FOR
                    deemed to be paid at the date of           DOLLAR, BY THE AMOUNT OF ANY INVESTMENTS
                    declaration and shall be included in       MADE SOLELY IN RELIANCE UPON CLAUSE (XI)
                    determining the aggregate amount of        OF THE COVENANT RELATING TO LIMITATIONS
                    Restricted Payments, and the subsequent    ON INVESTMENTS (LESS THE AMOUNT OF
                    payment of such dividend shall not be      RETURNED INVESTMENTS (AS DEFINED IN THE
                    treated as an additional payment.          NEW NOTE INDENTURE)). For purposes of any
                                                               calculation that is required to be made
                                                               in respect of, or after the declaration
                                                               of a dividend by the Company, such
                                                               dividend shall be deemed to be paid at
                                                               the date of declaration and shall be
                                                               included in determining the aggregate
                                                               amount of Restricted Payments, and the
                                                               subsequent payment of such dividend shall
                                                               not be treated as an additional payment.

                                 EXISTING NOTES                                NEW NOTES
                    -----------------------------------------  -----------------------------------------
Limitation on
Transactions with
Affiliates:         Neither the Company nor any Subsidiary of                 No change.
                    the Company shall, directly or indirectly
                    (i) sell, lease, transfer or otherwise
                    dispose of any of its properties or
                    assets, or issue securities to, (ii)
                    purchase any property, assets or
                    securities from, (iii) make any
                    Investment in, or (iv) enter into or
                    suffer to exist any contract or agreement
                    with or for the benefit of, an Affiliate
                    or Holder of 5% or more of any class of
                    Capital Stock (and any Affiliate of such
                    Holder) of the Company (an "Affiliate
                    Transaction"), other than (x) certain
                    permitted Affiliate Transactions and (y)
                    Affiliate Transactions (including lease
                    transactions) which are on fair and
                    reasonable terms no less favorable to the
                    Company or such Subsidiary, as the case
                    may be, as those as might reasonably have
                    been obtainable at such time from an
                    unaffiliated party; provided that if an
                    Affiliate Transaction or series of
                    related Affiliate Transactions involves
                    or has a value in excess of $10 million,
                    the Company or such Subsidiary, as the
                    case may be, shall not enter into such
                    Affiliate Transaction or series of
                    related Affiliate Transactions unless a
                    majority of the disinterested members of
                    the Board of Directors of the Company or
                    such Subsidiary shall reasonably and in
                    good faith determine that such Affiliate
                    Transaction is fair to the Company or
                    such Subsidiary, as the case may be, or
                    is on terms no less favorable to the
                    Company or such Subsidiary, as the case
                    may be, than those as might reasonably
                    have been obtainable at such time from an
                    unaffiliated party.
                    The preceding paragraph shall not apply
                    to (i) any agreement as in effect as of
                    the Closing Date, or any amendment
                    thereto (including pursuant to any
                    amendment thereto) so long as any such
                    amendment is not disadvantageous to the
                    Holders in any material respect or any
                    transaction contemplated thereby
                    (including pursuant to any amendment
                    thereto); (ii) any transaction between
                    the Company and any Wholly Owned
                    Subsidiary or between Wholly Owned
                    Subsidiaries, provided such transactions
                    are not otherwise prohibited by the
                    Existing Note Indenture; (iii) reasonable
                    and customary fees and compensation paid
                    to, and indemnity provided on behalf of,
                    officers, directors, employees or
                    consultants of the Company or any
                    Subsidiary, as determined by the Board of
                    Directors of the Company or any
                    Subsidiary or the senior management
                    thereof in good faith; (iv) any
                    Restricted Payments not prohibited in
                    Section 4.13; (v) any payments or other
                    transactions pursuant to any tax sharing
                    agreement between the Company and any
                    other Person with which the Company is
                    required or permitted to file a
                    consolidated tax return or with which the
                    Company is or could be part of a
                    consolidated group for tax purposes; and
                    (vi) transactions with Continental, Mesa
                    and their respective Affiliates as
                    contemplated by Alliance Agreements.

                                 EXISTING NOTES                                NEW NOTES
                    -----------------------------------------  -----------------------------------------
Limitation on
Asset Sales:        Subject to certain provisions of the                      No change.
                    Existing Note Indenture, in the event and
                    to the extent that on any date after the
                    Closing Date the Company and its
                    Subsidiaries shall receive Net Cash Pro-
                    ceeds from one or more Asset Sales (other
                    than Asset Sales by the Company or any
                    Subsidiary to the Company or another
                    Subsidiary), then the Company shall, or
                    shall cause such Subsidiary to, within 12
                    months after such date apply an amount
                    equal to such Net Cash Proceeds (A) to
                    repay Indebtedness of the Company or
                    Indebtedness of any Subsidiary, and/or
                    (B) as an Investment (or enter into a
                    definitive agreement committing to so
                    invest within 12 months after the date of
                    such agreement), in property or assets of
                    a nature or type or that are used in a
                    business (or in a Person having property
                    and assets of a nature or type, or
                    engaged in a business) similar or related
                    to the nature or type of the property and
                    assets of, or the business of, the
                    Company and its Subsidiaries existing on
                    the date thereof (as determined in good
                    faith by the Board of Directors of the
                    Company or such Subsidiary, as the case
                    may be, whose determination shall be
                    conclusive and evidenced by a Board
                    Resolution). The amount of such Net Cash
                    Proceeds required to be applied (or to be
                    committed to be applied) during such
                    12-month period as set forth in clause
                    (A) or (B) of the preceding sentence
                    shall constitute "Excess Proceeds."
                    If on the first Business Day following
                    any 12-month period referred to in the
                    preceding paragraph, the aggregate amount
                    of Excess Proceeds from all Asset Sales
                    subject to application but not previously
                    applied during such 12-month period as
                    provided in clause (A) or (B) of the
                    preceding paragraph, exceeds $15,000,000,
                    the Company, within 10 Business Days
                    thereafter, shall make an offer to
                    purchase on a pro rata basis from all
                    Holders (an "Excess Proceeds Offer"), and
                    shall purchase from Holders accepting
                    such Excess Proceeds Offer, the maximum
                    principal amount (expressed as an
                    integral multiple of $1,000) of Existing
                    Notes that may be purchased from funds in
                    an amount equal to all such outstanding
                    Excess Proceeds at a purchase price equal
                    to 100% of the principal amount of the
                    Existing Notes so purchased plus accrued
                    and unpaid interest thereon to the date
                    of purchase ("Excess Proceeds Payment").
                    Upon completion of an Excess Proceeds
                    Offer (or up on termination of such offer
                    if no repurchases are required), the
                    amount of such Excess Proceeds relating
                    thereto shall be equal to zero.

                                 EXISTING NOTES                                NEW NOTES
                    -----------------------------------------  -----------------------------------------
Change of
Control:            Upon a Change of Control, each Holder                     No change.
                    shall have the right to require the
                    Company to repurchase all or any part of
                    such Holder's Existing Notes at a
                    repurchase price equal to 101% of the
                    principal amount thereof plus accrued and
                    unpaid interest, if any, to the date of
                    purchase. Within 30 days following any
                    Change of Control, the Company shall mail
                    a notice to each Holder stating: (i) that
                    a Change of Control has occurred and that
                    such Holder has the right to require the
                    Company to purchase all or any part of
                    such Holder's Existing Notes at a
                    purchase price in cash equal to 101% of
                    the principal amount thereof plus accrued
                    and unpaid interest, if any, to the date
                    of purchase; (ii) the circumstances and
                    relevant facts regarding such Change of
                    Control; (iii) the purchase date (which
                    shall be no earlier than 30 days nor
                    later than 60 days from the date such
                    notice is mailed); and (iv) the
                    instructions that the Company determines
                    that a Holder must follow to have its
                    Existing Notes repurchased. Holders
                    electing to have a Existing Note
                    purchased will be required to surrender
                    the Existing Note, with an appropriate
                    form duly completed, to the Company at
                    the address specified in the notice at
                    least 10 business days prior to the
                    purchase date. Holders will be entitled
                    to withdraw their election as specified
                    in the notice.

                                 EXISTING NOTES                                NEW NOTES
                    -----------------------------------------  -----------------------------------------
Limitation on
Investments:        The Company shall not, and shall not       (Revisions to this covenant are
                    permit any Subsidiary to make any          underlined) The Company shall not, and
                    Investment other than (i) Investments      shall not permit any Subsidiary to make
                    consisting of non-cash proceeds from       any Investment other than (i) Investments
                    Asset Sales as contemplated by the Ex-     consisting of non-cash proceeds from
                    isting Note Indenture; (ii) Investments    Asset Sales as contemplated by the New
                    consisting of Cash Equivalents; (iii)      Note Indenture; (ii) Investments
                    accounts receivable if credited or         consisting of Cash Equivalents; (iii)
                    acquired in the ordinary course of         accounts receivable if credited or
                    business; (iv) payroll advances and        acquired in the ordinary course of
                    advances for business and travel expenses  business; (iv) payroll advances and
                    in the ordinary course of business; (v)    advances for business and travel expenses
                    Investments by the Company in its          in the ordinary course of business; (v)
                    Subsidiaries in the ordinary course of     Investments by the Company in its
                    its business; (vi) Investments by any      Subsidiaries in the ordinary course of
                    Subsidiary of the Company in the Company   its business; (vi) Investments by any
                    or in any Subsidiary; (vii) Investments    Subsidiary of the Company in the Company
                    by the Company for the purpose of          or in any Subsidiary; (vii) Investments
                    acquiring businesses reasonably related    by the Company for the purpose of
                    to the business of the Company, in an      acquiring businesses reasonably related
                    aggregate amount not exceeding $5,000,000  to the business of the Company, in an
                    in any fiscal year; (viii) Investments     aggregate amount not exceeding $5,000,000
                    made by way of endorsement of negotiable   in any fiscal year; (viii) Investments
                    instruments received by the Company or     made by way of endorsement of negotiable
                    any Subsidiary in the ordinary course of   instruments received by the Company or
                    business; (ix) stock, obligations or       any Subsidiary in the ordinary course of
                    securities received in settlement of       business; (ix) stock, obligations or
                    debts created in the ordinary course of    securities received in settlement of
                    business owing to the Company or any       debts created in the ordinary course of
                    Subsidiary; (x) Investments by the         business owing to the Company or any
                    Company for the purpose of receivables     Subsidiary; (x) Investments by the
                    financing; and (xi) in addition to any     Company for the purpose of receivables
                    other permitted investments, any other     financing; (xi) an Investment not in
                    Investments by the Company in an aggre-    excess of the amount of Restricted
                    gate amount not exceeding $1,000,000 at    Payments that the Company is permitted to
                    any time.                                  make (immediately prior to making such
                                                               Investment) under the covenant relating
                                                               to limitations on restricted payments and
                                                               (xii) in addition to any other permitted
                                                               investments, any other Investments by the
                                                               Company in an aggregate amount not ex-
                                                               ceeding $1,000,000 at any time.

                                 EXISTING NOTES                                NEW NOTES
                    -----------------------------------------  -----------------------------------------
Limitations on
Mergers and
Consolidation:      The Existing Note Indenture provides that                 No change.
                    the Company will not consolidate with or
                    merge into any other corporation, or
                    transfer, lease or convey its properties
                    and assets substantially as an entirety
                    (the "Properties") to any Person, unless:
                    (i) the corporation formed by such
                    consolidation or merger or the Person
                    that acquires by transfer, lease or
                    conveyance the Properties (collectively,
                    the "Successor"), is a corporation
                    organized and existing under the laws of
                    the United States of America or any State
                    thereof or the District of Columbia and
                    the Success or assumes by supplemental
                    indenture in a form satisfactory to the
                    Trustee the Company's obligation for the
                    due and punctual payment of the principal
                    of and interest on all the Existing Notes
                    according to their tenor and the
                    performance of every covenant of the
                    Existing Note Indenture on the part of
                    the Company to be performed or observed;
                    and (ii) immediately before and after
                    giving effect to such transaction, no
                    Default or Event of Default shall have
                    occurred and be continuing; and (iii) the
                    Company has delivered to the Trustee an
                    Officers' Certificate and an Opinion of
                    Counsel, each stating that such
                    consolidation, merger, conveyance, lease
                    or transfer and such Supplemental
                    Indenture comply with Article Six of the
                    Existing Note Indenture and that all
                    conditions precedent set forth in the
                    Existing Note Indenture relating to such
                    transaction have been complied with.
Limitation on
Issuances and
Dispositions of
Capital Stock of
Subsidiaries:       Each Subsidiary of the Company shall at                   No change.
                    all times be a Wholly Owned Subsidiary of
                    the Company. The Company (i) shall not,
                    and shall not permit any Subsidiary to,
                    transfer, convey, sell, or otherwise
                    dispose of any Capital Stock of a
                    Subsidiary, or securities convertible or
                    exchangeable into, or options, warrants,
                    rights or any other interest with respect
                    to, Capital Stock of a Subsidiary to any
                    Person (other than the Company or a
                    Wholly Owned Subsidiary) and (ii) shall
                    not permit any Subsidiary to issue shares
                    of its Capital Stock (other than
                    directors' qualifying shares), or
                    securities convertible or exchangeable
                    into, or options, warrants, rights or any
                    other interest with respect to, its
                    Capital Stock to any Person other than to
                    the Company or a Wholly Owned Subsidiary.

                                 EXISTING NOTES                                NEW NOTES
                    -----------------------------------------  -----------------------------------------
Limitation on
Payment Restric-
tions Affecting
Subsidiaries:       The Company shall not, and shall not                      No change.
                    permit any Subsidiary to, create or
                    otherwise cause or suffer to exist or
                    become effective any Payment Restriction
                    or consensual encumbrance with respect to
                    any Subsidiary thereof to (a) pay
                    dividends or make any other distributions
                    on such Subsidiary's Capital Stock; (b)
                    make any loans or advances to the Company
                    or any other Subsidiary; or (c) transfer
                    any of its property or assets to the
                    Company or any other Subsidiary except
                    (i) restrictions imposed by applicable
                    law; (ii) any restrictions existing under
                    the Existing Note Indenture; and (iii)
                    encumbrances or restrictions contained in
                    any agreement or instrument (A) relating
                    to any property acquired or leased by the
                    Company or any of its Subsidiaries after
                    the Closing Date, provided that such en-
                    cumbrance or restriction relates only to
                    the property which is acquired or leased;
                    (B) relating to any Indebtedness of any
                    Subsidiary at the date of acquisition of
                    such Subsidiary by the Company or any
                    Subsidiary of the Company, provided that
                    such Indebtedness was not incurred in
                    connection with, or in contemplation of,
                    such acquisition (the Company being
                    entitled to rely upon a certificate of
                    such Subsidiary as to whether such
                    Indebtedness was incurred in
                    contemplation thereof); (C) arising
                    pursuant to an agreement effecting a
                    refinancing of Indebtedness issued
                    pursuant to an agreement referred to in
                    the foregoing clauses (A) and (B), so
                    long as the encumbrances and restrictions
                    contained in any such refinancing
                    agreement are no more restrictive than
                    the encumbrances and restrictions con-
                    tained in such agreements; (D) which
                    constitute customary provisions
                    restricting subletting or assignment of
                    any lease of the Company or any
                    Subsidiary or provisions in agreements
                    that restrict the assignment of such
                    agreement of any rights thereunder; and
                    (E) which constitute restrictions on the
                    sale or other disposition of any property
                    securing Indebtedness as a result of a
                    lien on such property.

                          DESCRIPTION OF THE NEW NOTES

     The New Notes will be issued under an indenture dated             , 1995
(the "New Note Indenture") between the Company and
                                       , as trustee (the "Trustee"). The
material provisions of the New Notes and the New Note Indenture are summarized below. The statements under this caption relating to the New Notes and the New
Note Indenture are summaries only, however, and do not purport to be complete. Such summaries make use of terms defined in the New Note Indenture and are qualified in their entirety by express reference to the New Note Indenture, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. All section references under this heading are references to sections of the New Note Indenture.

GENERAL

     Each New Note will mature on September 1, 2005, and will bear interest at the rate per annum stated on the cover page hereof from the date of issuance, payable semiannually in arrears on March 1 and September 1 of each year,
commencing             , to the person in whose name the New Note is registered
at the close of business on the record date next preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company will pay the principal on the New Notes to each Holder who surrenders such New Notes to a Paying Agent on or after September 1, 2005 or, in the event of an early redemption of the New Notes, on or after the Redemption Date, as described below. The Company will pay principal and interest in U.S. legal tender by Federal funds bank wire transfer or (in the case of payment of interest) by check to the persons who are registered Holders at the close of business on the Record Date next preceding the applicable interest payment date. The aggregate principal amount of the New Notes that may be issued will be limited to $75,000,000.

     The New Notes will be transferable and exchangeable at the office of the Registrar and any co-registrar and will be issued in fully registered form, without coupons, in denominations of $1,000 and any whole multiple thereof; provided, however, that any Global Security representing all or a portion of the New Notes may not be transferred except as a whole by the Depository in certain circumstances unless and until it is exchanged in whole or in part for New Notes in a non-global form. The Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with certain transfers and exchanges.

RANKING

     The New Notes will be senior to all existing and future subordinated indebtedness and will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all other Indebtedness of the Company. Certain Indebtedness, however, including secured debt, is, and will be, effectively senior in right of payment to the New Notes with respect to assets that constitute collateral securing such other Indebtedness.

OPTIONAL REDEMPTION

     The Company may not redeem the New Notes prior to September 1, 2000. The Company, at its option on notice to the Holders, may redeem the New Notes on and after September 1, 2000 at any time in whole or from time to time in part, at a Redemption Price equal to the applicable percentage of the aggregate principal amount of the New Notes so to be redeemed, set forth below, plus accrued and unpaid interest thereon to the Redemption Date if redeemed during the 12 calendar months beginning on September 1 of the years indicated below:

                        2000...............................  103.938%
                        2001...............................  102.625%
                        2002...............................  101.313%
                        2003 and thereafter................  100.000%

SINKING FUND; MANDATORY REDEMPTION

     The New Notes will not be entitled to the benefit of any sinking fund or mandatory redemption provisions.

CERTAIN COVENANTS

     Limitations on Restricted Payments. Under the terms of the New Note Indenture, neither the Company nor any subsidiary shall: (i) declare or pay any dividends on or make any distributions in respect of Capital Stock of the Company (other than dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to purchase Capital Stock (other than Redeemable Stock)) to holders of Capital Stock of the Company, (ii) purchase, redeem or otherwise acquire or retire for value (other than through the issuance solely of Capital Stock (other than Redeemable Stock)) any Capital Stock or warrants, rights or options to acquire Capital Stock other than Redeemable Stock; (iii) redeem, repurchase, defease (including, but not limited to, in substance or legal defeasance), or otherwise acquire or retire for value (other than through the issuance solely of Capital Stock (other than Redeemable Stock) or warrants, rights or options to acquire Capital Stock (other than Redeemable Stock)) (collectively, a "prepayment"), directly or indirectly (including by way of amendment of the terms of any Indebtedness in connection with any retirement or acquisition of such Indebtedness) other than at scheduled maturity thereof or by any scheduled repayment or scheduled sinking fund payment, any indebtedness of the Company which is subordinated in right of payment to the New Notes or which matures after the maturity date of the New Notes (except out of the proceeds of Refinancing Indebtedness); if, at the time of such transaction described in clause (i), (ii) or (iii) (such transactions being hereinafter collectively referred to as "Restricted Payments") and after giving effect thereto, either the aggregate amount expended by the Company and its Subsidiaries for all Restricted Payments (the amount of any Restricted Payment if other than cash to be the fair market value of the property included in such payment as determined in good faith by the Board of Directors as evidenced by a Board Resolution) from and after the Closing Date shall exceed the sum of (A) 50% (or if the New Notes at the time of the proposed Restricted Payment are rated Investment Grade by at least one rating agency of recognized standing selected by the Company, 75%) of the aggregate Adjusted Consolidated Net Income (or if such Adjusted Consolidated Net Income is a loss, minus 100% of such loss) of the Company and its Subsidiaries for the period from the first day of the quarter ended subsequent to the Closing Date and through the last day of the most recently completed quarter immediately preceding the quarter in which the Restricted Payment occurs, calculated on a cumulative basis as if such period were a single accounting period; (B) the aggregate net proceeds received by the Company after the Closing Date (including the fair market value of non-cash proceeds as determined in good faith by the Board of Directors as evidenced by a Board Resolution) from any Person other than a Subsidiary, as a result of the issuance of (or contribution to capital on) Capital Stock (other than any Redeemable Stock) or warrants, rights or options to acquire Capital Stock (other than any Redeemable Stock); (C) the aggregate net proceeds received by the Company after the Closing Date from any Person other than a Subsidiary as a result of the issuance of Capital Stock (other than Redeemable Stock) upon conversion or exchange of Indebtedness or upon exercise of options, warrants or other rights to acquire such Capital Stock and (D) $125,000,000; provided that the sum of the foregoing clauses (A), (B), (C) and (D) shall be reduced, dollar for dollar, by the amount of any investments made solely in reliance upon clause (xi) of the covenant relating to limitations on investments (less the amount of Returned Investments) as defined in the New Note Indenture)). For purposes of any calculation that is required to be made in respect of, or after the declaration of a dividend by the Company, such dividend shall be deemed to be paid at the date of declaration and shall be included in determining the aggregate amount of Restricted Payments, and the subsequent payment of such dividend shall not be treated as an additional payment.

     For the purposes of the preceding covenant, the net proceeds from the issuance of shares of Capital Stock of the Company upon conversion of debt securities shall be deemed to be an amount equal to the net book value of such debt securities (plus the additional amount required to be paid upon such conversion, if any), less any cash payment on account of fractional shares; the "net book value" of a security shall be the net amount received by the Company on the issuance of such security, as adjusted on the books of the Company to the date of conversion.

     Notwithstanding the foregoing, if no Default or Event of Default shall have occurred or be continuing at the time, the New Note Indenture shall not prohibit
(i) the purchase, redemption or other acquisition or retirement for value of any shares of the Company's Capital Stock or the prepayment of any indebtedness of the Company which is subordinated in right of payment to the New Notes or which matures after the maturity date of the New Notes by any exchange for, or out of and to the extent the Company has received cash proceeds from the substantially concurrent sale or issuance (other than to a Subsidiary) of, shares of Capital Stock (other than any Redeemable Stock of the Company) or warrants, rights or options to acquire Capital Stock (other than any Redeemable Stock); or (ii) the purchase or redemption of shares of Capital Stock of the Company (including options on any such shares or related stock appreciation rights or similar securities) held by officers or employees of the Company or its Subsidiaries (or their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment or pursuant to the terms of any Plan or any other agreement under which such shares of stock or related rights were issued, provided that the aggregate amount of such purchases or redemptions of such Capital Stock shall not exceed $3,000,000 in any one fiscal year of the Company.

     Limitation on Transactions with Affiliates. Neither the Company nor any Subsidiary of the Company shall, directly or indirectly (i) sell, lease, transfer or otherwise dispose of any of its properties or assets, or issue securities to, (ii) purchase any property, assets or securities from, (iii) make any Investment in, or (iv) enter into or suffer to exist any contract or agreement with or for the benefit of, an Affiliate or Holder of 5% or more of any class of Capital Stock (and any Affiliate of such Holder) of the Company (an "Affiliate Transaction"), other than (x) certain permitted Affiliate Transactions and (y) Affiliate Transactions (including lease transactions) which are on fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, as those as might reasonably have been obtainable at such time from an unaffiliated party; provided that if an Affiliate Transaction or series of related Affiliate Transactions involves or has a value in excess of $10 million, the Company or such Subsidiary, as the case may be, shall not enter into such Affiliate Transaction or series of related Affiliate Transactions unless a majority of the disinterested members of the Board of Directors of the Company or such Subsidiary shall reasonably and in good faith determine that such Affiliate Transaction is fair to the Company or such Subsidiary, as the case may be, or is on terms no less favorable to the Company or such Subsidiary, as the case may be, than those as might reasonably have been obtainable at such time from an unaffiliated party.

     The preceding paragraph shall not apply to (i) any agreement as in effect as of the Closing Date, or any amendment thereto (including pursuant to any amendment thereto) so long as any such amendment is not disadvantageous to the Holders in any material respect or any transaction contemplated thereby (including pursuant to any amendment thereto); (ii) any transaction between the Company and any Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, provided such transactions are not otherwise prohibited by this New Note Indenture; (iii) reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary, as determined by the Board of Directors of the Company or any Subsidiary or the senior management thereof in good faith; (iv) any Restricted Payments not prohibited in Section 4.13; (v) any payments or other transactions pursuant to any tax sharing agreement between the Company and any other Person with which the Company is required or permitted to file a consolidated tax return or with which the Company is or could be part of a consolidated group for tax purposes; and (vi) transactions with Continental, Mesa and their respective Affiliates as contemplated by Alliance Agreements.

     Limitation on Asset Sales. Subject to certain provisions of the New Note Indenture, in the event and to the extent that on any date the Company or any of its Subsidiaries shall receive Net Cash Proceeds from one or more Asset Sales (other than Asset Sales by the Company or any Subsidiary to the Company or another Subsidiary) then the Company shall, or shall cause such Subsidiary to, within 12 months after such date apply an amount equal to such Net Cash Proceeds
(A) and to repay Indebtedness of the Company or Indebtedness of any Subsidiary, in each case owing to a Person other than the Company or any of its Subsidiaries, and/or (B) as an investment (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets of a nature or type or that are used in a business (or in a Person having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Subsidiaries existing on the date thereof (as determined in good faith by the Board of Directors of the Company or such Subsidiary, as the case may be, whose determination shall be conclusive and evidenced by a Board Resolution). The amount of such Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (A) or (B) of the preceding sentence shall constitute "Excess Proceeds."

     If on the first Business Day following any 12-month period referred to in the preceding paragraph, the aggregate amount of Excess Proceeds from all Asset Sales subject to application but not previously applied during such 12-month period as provided in clause (A) or (B) of the preceding paragraph, exceeds $15,000,000, the Company, within 10 Business Days thereafter, shall make an offer to purchase on a pro rata basis from all Holders (an "Excess Proceeds Offer"), and shall purchase from Holders accepting such Excess Proceeds Offer, the maximum principal amount (expressed as an integral multiple of $1,000) of New Notes that may be purchased from funds in an amount equal to all such outstanding Excess Proceeds at a purchase price equal to 100% of the principal amount of the New Notes so purchased plus accrued and unpaid interest thereon to the date of purchase ("Excess Proceeds Payment"). Upon completion of an Excess Proceeds Offer (or upon termination of such offer if no repurchases are required), the amount of such Excess Proceeds relating thereto shall be equal to zero.

     Change of Control. Upon a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part of such Holder's New Notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. Within 30 days following any Change of Control, the Company shall mail a notice to each Holder stating: (i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or any part of such Holder's New Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase; (ii) the circumstances and relevant facts regarding such Change of Control; (iii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions that the Company determines that a Holder must follow to have its New Notes repurchased. Holders electing to have a New Note purchased will be required to surrender the New Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least 10 business days prior to the purchase date. Holders will be entitled to withdraw their election as specified in the notice.

     Limitation on Investments. The Company shall not, and shall not permit any Subsidiary to make any Investment other than (i) Investments consisting of non-cash proceeds from Asset Sales as contemplated by the New Note Indenture;
(ii) Investments consisting of Cash Equivalents; (iii) accounts receivable if credited or acquired in the ordinary course of business; (iv) payroll advances and advances for business and travel expenses in the ordinary course of business; (v) Investments by the Company in its Subsidiaries in the ordinary course of its business; (vi) Investments by any Subsidiary of the Company in the Company or in any Subsidiary; (vii) Investments by the Company for the purpose of acquiring businesses reasonably related to the business of the Company, in an aggregate amount not exceeding $5,000,000 in any fiscal year; (viii) Investments made by way of endorsement of negotiable instruments received by the Company or any Subsidiary in the ordinary course of business; (ix) stock, obligations or securities received in settlement of debts created in the ordinary course of business owing to the Company or any Subsidiary; (x) Investments by the Company for the purpose of receivables financing; and (xi) an Investment not in excess of the amount of Restricted Payments that the Company is permitted to make (immediately prior to making such Investment) under the covenant relating to limitations on restricted payments and (xii) in addition to any other permitted investments, any other Investments by the Company in an aggregate amount not exceeding $1,000,000 at any time.

     Limitation on Issuances and Dispositions of Capital Stock of
Subsidiaries. Each Subsidiary of the Company shall at all times be a Wholly Owned Subsidiary of the Company. The Company (i) shall not, and shall not permit any Subsidiary to, transfer, convey, sell, or otherwise dispose of any Capital Stock of a Subsidiary, or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Subsidiary to any Person (other than the Company or a Wholly Owned

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

Subsidiary) and (ii) shall not permit any Subsidiary to issue shares of its Capital Stock (other than directors' qualifying shares), or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, its Capital Stock to any Person other than to the Company or a Wholly Owned Subsidiary.

     Limitation on Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective any Payment Restriction or consensual encumbrance with respect to any Subsidiary thereof to (a) pay dividends or make any other distributions on such Subsidiary's Capital Stock; (b) make any loans or advances to the Company or any other Subsidiary; or (c) transfer any of its property or assets to the Company or any other Subsidiary except (i) restrictions imposed by applicable law; (ii) any restrictions existing under the New Note Indenture; and (iii) encumbrances or restrictions contained in any agreement or instrument (A) relating to any property acquired or leased by the Company or any of its Subsidiaries after the Closing Date, provided, that such encumbrance or restriction relates only to the property which is acquired or leased; (B) relating to any Indebtedness of any Subsidiary at the date of acquisition of such Subsidiary by the Company or any Subsidiary of the Company, provided, that such Indebtedness was not incurred in connection with, or in contemplation of, such acquisition (the Company being entitled to rely upon a certificate of such Subsidiary as to whether such Indebtedness was incurred in contemplation thereof); (C) arising pursuant to an agreement effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in the foregoing clauses (A) and (B), so long as the encumbrances and restrictions contained in any such refinancing agreement are no more restrictive than the encumbrances and restrictions contained in such agreements; (D) which constitute customary provisions restricting subletting or assignment of any lease of the Company or any Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder; and (E) which constitute restrictions on the sale or other disposition of any property securing Indebtedness as a result of a lien on such property.

LIMITATIONS ON MERGERS AND CONSOLIDATION

     The New Note Indenture provides that the Company will not consolidate with or merge into any other corporation, or transfer, lease or convey its properties and assets substantially as an entirety (the "Properties") to any Person, unless: (i) the corporation formed by such consolidation or merger or the Person that acquires by transfer, lease or conveyance the Properties (collectively, the "Successor"), is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and the Successor assumes by supplemental New Note Indenture in a form satisfactory to the Trustee the Company's obligation for the due and punctual payment of the principal of and interest on all the New Notes according to their tenor and the performance of every covenant of the New Note Indenture on the part of the Company to be performed or observed; and (ii) immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, lease or transfer and such Supplemental New
Note Indenture comply with Article Six of the New Note Indenture and that all conditions precedent set forth in the New Note Indenture relating to such transaction have been complied with.

CERTAIN DEFINITIONS

     The following is a summary of certain defined terms to be used in the New
Note Indenture. Reference is made to the New Note Indenture for the full definition of all such terms and for the definitions of other capitalized terms used herein and not defined below.

     "Adjusted Consolidated Net Income" means, for any Person for any period, the aggregate net income (or loss) of such Person and its consolidated Subsidiaries for such period determined in occurrence with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person (other than a Subsidiary of such first Person) in which any other Person (other than such first Person or any of its Subsidiaries) has a joint or shared interest, except to the extent of the amount of dividends or other distributions actually paid to and received by such first

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

Person or any of its Subsidiaries during such period out of funds legally available therefor, (ii) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such first Person or any of its Subsidiaries or all or substantially all of the property and assets of such Person are acquired by such first Person or any of its Subsidiaries, (iii) the net income (or loss) of any Subsidiary of such Person that is subject to a Payment Restriction, except to the extent of the amount of cash dividends or other distributions actually paid to, and received by, such person or any of its Subsidiaries during such period from such Subsidiary out of funds legally available therefor, (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales, and (v) all extraordinary gains and extraordinary losses.

     "Affiliates" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by the Company or any of its Subsidiaries to any Person other than the Company or any of its Subsidiaries of (i) all or any of the Capital Stock of any Subsidiary of the Company, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Subsidiaries or (iii) any other property and assets of the Company or any of its Subsidiaries outside the ordinary course of business of the Company or such Subsidiary and, in each case, that is not governed by the provisions of Article Six of the New Note Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; provided that none of (A) sales or other dispositions of inventory, receivables and other current assets, (B) sale or other dispositions of surplus equipment, spare parts, expandable inventories, furniture or fixtures in an aggregate amount not to exceed $10,000,000 in any fiscal year of the Company, (C) sale leasebacks of aircraft and engines passenger loading bridges or other flight or ground equipment, flight simulators, or the Company's reservation facility located at 222 South Mill Avenue, Tempe, Arizona; or (D) $20,000,000 of other sales in any fiscal year of the Company shall be included within the meaning of "Asset Sale."

     "Change of Control" means (i) the acquisition at any time by any Person (other than one or more Permitted Holders), of "beneficial ownership" (within the meaning of Section 13(d) under the Exchange Act and the rules and regulations promulgated thereunder) in excess of 50% of the total voting power of the voting stock of the Company; (ii) the sale, lease, transfer or other disposition, of all or substantially all of the assets of the Company to any Person (other than one or more Permitted Holders) as an entirety or substantially as an entirety in one transaction or a series of related transactions; (iii) the merger or consolidation of the Company, with or into another corporation, or the merger of another corporation into the Company, or any other transaction, with the effect that a Person (other than one or more Permitted Holders), has "beneficial ownership" (within the meaning of Section 13(d) under the Exchange Act and the rules and regulations promulgated thereunder) in excess of 50% of the voting stock of the Company, or such other corporation, as the case may be (including indirect ownership through another Person other than one or more Permitted Holders); or (iv) the liquidation or dissolution of the Company. For purposes of this definition, the term Person includes a "person" within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

     "Closing Date" means August 25, 1994.

     "Commodity Agreement" means any agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in the prices of commodities used by the Company or any of its Subsidiaries in the ordinary course of its business.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date of the New Note Indenture or becomes a party or a beneficiary thereafter.

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

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, New Notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables, (v) all obligations of such Person to the extent capitalized on the balance sheet of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the stated principal amount of such Indebtedness, (vii) all Indebtedness of other Persons guaranteed by such Person to the extent such Indebtedness is guaranteed by such Person, (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements, Interest Risk Agreement and Commodity Agreements. The amount of Indebtedness of any Person of any date shall be the outstanding balance on such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness of such time as determined in conformity with GAAP.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan (other than advances to customers in the ordinary course of business consistent with past practices that are recorded as accounts receivable on the balance sheet of such Person or its Subsidiaries) or other extension of credit or capital contribution by such Person to any other Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others; provided, that any transfer of aircraft to a limited partnership or other entity in connection with the transaction in which the aircraft are leased to the Company shall not be an Investment), or any purchase or acquisition by such person of Capital Stock, bonds, notes, debentures or other similar instruments issued by any other Person.

     "Interest Rate Agreement" means any interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date of the New Note Indenture or becomes a party or a beneficiary thereafter.

     "Investment Grade" means a rating of BBB- or higher by S&P or BaaB or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that the Company shall select any other rating agency, the equivalent of such ratings by such rating agency shall be used.

     "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest); provided that in no event shall a true operating lease be deemed to constitute a Lien hereunder.

     "Material Subsidiary" means each Subsidiary that is either (a) a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act (as such regulation is in effect on the date hereof) or (b) material to the financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such Asset Sale other than pursuant to this Agreement, and (iv) appropriate amounts to be provided by the Company or any Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP.

     "Payment Restriction" means, with respect to a Subsidiary of any Person, any encumbrance, restriction or limitation, whether by operation of the terms of its charter or by reason of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, on the ability of (i) such Subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to such Person or any other Subsidiary of such Person, (b) make loans or Advances to such Person or any other Subsidiary of such Person, or (c) transfer any of its property or assets to such Person or any other Subsidiary of such Person, or (ii) such Person or other Subsidiary of such Person to receive or retain any such (a) dividends, distributions or payments, (b) loans or advances, or (c) property or assets.

     "Permitted Holders" means AmWest, TPG, Continental, Mesa, Fidelity and their respective successors and affiliates.

     "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise (i) is required to be redeemed prior to the Stated Maturity of the Securities, (ii) may be required to be redeemed at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Securities or (iii) is convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or indebtedness having a scheduled maturity prior to the Stated Maturity of the Securities; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof offering holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" occurring prior to the Stated Maturity of the Securities shall not constitute Redeemable Stock if the asset sale provisions contained in such Capital Stock specifically provide that in respect of any particular asset sale proceeds, the Company will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company's repurchase of such Securities as are required to be repurchased from Holders accepting an Excess Proceeds Offer pursuant to the provisions of Section 4.15.

     "Refinancing Indebtedness" means any Indebtedness of the Company or any Subsidiary issued in exchange for, or the net proceeds of which are applied entirely to substantially concurrently repay, refinance, refund or replace, outstanding Indebtedness of the Company or any of its Subsidiaries (the "Refinanced Indebtedness"), to the extent such Indebtedness

          (a) is issued in a principal amount (or if such Indebtedness is issued at an original issue discount, is issued at an original issue price) not exceeding the outstanding principal amount (or, if such Refinanced Indebtedness was issued at an original issue discount, not exceeding the outstanding accreted principal amount) of such Refinanced Indebtedness, and

          (b) if the Refinanced Indebtedness is Indebtedness of the Company and ranks by its terms junior in right of payment to the Securities, (i) does not have a final scheduled maturity and is not subject to any principal payments, including but not limited to payments upon mandatory or optional redemption, prior to the dates of analogous payments under the Refinanced Indebtedness, and (ii) has subordination provisions effective to subordinate such Indebtedness to the Securities at least to the extent that such Refinanced Indebtedness is subordinated to the Securities, and

          (c) if the Refinanced Indebtedness is Indebtedness of the Company and ranks by its terms pari passu in right of payment with the Securities, (i) is pari passu or subordinated in right of payment to the Securities, (ii) does not have a final scheduled maturity and is not subject to any principal payments, including but not limited to payments upon mandatory or optional redemption, prior to the dates of

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

     analogous payments under the Refinanced Indebtedness, and (iii) is not secured by any Lien on any property of the Company or any Subsidiary in addition to Liens securing the Refinanced Indebtedness.

EVENTS OF DEFAULT

     An Event of Default, with respect to the New Notes, means any one of the following events shall have occurred and be continuing: (i) default by the Company for 30 days in payment of any interest on the New Notes; (ii) default by the Company in any payment of principal of or premium, if any, on the New Notes when such payment becomes due and payable; (iii) default by the Company in performance of any other covenant or agreement in the New Note Indenture or under the New Notes, which shall not have been remedied within 30 days after receipt of written notice from the Trustee or from the holders of at least 25% in principal amount of the New Notes then outstanding; (iv) upon an event of default resulting in the acceleration of the maturity of any issue or issues of Indebtedness of the Company and/or one or more Subsidiaries of any principal amount of $10 million or more in the aggregate, and such default shall be continuing for a period of 30 days without the Company or such Subsidiary, as the case may be, discharging the Indebtedness or effecting a cure of such default; (v) a judgment or order not covered by insurance for the payment of money in excess of $10 million having been rendered against the Company or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days; or (vi) certain events involving bankruptcy, insolvency or reorganization of the Company or any Material Subsidiary; (vii) failure by the Company to make at the final (but not any interim) fixed maturity of one or more issues of Indebtedness a principal payment or principal payments aggregating $10 million or more, which failure shall not have been remedied within 30 days of the payment default that causes the aggregate amount of such indebtedness to exceed $10 million, or (viii) the cessation of the full force and effect of the New Note Indenture, except as permitted therein. The Trustee may withhold notice to the holders of the New Notes of any default or Event of Default (except in payment of principal of, or premium, if any, or interest on the Notes) if the Trustee considers it in the interest of the holders of the New Notes to do so.

     If an Event of Default occurs and is continuing with respect to the New
Note Indenture, the Trustee or the Holders of not less than 25% in principal amount of the New Notes outstanding may, and at the request of the Holders, the Trustee shall declare the principal of and premium, if any, and accrued but unpaid interest on all the New Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any Material Subsidiary occurs and is continuing, the principal of and premium, if any, and interest on all the New Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the New Notes. If an Event of Default relating to item (iv) in the preceding paragraph occurs, such acceleration will be automatically rescinded if the Event of Default is cured by the Company or waived by the holders of the relevant Indebtedness within 30 days after the occurrence of the Event of Default. Under certain circumstances, the holders of a majority in principal amount of the outstanding New Notes may rescind any such acceleration with respect to the New Notes and its consequences.

     The New Note Indenture provides that no Holder may pursue any remedy under the New Note Indenture unless (i) the Trustee shall have received written notice from the Holder of a continuing Event of Default, (ii) the Trustee shall have received a request from holders of at least 25% in principal amount of the New Notes to pursue such remedy, (iii) the Trustee shall have been offered indemnity reasonably satisfactory to it, (iv) the Trustee shall have failed to act for a period of 60 days after receipt of such notice and offer of indemnity, and (v) during such 60-day period, a majority of the Holders do not give the Trustee directions inconsistent with the initial request; however, such provision does not affect the right of a holder of a Note to sue for enforcement of any overdue payment thereon.

     The holders of a majority in principal amount of the New Notes then outstanding have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the New
Note Indenture, subject to certain limitations specified in the New Note Indenture. The New Note Indenture will require the annual filing by the Company with the Trustee of a written statement as to compliance with the covenants contained in the New Note Indenture.

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

MODIFICATION AND WAIVER

     The New Note Indenture provides that supplements and amendments to the New
Note Indenture or the New Notes may be made by the Company, and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the New Notes then outstanding; provided that no such amendment or waiver may, without the consent of each Holder affected, (i) reduce the principal amount of New Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any New Note, or alter the provisions with respect to the redemption of the New Notes in a manner adverse to the Holders, (iii) reduce the rate of or change the time for payment of interest on any New Note, (iv) make any New Note payable in money other than U.S. Legal Tender, (v) make any change in the provisions of the New Note Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or premium, if any, or interest on, the New Notes, (vi) waive a redemption payment with respect to any New Notes, or
(vii) make any change in certain sections of the New Note Indenture.

     The New Note Indenture provides that supplements and amendments to the New
Note Indenture may be made by the Company and the Trustee without the consent of any Holder to: (i) cure any ambiguity, correct or supplement any provision therein which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the New
Note Indenture which shall not be inconsistent with the provisions of the New
Note Indenture, provided that such amendment does not adversely affect the rights of the Holders, (ii) evidence the succession of another corporation to the Company, and provide for the assumption by such successor of the Company's obligations to the Holders under the New Note Indenture and the New Notes, (iii) to provide for uncertificated New Notes in addition to or in place of certificated New Notes, (iv) make any change that would provide additional rights or benefits to holders, or not adversely affect the legal rights of the Holder under the New Note Indenture or (v) comply with the requirements of the Commission in order to effect or maintain the qualification of the New Note Indenture under the Trust Indenture Act of 1939.

     The New Note Indenture provides that the holders of a majority in aggregate principal amount of the New Notes then outstanding may waive any existing Default or Event of Default under the New Note Indenture or the New Notes, except a default or Event of Default in the payment of principal, or premium, if any, or interest.

DISCHARGE AND TERMINATION

     The New Note Indenture provides that the New Note Indenture shall cease to be of further effect (subject to certain exceptions) when (i) all outstanding New Notes theretofore authenticated and delivered (other than destroyed, lost or stolen New Notes that have been replaced or paid) have been delivered to the Trustee for cancellation or (ii) (A) the New Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee, (B) the Company irrevocably deposits in trust with the Trustee during such one-year period, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds solely for the benefit of the Holders, money or U.S. Government Obligations sufficient to pay principal and interest on the New Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it under the New Note Indenture or the New Notes, (C) no Event of Default with respect to the New Notes shall have occurred and be continuing on the date of such deposit,
(D) such deposit will not result in a breach or violation of, or constitute a default under, the New Note Indenture or any other agreement or instrument to which the Company is a party or by which either is bound and (E) the Company has delivered to the Trustee any required Officers' Certificate and Opinion of Counsel.

GOVERNING LAW

     The New Note Indenture and each New Note are governed by, and construed in accordance with, the laws of the State of New York, except as may otherwise be required by mandatory provisions at law, but without giving effect to principles of conflicts of law.

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

THE TRUSTEE

                             will be the Trustee under the New Note Indenture.
Its address is                         .

     The New Note Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act of 1939), it must eliminate such conflict or resign.

     The New Note Indenture provides that in case an Event of Default shall occur (and be continuing), the Trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its powers under the New Note Indenture at the request of any of the holders of the New Notes, unless such holders shall have offered the Trustee indemnity reasonably satisfactory to it.

AUTHENTICATION

     Two officers of the Company will sign each New Note on behalf of the Company, in each case by manual or facsimile signature. The Company's seal will be reproduced on each New Note and may be in facsimile form. A New Note will not be valid until the Trustee or an Authenticating Agent manually signs the certificate of authentication on the New Note. Each New Note will be dated the date of its authentication.

                                 LEGAL MATTERS

     Certain legal matters relating to the New Notes offered hereby have been passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements and financial statement schedule of America West Airlines, Inc., as of December 31, 1994 and 1993, and for the period August 26, 1994 to December 31, 1994, the period January 1, 1994 to August 25, 1994 and for each of the years in the two-year period ended December 31, 1993, have been included herein and in the registration statements in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The reports of KPMG Peat Marwick LLP for the period August 26, 1994 to December 31, 1994, the period January 1, 1994 to August 25, 1994, and as of December 31, 1994 contain an explanatory paragraph that states the financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start reporting. As a result, the financial statements of the Reorganized Company are presented on a different basis than those of the Predecessor Company and therefore, are not comparable in all respects.

                          AMERICA WEST AIRLINES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
FINANCIAL STATEMENTS AS OF DECEMBER 31, 1994

  Independent Auditors' Report........................................................   F-2
  Balance Sheets as of December 31, 1994 and 1993.....................................   F-3
  Statements of Operations for the periods August 26, 1994 to December 31, 1994,
     January 1, 1994 to August 25, 1994 and the Years ended December 31, 1993 and
     1992.............................................................................   F-4
  Statements of Cash Flows for the periods August 26, 1994 to December 31, 1994,
     January 1, 1994 to August 25, 1994 and the Years ended December 31, 1993 and
     1992.............................................................................   F-5
  Statements of Stockholders' Equity (Deficiency) for the periods August 26, 1994 to
     December 31, 1994, January 1, 1994 to August 25, 1994 and the Years ended
     December 31, 1993 and 1992.......................................................   F-6
  Notes to Financial Statements.......................................................   F-7
CONDENSED FINANCIAL STATEMENTS AS OF MARCH 31, 1995
  Condensed Balance Sheets as of March 31, 1995 (Unaudited) and December 31, 1994.....  F-24
  Condensed Statements of Operations for the three month periods ended March 31, 1995 and 1994 (Unaudited).............................................................  F-25
  Condensed Statements of Cash Flows for the three month periods ended March 31, 1995 and 1994 (Unaudited).............................................................  F-26
  Notes to Condensed Financial Statements.............................................  F-27

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
America West Airlines, Inc.

     We have audited the accompanying balance sheets of America West Airlines, Inc. as of December 31, 1994 and 1993, and the related statements of operations, cash flows and stockholders' equity (deficiency) for the period August 26, 1994 to December 31, 1994, the period January 1, 1994 to August 25, 1994, and for each of the years in the two-year period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of America West Airlines, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the period August 26, 1994 to December 31, 1994, the period January 1, 1994 to August 25, 1994, and for each of the years in the two-year period ended December 31, 1993 in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 2 to the financial statements, on August 25, 1994, America West Airlines, Inc. emerged from bankruptcy. The financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start reporting. As a result, the financial statements of the Reorganized Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects.

                                          KPMG Peat Marwick LLP
Phoenix, Arizona
February 24, 1995

                          AMERICA WEST AIRLINES, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                                      REORGANIZED |    PREDECESSOR
                                                                                                        COMPANY   |      COMPANY
                                                                                                      ----------- |    -----------
                                                                                                         1994     |       1993
                                                                                                      ----------- |    -----------
                                                                                                                  |
ASSETS                                                                                                            |
Current assets:                                                                                                   |
  Cash and cash equivalents.........................................................................  $  182,581  |    $   99,631
  Accounts receivable, less allowance for doubtful accounts of $3,531 in 1994 and $3,030 in 1993....      57,474  |        65,744
  Expendable spare parts and supplies, less allowance for obsolescence of $483 in 1994 and $7,231                 |
    in 1993.........................................................................................      24,179  |        28,111
  Prepaid expenses..................................................................................      29,284  |        34,939
                                                                                                      ----------- |    -----------
        Total current assets........................................................................     293,518  |       228,425
                                                                                                      ----------- |    -----------
Property and equipment:                                                                                           |
  Flight equipment..................................................................................     452,177  |       872,104
  Other property and equipment......................................................................      92,169  |       180,607
                                                                                                      ----------- |    -----------
                                                                                                         544,346  |     1,052,711
  Less accumulated depreciation and amortization....................................................      15,882  |       385,776
                                                                                                      ----------- |    -----------
                                                                                                         528,464  |       666,935
  Equipment purchase deposits.......................................................................      26,074  |        51,836
                                                                                                      ----------- |    -----------
                                                                                                         554,538  |       718,771
                                                                                                      ----------- |    -----------
Restricted cash.....................................................................................      28,578  |        46,296
Reorganization value in excess of amounts allocable to identifiable assets, net.....................     645,703  |            --
Other assets, net...................................................................................      22,755  |        23,251
                                                                                                      ----------- |    -----------
                                                                                                      $1,545,092  |    $1,016,743
                                                                                                      =========== |    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)                                                                 |
Current liabilities:                                                                                              |
  Current maturities of long-term debt..............................................................  $   65,198  |    $  125,271
  Accounts payable..................................................................................      77,569  |        62,957
  Air traffic liability.............................................................................     127,356  |       118,479
  Accrued compensation and vacation benefits........................................................      15,776  |        11,704
  Accrued interest..................................................................................      13,109  |         8,295
  Accrued taxes.....................................................................................      27,061  |        14,114
  Other accrued liabilities.........................................................................      15,376  |        11,980
                                                                                                      ----------- |    -----------
        Total current liabilities...................................................................     341,445  |       352,800
                                                                                                      ----------- |    -----------
Estimated liabilities subject to Chapter 11 proceedings.............................................          --  |       381,114
Long-term debt, less current maturities.............................................................     465,598  |       396,350
Manufacturers' and deferred credits.................................................................     116,882  |        73,592
Other liabilities...................................................................................      25,721  |        67,149
Commitments and contingencies                                                                                     |
Stockholders' equity (deficiency):                                                                                |
  Preferred stock, $.01 par value. Authorized 48,800,000 shares; no shares issued at December 31,                 |
    1994............................................................................................          --  |            --
  Class A common stock, $.01 par value. Authorized 1,200,000 shares; issued and outstanding                       |
    1,200,000 shares at December 31, 1994...........................................................          12  |            --
  Class B common stock, $.01 par value. Authorized 100,000,000 shares; issued and outstanding                     |
    43,936,272 shares at December 31, 1994..........................................................         439  |            --
  Preferred stock, $.25 par value. Authorized 50,000,000 shares; Series C 9.75% convertible                       |
    preferred stock, issued and outstanding 73,099 shares at December 31, 1993; $1.33 per share                   |
    cumulative dividend.............................................................................          --  |            18
  Common stock, $.25 par value. Authorized 90,000,000 shares; issued and outstanding 25,291,102 at                |
    December 31, 1993...............................................................................          --  |         6,323
  Additional paid-in capital........................................................................     587,149  |       197,010
  Retained earnings (deficit).......................................................................       7,846  |      (438,626)
                                                                                                      ----------- |    -----------
                                                                                                         595,446  |      (235,275)
  Less deferred compensation and notes receivable -- employee stock purchase plans..................          --  |        18,987
                                                                                                      ----------- |    -----------
        Total stockholders' equity (deficiency).....................................................     595,446  |      (254,262)
                                                                                                      ----------- |    -----------
                                                                                                      $1,545,092  |    $1,016,743
                                                                                                      =========== |    ==========

                See accompanying notes to financial statements.

                          AMERICA WEST AIRLINES, INC.

                            STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              REORGANIZED   |              PREDECESSOR COMPANY
                                                                COMPANY     |   -----------------------------------------
                                                             -------------  |   PERIOD FROM
                                                              PERIOD FROM   |    JANUARY 1      YEARS ENDED DECEMBER 31,
                                                             AUGUST 26 TO   |       TO
                                                             DECEMBER 31,   |   AUGUST 25,      -------------------------
                                                                 1994       |      1994            1993           1992
                                                             -------------  |   -----------     ----------     ----------
                                                                            |
Operating revenues:                                                         |
  Passenger................................................    $ 437,775    |    $ 882,140      $1,246,564     $1,214,816
  Cargo....................................................       16,648    |       27,645          40,161         42,077
  Other....................................................       15,343    |       29,243          38,639         37,247
                                                             -------------  |   -----------     ----------     ----------
      Total operating revenues.............................      469,766    |      939,028       1,325,364      1,294,140
                                                             -------------  |   -----------     ----------     ----------
Operating expenses:                                                         |
  Salaries and related costs...............................      117,562    |      213,722         305,429        324,255
  Rentals and landing fees.................................       90,822    |      173,710         274,708        338,391
  Aircraft fuel............................................       58,165    |      100,646         166,313        186,042
  Agency commissions.......................................       37,265    |       78,988         106,368        106,661
  Aircraft maintenance materials and repairs...............       17,590    |       28,109          31,000         38,366
  Depreciation and amortization............................       26,684    |       56,694          81,894         86,981
  Restructuring charges....................................           --    |           --              --         31,316
  Other....................................................       82,807    |      179,653         238,598        256,940
                                                             -------------  |   -----------     ----------     ----------
      Total operating expenses.............................      430,895    |      831,522       1,204,310      1,368,952
                                                             -------------  |   -----------     ----------     ----------
      Operating income (loss)..............................       38,871    |      107,506         121,054        (74,812)
                                                             -------------  |   -----------     ----------     ----------
Nonoperating income (expenses):                                             |
  Interest income..........................................        3,834    |          470             728          1,418
  Interest expense (contractual interest of $44,747,                        |
    $72,961 and $73,931 for the periods ended August 25,                    |
    1994, and December 31, 1993 and 1992, respectively)....      (22,636)   |      (33,998)        (54,192)       (55,826)
  Loss on disposition of property and equipment............         (398)   |       (1,659)         (4,562)        (1,283)
  Reorganization expense, net..............................           --    |     (273,659)        (25,015)       (16,216)
  Other, net...............................................           65    |          131             (89)        14,958
                                                             -------------  |   -----------     ----------     ----------
      Total nonoperating expenses, net.....................      (19,135)   |     (308,715)        (83,130)       (56,949)
                                                             -------------  |   -----------     ----------     ----------
      Income (loss) before income taxes and extraordinary                   |
        item...............................................       19,736    |     (201,209)         37,924       (131,761)
                                                             -------------  |   -----------     ----------     ----------
Income taxes...............................................       11,890    |        2,059             759             --
                                                             -------------  |   -----------     ----------     ----------
      Income (loss) before extraordinary item..............        7,846    |     (203,268)         37,165       (131,761)
                                                             -------------  |   -----------     ----------     ----------
Extraordinary gain on elimination of debt..................           --    |      257,660              --             --
                                                             -------------  |   -----------     ----------     ----------
      Net income (loss)....................................    $   7,846    |    $  54,392      $   37,165     $ (131,761)
                                                             =============  |   ===========      =========      =========
Earnings (loss) per share:                                                  |
  Primary:                                                                  |
    Income (loss) before extraordinary item................    $     .17    |    $   (7.03)     $     1.50     $    (5.58)
    Extraordinary item.....................................           --    |         9.02              --             --
                                                             -------------  |   -----------     ----------     ----------
      Net income (loss)....................................    $     .17    |    $    1.99      $     1.50     $    (5.58)
                                                             =============  |   ===========      =========      =========
  Fully Diluted:                                                            |
    Income (loss) before extraordinary item................    $     .17    |    $   (4.96)     $     1.04     $    (5.58)
    Extraordinary item.....................................           --    |         6.37              --             --
                                                             -------------  |   -----------     ----------     ----------
      Net income (loss)....................................    $     .17    |    $    1.41      $     1.04     $    (5.58)
                                                             =============  |   ===========      =========      =========
Shares used for computation:                                                |
  Primary..................................................       45,127    |       28,550          27,525         23,914
                                                             =============  |   ===========      =========      =========
  Fully diluted............................................       45,127    |       40,452          41,509         23,914
                                                             =============  |   ===========      =========      =========

                See accompanying notes to financial statements.

                          AMERICA WEST AIRLINES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 REORGANIZED  |             PREDECESSOR COMPANY
                                                                   COMPANY    |    --------------------------------------
                                                                ------------- |    PERIOD FROM
                                                                 PERIOD FROM  |     JANUARY 1       YEARS ENDED DECEMBER
                                                                AUGUST 26 TO  |        TO                   31,
                                                                DECEMBER 31,  |    AUGUST 25,      ----------------------
                                                                    1994      |       1994           1993         1992
                                                                ------------- |    -----------     --------     ---------
                                                                              |
Cash flows from operating activities:                                         |
  Net income (loss)...........................................    $   7,846   |     $  54,392      $ 37,165     $(131,761)
  Adjustments to reconcile net income (loss) to cash provided                 |
    by operating activities:                                                  |
    Depreciation and amortization.............................       15,538   |        56,694        81,894        86,981
    Amortization of deferred overhauls........................          356   |            --            --            --
    Amortization of reorganization value in excess of amounts                 |
      allocable to identifiable assets........................       11,145   |            --            --            --
    Amortization of manufacturers' and deferred credits.......       (3,961)  |        (2,966)       (5,186)       (5,869)
    Loss on disposition of property and equipment.............          398   |         1,659         4,562         1,283
    Restructuring charges.....................................           --   |            --            --        31,316
    Reorganization items......................................           --   |       185,226        18,167         3,188
    Extraordinary gain on extinguishment of debt..............           --   |      (257,660)           --            --
    Other.....................................................        1,178   |          (383)         (554)          866
                                                                              |
  Changes in operating assets and liabilities:                                |
    Decrease (increase) in accounts receivable, net...........       27,439   |       (18,769)         (927)       19,418
    Decrease (increase) in spare parts and supplies, net......        1,165   |           397         6,320        (2,384)
    Decrease in prepaid expenses..............................        4,371   |         1,284         2,627           812
    Decrease (increase) in other assets and restricted cash...        1,219   |        12,971        (5,295)       (1,141)
    Increase (decrease) in accounts payable...................      (17,289)  |       (15,557)        9,014        (8,473)
    Increase (decrease) in air traffic liability..............      (26,452)  |        30,510         8,749        30,723
    Increase (decrease) in accrued compensation                               |
      and vacation benefits...................................      (11,667)  |        15,739        (1,300)       (1,491)
    Increase in accrued interest..............................        7,517   |         4,694        10,368        25,640
    Increase (decrease) in accrued taxes......................       (2,104)  |        25,999        (1,764)        2,968
    Increase (decrease) in other accrued liabilities..........      (13,785)  |        67,429           644        18,204
    Increase (decrease) in other liabilities..................       (4,996)  |       (19,443)      (11,126)        6,465
                                                                ------------- |    -----------     --------     ---------
      Net cash provided by (used in) operating activities.....       (2,082)  |       142,216       153,358        76,745
                                                                              |
Cash flows from investing activities:                                         |
  Purchases of property and equipment.........................      (14,658)  |       (61,271)      (54,324)      (69,208)
  Decrease in equipment purchase deposits.....................           --   |            --            --        14,425
  Proceeds from disposition of property.......................          600   |           334         3,715           383
                                                                ------------- |    -----------     --------     ---------
      Net cash used in investing activities...................      (14,058)  |       (60,937)      (50,609)      (54,400)
                                                                              |
Cash flows from financing activities:                                         |
  Proceeds from issuance of DIP financing.....................           --   |            --            --        53,000
  Proceeds from issuance of debt..............................           --   |       100,000            --        22,804
  Repayment of debt including DIP financing...................      (23,355)  |      (173,699)      (77,501)      (75,871)
  Issuance of common stock....................................            3   |       114,862            --            --
                                                                ------------- |    -----------     --------     ---------
      Net cash provided by (used in) financing activities.....      (23,352)  |        41,163       (77,501)          (67)
                                                                ------------- |    -----------     --------     ---------
      Net increase (decrease) in cash and cash equivalents....      (39,492)  |       122,442        25,248        22,278
                                                                ------------- |    -----------     --------     ---------
Cash and cash equivalents at beginning of period..............      222,073   |        99,631        74,383        52,105
                                                                ------------- |    -----------     --------     ---------
Cash and cash equivalents at end of period....................    $ 182,581   |     $ 222,073      $ 99,631     $  74,383
                                                                ============  |    ===========     ========     =========

                See accompanying notes to financial statements.

                          AMERICA WEST AIRLINES, INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
  FOR THE PERIODS AUGUST 26 TO DECEMBER 31, 1994, JANUARY 1 TO AUGUST 25, 1994
                AND THE YEARS ENDED DECEMBER 31, 1993, AND 1992
               (IN THOUSANDS EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                                                                        DEFERRED
                                                                                                      COMPENSATION
                                                                                                        AND NOTES
                             CONVERTIBLE   CLASS A   CLASS B             ADDITIONAL    RETAINED       RECEIVABLE --
                              PREFERRED    COMMON    COMMON    COMMON     PAID-IN      EARNINGS/     EMPLOYEE STOCK
                                STOCK       STOCK     STOCK     STOCK     CAPITAL      (DEFICIT)     PURCHASE PLANS       TOTAL
                             -----------   -------   -------   -------   ----------   -----------   -----------------   ---------
Balance at January 1,
 1992......................     $  91        $--      $  --    $5,904    $  191,825    $(342,358)       $ (21,972)      $(166,510)
                                -----      -------   -------   -------   ----------   -----------   -----------------   ---------
Issuance of 346,661 shares
  of common stock pursuant
  to convertible
  subordinated
  debentures...............        --         --         --        86         3,599           --               --           3,685
Employee restricted stock
  deferred compensation....        --         --         --        --            --           --              101             101
Employee stock purchase
  plan:
  Issuance of 7,305 shares
  of common stock at:
  $.19-$2.63 per share.....        --         --         --         2           (13)          --               81              70
  Deferred compensation....        --         --         --        --            (4)          --            1,478           1,474
Preferred stock dividends
  Series B: $5.41 per
    share..................        --         --         --        --            --       (1,575)              --          (1,575)
  Series C: $1.33 per
    share..................        --         --         --        --            --          (97)              --             (97)
Net loss...................        --         --         --        --            --     (131,761)              --        (131,761)
                                -----      -------   -------   -------   ----------   -----------   -----------------   ---------
Balance at December 31,
  1992.....................        91         --         --     5,992       195,407     (475,791)         (20,312)       (294,613)
                                -----      -------   -------   -------   ----------   -----------   -----------------   ---------
Issuance of 170,173 shares
  of common stock pursuant
  to Series B convertible
  subordinated
  debentures...............        --         --         --        43         1,896           --               --           1,939
Issuance of 1,164,596
  shares of common stock
  pursuant to convertible
  preferred stock..........       (73)        --         --       291          (218)          --               --              --
Employee restricted stock
  deferred compensation....        --         --         --        --            --           --               21              21
Employee stock purchase
  plan:
  Cancellation of 11,330
  shares of common stock
  at: $.22-$1.59 per
  share....................        --         --         --        (3 )         (38)          --               49               8
  Deferred compensation....        --         --         --        --           (37)          --            1,255           1,218
Net income.................        --         --         --        --            --       37,165               --          37,165
                                -----      -------   -------   -------   ----------   -----------   -----------------   ---------
Balance at December 31,
  1993.....................        18         --         --     6,323       197,010     (438,626)         (18,987)       (254,262)
                                -----      -------   -------   -------   ----------   -----------   -----------------   ---------
Issuance of 336,277 shares
  of common stock pursuant
  to convertible preferred
  stock dividends..........        --         --         --        84         2,932           --               --           3,016
Employee stock purchase
  plan:
  Cancellation of 7,678
  shares of common stock
  at:
  $1.19-$4.03 per share....        --         --         --        (2 )         (49)          --               43              (8)
  Deferred compensation....        --         --         --        --            (1)          --              606             605
Issuance of 108,825 shares
  of common stock pursuant
  to exercise of stock
  options..................        --         --         --        27           166           --               --             193
Net income.................        --         --         --        --            --       54,392               --          54,392
Eliminate predecessor
  equity accounts in
  connection with fresh
  start....................       (18)        --         --    (6,432)     (200,058)     206,508               --              --
Eliminate employee stock
  receivable...............        --         --         --        --            --      (18,338)          18,338              --
Record excess of
  reorganization value over
  identifiable assets......        --         --         --        --            --      668,702               --         668,702
Sale of 1,200,000 shares of
  Class A common
  stock and 14,000,000
  shares of Class B common
  stock....................        --         12        140        --       114,710           --               --         114,862
Issuance of 29,925,000
  shares of new Class B
  common stock.............        --         --        299        --       472,339     (472,638)              --              --
                                -----      -------   -------   -------   ----------   -----------   -----------------   ---------
Balance at August 25,
  1994.....................        --         12        439        --       587,049           --               --         587,500
                                -----      -------   -------   -------   ----------   -----------   -----------------   ---------
Issuance of 272 shares of
  common stock pursuant to
  exercise of stock
  warrants.................        --         --         --        --             3           --               --               3
Issuance of 11,000 shares
  of restricted stock......        --         --         --        --            97           --               --              97
Net income.................        --         --         --        --            --        7,846               --           7,846
                                -----      -------   -------   -------   ----------   -----------   -----------------   ---------
Balance at December 31,
  1994.....................     $.....       $12      $ 439    $   --    $  587,149    $   7,846        $      --       $ 595,446
                             =========     ======    ======    =======    =========   ==========    ===============     =========

                See accompanying notes to financial statements.

                          AMERICA WEST AIRLINES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1994, 1993 AND 1992

     America West Airlines, Inc., (the "Predecessor Company") filed a voluntary petition on June 27, 1991, to reorganize under Chapter 11 of the U.S. Bankruptcy Code. On August 10, 1994, the Plan of Reorganization ("Plan"), filed by the Predecessor Company, was confirmed and became effective on August 25, 1994 (the "Effective Date"). On August 25, 1994, America West Airlines, Inc., (the "Reorganized Company" or the "Company") adopted fresh start reporting in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7") of the American Institute of Certified Public Accountants. Accordingly, the Company's post-reorganization balance sheet and statement of operations have not been prepared on a consistent basis with such pre-reorganization financial statements and are not comparable in all respects to financial statements prior to reorganization. For accounting purposes, the inception date of the Reorganized Company is deemed to be August 26, 1994. A vertical black line is shown in the financial statements to separate the Reorganized Company from the Predecessor Company since they have not been prepared on a consistent basis of accounting.

1. CHAPTER 11 REORGANIZATION

     The following occurred upon the Effective Date:

     - The partners of AmWest Partners, L.P. ("AmWest"), a limited partnership which includes TPG Partners, L.P. ("TPG"); Continental Airlines, Inc. ("Continental"); and Mesa Airlines, Inc. ("Mesa"); together with Lehman Brothers, Inc. ("Lehman") and Fidelity Investments ("Fidelity"), as assignees of AmWest, invested $205.3 million in consideration for the issuance of securities by the Reorganized Company, consisting of (i) 1,200,000 shares of Class A Common Stock at a price of $7.467 per share;
       (ii) 12,981,636 shares of Class B Common Stock, consisting of 12,259,821 shares at a price of $7.467 per share and 721,815 shares at $8.889 per share (representing shares acquired as a result of cash elections made by unsecured creditors); (iii) 2,769,231 Warrants to purchase shares of Class B Common Stock at an exercise price of $12.74 per share and (iv) $100 million principal amount of 11 1/4% Senior Unsecured Notes, due September 1, 2001. AmWest was dissolved immediately after the Effective Date with all rights being delegated to the partners and assignees of AmWest.

     - Pre-existing equity interests of the Company were cancelled, the Company's obligations to certain prepetition creditors were restructured and general unsecured nonpriority prepetition creditors received, in full satisfaction of their claims, their pro rata share of approximately 26,053,185 shares of Class B Common Stock and $6,416,214 in cash. Holders of the Company's pre-existing common equity interests received, on a pro rata basis, 2,250,000 shares of Class B Common Stock and Warrants to purchase 6,230,769 shares of Class B Common Stock. In addition, pursuant to the exercise of subscription rights, holders of pre-existing equity interests received 1,615,179 shares of Class B Common Stock for an aggregate purchase price of $14,357,326 ($8.889 per share), including holders of pre-existing preferred equity interests. TPG and Fidelity, the holders of preferred equity interests of the Predecessor Company received their pro rata share of (i) $500,000 in cash and (ii) 125,000 shares of Class B Common Stock for an aggregate purchase price of $1,111,125.

     - In exchange for certain concessions principally arising from cancellation of the right of GPA Group plc and/or its affiliates ("GPA") to lease to America West 10 Airbus A320 aircraft, GPA received Class B Common Stock, a cash payment and certain rights (note 13).

     - The Company entered into certain Alliance Agreements with Continental and Mesa relating to code-sharing, schedule coordination and certain other relationships and agreements. With respect to Mesa, a pre-existing code share agreement was extended to August 2004.

                          AMERICA WEST AIRLINES, INC.

       - The Company executed letter agreements with Fidelity and Lehman relating to the settlement of certain prepetition claims. On October 14, 1994, the Company issued an additional $23 million of 11 1/4% Senior Unsecured Notes, due September 2001, and made a prepayment of a $1.3 million lease obligation. Additionally, cash payments of $2.1 million and $1.2 million were made to Fidelity and Lehman, respectively.

          - The Plan also provided for many other matters, including the satisfaction of certain other prepetition claims in accordance with negotiated settlement agreements, the disposition of the various types of claims asserted against the Company, the adherence to the Company's aircraft lease agreements, the amendment of the Company's aircraft purchase agreements and the release of the Company's employees from all obligations arising under the Company's stock purchase plan in consideration for the cancellation of the shares of Predecessor Company stock securing such obligations.

     As of December 31, 1994, distributions on $295 million of allowed general unsecured claims had been made. Approximately 21.6 million shares of the Company's Class B Common Stock and cash proceeds equivalent to an additional 524,000 shares have been distributed in settlement. The remaining shares will be distributed as the remaining general unsecured claims are allowed. To the extent that the total allowed amount of claims is less than the $345 million reserve set by the Bankruptcy Court, the holders of such claims will receive a supplemental distribution.

     Reorganization expense recorded by the Predecessor Company consisted of the following:

                                                                                YEARS ENDED
                                                          PERIOD FROM          DECEMBER 31,
                                                         JANUARY 1 TO       -------------------
                                                        AUGUST 25, 1994      1993        1992
                                                        ---------------     -------     -------
                                                                    (IN THOUSANDS)
    Professional fees and other expenses related to
      the Chapter 11 proceedings......................     $  31,959        $ 9,419     $16,498
    Adjustments of assets and liabilities to fair
      value...........................................       166,829             --          --
    Provisions for settlement of claims...............        66,626         18,231       1,748
    Reorganization success bonuses....................        11,956             --          --
    Interest income...................................        (3,711)        (2,635)     (2,030)
                                                        ---------------     -------     -------
                                                           $ 273,659        $25,015     $16,216
                                                         ===========        =======     =======

2. FRESH START REPORTING

     In connection with its emergence from bankruptcy, the Company adopted fresh start reporting in accordance with SOP 90-7. The fresh start reporting common equity value of $587.5 million was determined by the Company with the assistance of its financial advisors. The significant factors used in the determination of this value were analyses of industry, economic and overall market conditions and the historical and estimated performance of the Company as well as of the airline industry, discussions with various potential investors and certain other financial analyses.

     Under fresh start reporting, the reorganization value of the entity has been allocated to the Company's assets and liabilities on a basis substantially consistent with purchase accounting. The portion of reorganization value not attributable to specific tangible assets has been recorded as "Reorganization Value in Excess of Amounts Allocable to Identifiable Assets" in the accompanying balance sheet as of December 31, 1994. The fresh start reporting adjustments, primarily related to the adjustment of the Company's assets and liabilities to fair market values, will have a significant effect on the Company's future statements of operations. The more significant of these adjustments relate to reduced depreciation expense on property and equipment, increased

                          AMERICA WEST AIRLINES, INC.

amortization expense relating to reorganization value in excess of amounts allocable to identifiable assets, and increased interest expense and reduced aircraft rent expense for leases adjusted to fair market rental rates.

     The effects of the Plan and fresh start reporting on the balance sheet at the Effective Date are as follows (in thousands):

                                                                      (A)          (B)            (C)
                                                  PREDECESSOR                    ISSUE OF                      REORGANIZED
                                                    COMPANY          DEBT         DEBT &      FRESH START        COMPANY
                                                 AUG. 25, 1994     DISCHARGE      STOCK       ADJUSTMENTS     AUG. 25, 1994
                                                 -------------     ---------     --------     -----------     -------------
ASSETS
Current assets:
  Cash and cash equivalents....................   $   156,401      $(140,284)    $205,956      $      --       $   222,073
  Accounts receivable, net.....................        77,682            --         6,831             --            84,513
  Expendable spare parts and supplies..........        27,715            --            --         (2,371)           25,344
  Prepaid expenses.............................        34,540            --            --           (885)           33,655
                                                 -------------     ---------     --------     -----------     -------------
Total current assets...........................       296,338      (140,284 )     212,787         (3,256)          365,585
Property and equipment, net....................       702,442            --            --       (138,830)          563,612
Restricted cash................................        30,503            --            --             --            30,503
Reorganization value in excess of amounts
  allocable
  to identifiable assets.......................            --            --            --        668,702           668,702
Other assets, net..............................        24,497            --         1,575         (2,449)           23,623
                                                 -------------     ---------     --------     -----------     -------------
Total assets...................................   $ 1,053,780      $(140,284)    $214,362      $ 524,167       $ 1,652,025
                                                 ============      =========     ========     ==========      ============
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIENCY)
Current liabilities:
  Current maturities of long-term debt.........   $   119,185      $(65,014 )    $     --      $      --       $    54,171
  Accounts payable.............................        98,080         6,500            --            969           105,549
  Air traffic liability........................       153,808            --            --             --           153,808
  Accrued compensation and vacation benefits...        27,443            --            --             --            27,443
  Accrued interest.............................         5,620            --            --             --             5,620
  Accrued taxes................................        26,613        14,405            --             --            41,018
  Other accrued liabilities....................        29,161            --            --             --            29,161
                                                 -------------     ---------     --------     -----------     -------------
Total current liabilities......................       459,910       (44,109 )          --            969           416,770
Estimated liabilities subject to Chapter 11
  proceedings..................................       382,769      (382,769 )          --             --                --
Long-term debt, less current maturities........       368,939        28,934       100,000             --           497,873
Manufacturers' and deferred credits............        70,625            --            --         51,530           122,155
Other liabilities..............................        57,932            --            --        (30,205)           27,727
Stockholders' equity (deficiency):
  Preferred stock..............................            18            --            --            (18)               --
  Common stock, Predecessor Company............         6,432            --            --         (6,432)               --
  Common stock, Reorganized Company............            --            --           152            299               451
  Additional paid in capital...................       200,058            --       114,710        272,281           587,049
  Accumulated deficit..........................      (474,565)      257,660          (500)       217,405                --
                                                 -------------     ---------     --------     -----------     -------------
                                                     (268,057)      257,660       114,362        483,535           587,500
  Deferred compensation and notes receivable --
    employee stock purchase plans..............        18,338            --            --        (18,338)               --
                                                 -------------     ---------     --------     -----------     -------------
Total stockholders' equity (deficiency)........      (286,395)      257,660       114,362        501,873           587,500
                                                 -------------     ---------     --------     -----------     -------------
Total liabilities & stockholders' equity
  (deficiency).................................   $ 1,053,780      $(140,284)    $214,362      $ 524,167       $ 1,652,025
                                                 ============      =========     ========     ==========      ============

- ---------------
(a) To record the discharge or reclassification of prepetition obligations as well as the repayment in cash of $77.6 million of D.I.P. financing and a $62.7 million priority term loan.
(b) To record proceeds received from the issuance of new debt and equity securities and to record the preferred stock settlement payment of $500,000 and the receipt of approximately $1.1 million for the purchase of Class B Common Stock.
(c) To record adjustments to reflect assets and liabilities at fair market values and to record reorganization value in excess of amounts allocable to identifiable assets.

                          AMERICA WEST AIRLINES, INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Financial Reporting for Bankruptcy Proceedings

     The Company implemented the guidance as to financial reporting by entities that have filed petitions with the Bankruptcy Court, provided by SOP 90-7 in the accompanying financial statements.

     Pursuant to SOP 90-7, prepetition liabilities are reported on the basis of the expected amounts of such allowed claims, as opposed to the amounts for which those allowed claims may be settled and are classified as "Liabilities Subject to Chapter 11 Proceedings". The accrual for interest on such unsecured or undersecured liabilities was discontinued from the period June 27, 1991 to August 25, 1994, the Effective Date of the Plan.

  (b) Cash Equivalents

     Cash equivalents consist of all highly liquid debt instruments purchased with original maturities of three months or less and are carried at cost which approximates market.

  (c) Restricted Cash

     Restricted cash includes cash deposits securing certain letters of credit and cash held in Company accounts, but pledged to an institution which processes credit card sales transactions.

  (d) Expendable Spare Parts and Supplies

     Flight equipment expendable spare parts and supplies are valued at average cost. Allowances for obsolescence are provided, over the estimated useful life of the related aircraft and engines, for spare parts expected to be on hand at the date the aircraft are retired from service.

  (e) Property and Equipment

     Property and equipment were recorded at cost as of December 31, 1993 and at fair market value as of August 25, 1994; subsequent acquisitions are recorded at cost. Interest capitalized on advance payments for aircraft acquisitions and on expenditures for aircraft improvements are part of these costs. Interest capitalized was $621,000 for the period August 26, 1994 through December 31, 1994. No interest was capitalized while the Company was in bankruptcy. Property and equipment is depreciated and amortized to residual values over the estimated useful lives or the lease term, whichever is less, using the straight-line method.

     The estimated useful lives for the Company's property and equipment range from three to twelve years for owned property and equipment and to thirty years for the reservation and training center and technical support facilities. The estimated useful lives of the Company's owned aircraft, jet engines, flight equipment and rotable parts range from eleven to twenty-two years. Leasehold improvements relating to flight equipment and other property on operating leases are amortized over the life of the lease or the life of the asset, whichever is shorter.

     Routine maintenance and repairs are charged to expense as incurred. The cost of major scheduled airframe, engine and certain component overhauls are capitalized and amortized over the periods benefited and included in aircraft maintenance materials and repairs for the Reorganized Company, as part of fresh start reporting, and in depreciation and amortization expense for the Predecessor Company. Additionally, a provision for the estimated cost of scheduled airframe and engine overhauls required to be performed on leased aircraft prior to their return to the lessors has been provided.

  (f) Reorganization Value in Excess of Amounts Allocable to Identifiable Assets

     Reorganization value in excess of amounts allocable to identifiable assets is amortized on a straight line basis over 20 years. Accumulated amortization at December 31, 1994 is approximately $11.1 million. As more

                          AMERICA WEST AIRLINES, INC.

fully discussed at Note 9, with respect to the period ended December 31, 1994, a reduction in reorganization value in excess of amounts allocable to identifiable assets of $11.9 million was recorded as a result of the utilization of Predecessor Company tax attributes. The Company assesses the recoverability of this asset based upon expected future undiscounted cash flows and other relevant information.

  (g) Frequent Flyer Awards

     The Company maintains a frequent travel award program known as "FlightFund" that provides a variety of awards to program members based on accumulated mileage. The estimated cost of providing the free travel, using the incremental cost method as adjusted for estimated redemption rates, is recognized as a liability and charged to operations as program members accumulate mileage.

  (h) Manufacturers' and Deferred Credits

     In connection with the acquisition of certain aircraft and engines, the Company receives various credits. Such manufacturers' credits are deferred until the aircraft and engines are delivered, at which time they are either applied as a reduction of the cost of acquiring owned aircraft and engines, resulting in a reduction of future depreciation expense, or amortized as a reduction of rent expense for leased aircraft and engines. Unamortized amounts were written off at the Effective Date.

  (i) Deferred Credit -- Operating Leases

     Operating leases were adjusted to fair market value at the Effective Date. The net present value of the difference between the contractual lease rates and the fair market rates has been recorded as a deferred credit in the accompanying balance sheets. The deferred credit will be increased through charges to interest expense and decreased on a straight-line basis as a reduction in rent expense over the applicable lease periods. At December 31, 1994, the unamortized balance of the deferred credit was $116.9 million.

  (j) Revenue Recognition

     Passenger revenue is recognized when the transportation is provided. Ticket sales for transportation which has not yet been provided are reflected in the financial statements as air traffic liability.

  (k) Passenger Traffic Commissions and Related Fees

     Passenger traffic commissions and related fees are expensed when the transportation is provided and the related revenue is recognized. Passenger traffic commissions and related fees not yet recognized are included as a prepaid expense.

  (l) Income Taxes

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. As more fully discussed at Note 9, adoption of the new standard changed the Company's method of accounting for income taxes from the deferred approach to an asset and liability approach.

     As with the prior standard, the Company continues to account for its general business credits by use of the flow-through method.

  (m) Per Share Data

     Primary earnings per share is based upon the weighted average number of shares of common stock outstanding and dilutive common stock equivalents (stock options and warrants). Primary earnings per share

                          AMERICA WEST AIRLINES, INC.

reflect net income adjusted for interest on borrowings effectively reduced by the proceeds from the assumed exercise of common stock equivalents but only if the effect of such adjustments are dilutive.

     Fully diluted earnings per share is based on the weighted average number of shares of common stock outstanding, dilutive common stock equivalents (stock options and warrants), and the conversion of outstanding convertible preferred stock as well as for the Predecessor Company the conversion of convertible subordinate debentures. Fully diluted earnings per share reflect net income adjusted for interest on borrowings effectively reduced by the proceeds from the assumed exercise of common stock equivalents but only if the effect of such adjustments are dilutive.

  (n) Reclassification

     Certain prior period reclassifications have been made in the Predecessor Company's financial statements to conform to the Reorganized Company's presentation.

4. LONG-TERM DEBT

     Long-term debt at December 31 consists of the following:




                                                                REORGANIZED    |
                                                                  COMPANY      |    PREDECESSOR
                                                               --------------  |      COMPANY
                                                                  1994         |       1993
                                                               --------------  |   --------------
                                                               (IN THOUSANDS)  |    (IN THOUSANDS)
                                                                               |
SECURED                                                                        |
Notes payable, fixed interest rates of 6.00% to 10.79% and                     |
  floating                                                                     |
  interest rates of various LIBOR + 1.5% to 3.5%,                              |
  installments due                                                             |
  through 2008..............................................      $307,077     |      $402,448
Borrowings under lines of credit, floating interest rates of                   |
  Prime + 1% to three month LIBOR + 4%, installments due                       |
  through 1999. No available borrowings remain. ............        24,225     |        18,589
Notes payable, floating interest rate of Prime + 1%,                           |
  installments                                                                 |
  due through 1999. (a).....................................        34,097     |            --
DIP financing...............................................            --     |        83,577
                                                               --------------  |   --------------
                                                                   365,399     |       504,614
UNSECURED                                                                      |
11 1/4% senior notes, face amount of $123 million, interest                    |
  only payments until due in 2001. (b)......................       120,843     |            --
Notes payable, fixed interest rates of 6% to 8% and floating                   |
  interest rates of three month LIBOR + 3%, installments due                   |
  through 2000. ............................................        41,752     |        10,734
Other.......................................................         2,802     |         6,273
                                                               --------------  |   --------------
                                                                   165,397     |        17,007
          Total long-term debt..............................       530,796     |       521,621
          Less: current maturities..........................       (65,198)    |      (125,271)
                                                               --------------  |   --------------
                                                                  $465,598     |      $396,350
                                                               =============   |   =============

- ---------------
(a) Approximately $29.5 million was drawn on a letter of credit facility that secured certain industrial development bonds (the "Bonds") used by the Company to build its aircraft maintenance facility in Phoenix, Arizona (the "Hangar"). The issuer of the letter of credit facility was in turn reimbursed for such draws under a reimbursement agreement among the Company, that issuer and a certain bank group (the "Banks"). The reimbursement agreement was secured by the Hangar. At the Effective Date, the Company and the Banks agreed to facilitate repayment of the obligation created under the reimbursement agreement with two loans, the principal loan for $29.5 million and the interest loan for $6.5 million.

                          AMERICA WEST AIRLINES, INC.

     These two loans are secured by the Hangar. The interest loan is repaid with monthly level principal payments and interest at the prime rate plus 1% and matures in August 1996. Amortization of the principal loan is calculated over 12 years with a five year maturity in August 1999; and payments are made monthly of level principal and interest at the prime rate plus 1%, with the balance of the loan, or $12.5 million, being due at its maturity. Additionally, if the Company does not re-market the Bonds prior to August 25, 1995 (the proceeds from which will be used to retire the then outstanding balance of the principal loan), the Company is required to make an additional $5.0 million principal repayment under the principal loan in October 1995.

(b) On the Effective Date, the Company issued $100 million of 11 1/4% Senior Unsecured Notes (the "Senior Notes") at a discount of 1.575% as part of the investment by AmWest, and on October 14, 1994, the Company issued an additional $23 million of the Senior Notes. The notes mature in September, 2001 and interest is payable in arrears semi-annually commencing on March 1, 1995. The Senior Notes may be redeemed at the option of the Company; (i) prior to September 1, 1997; (a) at any time, in whole but not in part, at a redemption price of 105% of the principal amount of the Senior Notes plus accrued and unpaid interest, if any, to the redemption date or; (b) from time to time in part from the net proceeds of a public offering of its capital stock at a redemption price equal to 105% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date except for amounts mandatorily redeemed; (ii) on or after September 1, 1997 at any time in whole or from time to time in part, at a redemption price equal to the following percentage of principal redeemed, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period beginning:

                         SEPTEMBER 1,     PERCENTAGE
                         ------------     ----------
                            1997           105.0%
                            1998           103.3%
                            1999           101.7%
                            2000           100.0%

     The Senior Notes are also subject to mandatory redemption if the Company consummates a Public Offering Sale, as defined in the Indenture, prior to September 1, 1997, and immediately prior to such consummation, the Company has cash and cash equivalents, not subject to any restriction on disposition of at least $100 million. Then the Company shall redeem the Senior Notes at a redemption price equal to 104% of the aggregate principal amount of the Senior Notes so redeemed plus accrued and unpaid interest to the redemption date. The aggregate redemption price and accrued unpaid interest of the Senior Notes to be redeemed shall equal the lesser of: (a) 50% of the net proceeds of such Public Offering Sale and; (b) the excess if any of; (i) $20 million and; (ii) the amount of any net offering proceeds of any Public Offering Sale received prior to September 1, 1997. The Indenture contains a limitation on investment covenant with which the Company was in compliance at December 31, 1994.

At December 31, 1994, the estimated maturities of long-term debt are as follows:

                                                                     (IN THOUSANDS)
                1995...............................................     $ 65,198
                1996...............................................       55,566
                1997...............................................       48,316
                1998...............................................       44,653
                1999...............................................       57,203
                Thereafter.........................................      259,860
                                                                     --------------
                                                                        $530,796
                                                                     ===========

                          AMERICA WEST AIRLINES, INC.

     Secured financings totaling $365 million are collateralized by assets, primarily aircraft and engines, with a net book value of $422.6 million at December 31, 1994.

     Prepetition long-term debt totaling approximately $224 million was included in Estimated Liabilities Subject to Chapter 11 Proceedings at December 31, 1993. As part of the reorganization, approximately $85.6 million of long-term debt was restructured and included as long-term debt secured at December 31, 1994.

Certain of the Company's long-term debt agreements contain minimum cash balance requirements, leverage ratios, coverage ratios and other financial covenants for which the Company was in compliance at December 31, 1994.

5. CAPITAL STOCK

     Preferred Stock

     The Company's Board of Directors by resolution may authorize the issuance of the Preferred Stock as a class, in one or more series, having the number of shares, designations, relative voting rights, dividend rights, liquidation and other preferences, and limitation that the Board of Directors fixes without any stockholder approval. No shares of Preferred Stock have been issued.

     Common Stock

     The holders of Class A Common Stock are entitled to fifty votes per share, and the holders of Class B Common Stock are entitled to one vote per share, on all matters submitted to a vote of common stockholders except that voting rights of non-U.S. citizens are limited. The Class A Common Stock is convertible into an equal number of Class B shares at any time at the election of the holders of the Class A Common Stock.

     Holders of Common Stock of all classes participate equally as to any dividends or distributions on the Common Stock, except that dividends payable in shares of Common Stock, or securities to acquire Common Stock, will be made in the same class of common stock as that held by the recipient of the dividend. Holders of Common Stock have no right to cumulate their votes in the election of directors. The Common Stock votes together as a single class, subject to the right to a separate class vote in certain instances required by law.

     Pursuant to the Stockholders' Agreement, the partners and assignees of AmWest and GPA will vote all shares of Common Stock owned by them in favor of the reelection of the initially designated independent directors for as long as such independent directors continue to serve until the third annual meeting.

     In addition to the voting and other provisions of the Stockholders' Agreement, AmWest and GPA agreed that (i) the partners and assignees of AmWest will vote in favor of GPA's nominee to the Company's Board of Directors, and
(ii) GPA will vote in favor of the partners and assignees of AmWest's nine nominees to the Company's Board of Directors for so long as (a) the partners and assignees of AmWest own at least 5% of the voting equity securities of the Company, and (b) GPA owns at least 2% of the voting equity securities of the Company.

     Warrants

     The Company issued approximately 10.4 million Warrants to purchase Class B Common Stock with an exercise price of $12.74 per share as part of the reorganization. The Warrants are exercisable by the holders anytime before August 25, 1999 and 10.4 million shares of Class B Common Stock have been reserved for the exercise of these warrants.

                          AMERICA WEST AIRLINES, INC.

6. RESTRICTED STOCK AND STOCK OPTIONS

     In December 1994, the Company's Board of Directors approved the America West Airlines, Inc. 1994 Incentive Equity Plan (the "Incentive Plan") subject to approval of the stockholders. Under the Incentive Plan, up to 3.5 million shares of Class B Common Stock may be issued to cover all outstanding awards under this plan, of which, no more than 1.5 million will be issued as Restricted Stock or Bonus Stock. The Company's Board of Directors granted 11,000 shares of restricted stock under the Incentive Plan and recorded compensation expense of $96,250 based on the fair value of $8.75 at the date of grant. Additionally, 1,267,000 options to purchase common stock at $8.75 per share, the fair value at date of grant were granted under the Incentive Plan. Also, 39,000 options to purchase common stock were granted at $8.75 per share, the fair value at date of grant, to members of the Board of Directors who are not employees of the Company. As of December 31, 1994, 11,000 shares of restricted stock were vested and 255,000 options to purchase common stock were exercisable, both contingent upon stockholder approval of the Incentive Plan.

7. EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) defined contribution plan, covering essentially all employees of the Company. Participants may contribute from 1 to 15% of their pre-tax earnings to a maximum of $9,240 in 1995. In April 1994, the Company increased the Company matched portion from 25% to 50% of a participant's contributions up to 6% of the participant's annual pre-tax earnings. The Company's contribution expense to the plan totaled $3.8 million, $2.1 million and $2 million in 1994, 1993 and 1992, respectively.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash and Cash Equivalents

     The carrying amount approximates fair value because of the short maturity of those instruments.

     Accounts Receivable and Accounts Payable

     The carrying amount of accounts receivable and accounts payable approximates fair value as they are expected to be collected or paid within 90 days of year-end.

     Long-term Debt, Including Current Maturities (at December 31, 1994)

     The fair value of long-term debt, including current maturities, was approximately $515 million based on quoted market prices for the same or similar debt including debt of comparable remaining maturities.

     Long-term Debt Including Current Maturities and Estimated Liabilities Subject to Chapter 11 Proceedings (December 31, 1993)

     The fair value of long-term debt and estimated liabilities subject to Chapter 11 proceedings cannot readily be estimated as quoted market prices are not available. Additionally, future cash flows cannot be estimated as the repayment of these instruments is subject to disposition within the bankruptcy proceedings.

9. INCOME TAXES

     The Company follows Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). The Predecessor Company had adopted SFAS 109 as of January 1, 1993. Under SFAS 109, deferred tax assets (subject to a possible valuation allowance) and liabilities are recognized for the expected future tax consequences of events that are reflected in the Company's financial statements or tax returns.

                          AMERICA WEST AIRLINES, INC.

Income tax expense:

For the periods shown below, the Company recorded income tax expense as follows:

                                                              |              PREDECESSOR COMPANY
                                                              |     --------------------------------------
                                             REORGANIZED      |                               YEARS ENDED
                                               COMPANY        |        PERIOD FROM           DECEMBER 31,
                                          ------------------  |        JANUARY 1 TO          -------------
                                             PERIOD FROM      |      AUGUST 25, 1994         1993    1992
                                             AUGUST 26 TO     |     ------------------       ----   ------
                                          DECEMBER 31, 1994   |
                                          ------------------  |
                                            (IN THOUSANDS)    |                 (IN THOUSANDS)
                                                              |
Current taxes:                                                |
  Federal...............................       $     --       |           $1,869             $675   $   --
  State.................................             36       |              190               84       --
                                             ----------       |          -------             ----   ------
                                                     36       |            2,059              759       --
Deferred taxes:.........................             --       |               --               --       --
Income tax expense attributable to                            |
  reorganization items..................         11,854       |               --               --       --
                                             ----------       |          -------             ----   ------
Income tax expense......................       $ 11,890       |           $2,059             $759   $
                                          ==============      |     =============            ====   ======

With respect to the period August 26, 1994 to December 31, 1994, income tax expense pertains both to income before extraordinary item as well as certain adjustments necessitated by the effectiveness of the Plan and the resultant fresh start adjustments to the Company's financial statements. The Company's reorganization and the associated implementation of fresh start reporting gave rise to significant items of expense for financial reporting purposes that are not deductible for income tax purposes. In large measure, it is these nondeductible (for income tax purposes) expenses that result in an effective tax rate (for financial reporting purposes) significantly greater than the current U.S. corporate statutory rate of 35 percent. Nevertheless, the Company's actual income tax liability (i.e., income taxes payable) is considerably lower than income tax expense shown for financial reporting purposes. This difference in financial expense compared to actual income tax liability is in part attributable to the utilization of certain tax attributes of the Predecessor Company that serve to reduce the Company's actual income tax liability. The excess of financial expense over the Company's actual income tax liability (approximately $11.8 million) is applied to reduce the carrying balance of the Company's reorganization value in excess of amounts allocable to identifiable assets.

     For the periods January 1, 1994 to August 25, 1994, and years ended December 31, 1993 and 1992, income tax expense pertains solely to income before extraordinary item. No income tax expense was recognized with respect to the extraordinary gain resulting from the cancellation of indebtedness that occurred in connection with the effectiveness of the Plan as such gain is not subject to income taxation.

     A reconciliation of taxes at the federal statutory rate ("expected taxes") of 35% to those reflected in the financial statements (the "effective rate") is as follows:

                          AMERICA WEST AIRLINES, INC.

                                                                      |          PREDECESSOR COMPANY
                                                       REORGANIZED    |   ---------------------------------
                                                         COMPANY      |      PERIOD FROM        YEAR ENDED
                                                    ------------------|      JANUARY 1 TO      DECEMBER 31,
                                                       PERIOD FROM    |    AUGUST 25, 1994         1993
                                                       AUGUST 26 TO   |   ------------------   ------------
                                                    DECEMBER 31, 1994 |
                                                    ------------------|
                                                      (IN THOUSANDS)  |            (IN THOUSANDS)
                                                                      |
Taxes at U.S. statutory rate......................       $  6,908     |        $ 19,758          $ 13,273
Benefit of loss carryforwards.....................             --     |         (17,889)          (12,598)
State taxes.......................................          1,663     |             190                84
Amortization of reorganization value in excess                        |
  of amounts allocable to identifiable assets.....          3,901     |              --                --
Other.............................................           (582)    |              --                --
                                                       ----------     |   ------------         ---------
          Total...................................       $ 11,890     |        $  2,059          $    759
                                                    ==============    |   =============        ==========

     As of December 31, 1994, the Company has available net operating loss, business tax credit and alternative minimum tax credit carryforwards for Federal income tax purposes of approximately $557.9 million, $12.7 million and $.57 million, respectively. The net operating loss carryforwards expire during the years 1999 through 2009 while the business credit carryforwards expire during the years 1997 through 2006. However, such carryforwards are not fully available to offset federal (and in certain circumstances, state) alternative minimum taxable income. Further, as a result of a statutory "ownership change" (as defined for purposes of sec.382 of the Internal Revenue Code) that occurred as a result of the effectiveness of the Company's Plan of Reorganization, the Company's ability to utilize its net operating loss and business tax credit carryforwards may be restricted. The alternative minimum tax credit may be carried forward without expiration and is available to offset future income tax payable.

Composition of Deferred Tax Items:

     The Company has not recognized any net deferred tax items as of December 31, 1994. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are a result of the temporary differences related to the items described as follows:

                                               REORGANIZED     |             PREDECESSOR COMPANY
                                                 COMPANY       |   ----------------------------------------
                                            -----------------  |    AUGUST 25, 1994       DECEMBER 31, 1993
                                            DECEMBER 31, 1994  |   ------------------     -----------------
                                            -----------------  |
                                             (IN THOUSANDS)    |                (IN THOUSANDS)
                                                               |
Deferred income tax liabilities:                               |
  Property and equipment, principally                          |
     depreciation and fresh start                              |
     differences..........................      $ (71,425)     |       $  (70,367)            $(105,242)
                                            -----------------  |   ------------------     -----------------
Deferred tax assets:                                           |
Aircraft leases...........................         63,354      |           65,787                20,594
Reorganization expenses...................         32,654      |           32,654                16,527
Net operating loss carryforwards..........        215,119      |          210,939               212,124
Tax credit carryforwards..................         13,272      |           13,272                12,706
Other.....................................         10,892      |           13,809                 9,707
                                            -----------------  |   ------------------     -----------------
          Total deferred tax assets.......        335,291      |          336,461               271,658
                                            -----------------  |   ------------------     -----------------
Valuation allowance.......................       (263,866)     |         (266,094)             (166,416)
                                            -----------------  |   ------------------     -----------------
          Net deferred items..............      $      --      |       $       --             $      --
                                              =============    |    ==============         =============

                          AMERICA WEST AIRLINES, INC.

     SFAS 109 requires a "more likely than not" criterion be applied when evaluating the realizability of a deferred tax asset. Given the Company's history of losses for income tax purposes, the volatility of the industry within which the Company operates and certain other factors, the Company has established a valuation allowance principally for the portion of its deductible temporary differences, including net operating loss and other carryforwards that may not be available due to expirations or other limitations after consideration of net reversals of future taxable and deductible amounts. In this context, the Company has taken into account prudent and feasible tax planning strategies. After application of the valuation allowance, the Company's net deferred tax assets and liabilities are zero. If the Company, in future tax periods, were to recognize tax benefits attributable to tax attributes of the Predecessor Company (such as net operating loss and other carryforwards), any such benefit would be applied to reduce the balance of reorganization value in excess of amounts allocable to identifiable assets.

10. SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS

     Cash paid for interest, net of amounts capitalized, during the period August 26, 1994 through December 31, 1994, January 1, 1994 through August 25, 1994 and the years ended December 31, 1993 and 1992 was approximately $11 million, $29 million, $44 million and $46 million, respectively.

     Cash paid for income taxes during the period August 26, 1994 through December 31, 1994, January 1, 1994 through August 25, 1994 and the year ended December 31, 1993 was $425,000, $1,253,000 and $537,000, respectively.

     Cash flows from reorganization items in connection with the Chapter 11 proceedings were as follows:


                                                         JANUARY 1 TO       YEARS ENDED DECEMBER 31,
                                                          AUGUST 25,      ----------------------------
                                                             1994            1993             1992
                                                         ------------     -----------     ------------
                                                                        (IN THOUSANDS)
Interest received on cash accumulations................    $  3,711         $ 2,635         $  2,030
Professional fees paid for services rendered...........     (23,563)         (7,372)         (11,346)
D.I.P. financing issuance costs paid...................          --          (1,378)          (1,760)

     In addition, during the period August 26 through December 31, 1994, January 1, 1994 through August 25, 1994 and the years ended December 31, 1993 and 1992, the Company had the following non-cash financing and investing activities:

                                                          |              PREDECESSOR COMPANY
                                            REORGANIZED   |   -----------------------------------------
                                              COMPANY     |    PERIOD FROM
                                           -------------- |   JANUARY 1 TO    YEARS ENDED DECEMBER 31,
                                            PERIOD FROM   |    AUGUST 25,     -------------------------
                                            AUGUST 26 TO  |       1994         1993              1992
                                            DECEMBER 31,  |   -------------   -------           -------
                                                1994      |
                                           -------------- |
                                           (IN THOUSANDS) |                (IN THOUSANDS)
                                                          |
Equipment acquired through capital                        |
  leases..................................    $     --    |      $   138      $   709           $   437
Conversion of long-term debt to common                    |
  stock...................................          --    |           --        1,938             3,685
Notes payable issued to seller............          --    |           --          818            22,804
Notes payable issued for administrative                   |
  claims..................................          --    |           --       11,597                --
Accrued interest reclassified to long-term                |
  debt....................................          --    |        5,563       15,137            16,443
Draws taken by third parties letter of                    |
  credit..................................          --    |           --           --            11,201
Preferred dividend declared but unpaid....          --    |           --           --             1,672
Issuance of stock as success bonus........          --    |        1,224           --                --

                          AMERICA WEST AIRLINES, INC.

11. EXTRAORDINARY ITEM

     The extraordinary gain recorded in the period January 1 through August 25, 1994 includes $257.7 million from the discharge of indebtedness pursuant to the consummation of the Plan of Reorganization.

12. COMMITMENTS AND CONTINGENCIES

  (a) Leases

     As of December 31, 1994, the Company had 68 aircraft under operating leases with remaining terms ranging from five months to approximately 23 years. The Company has options to purchase certain of the aircraft at fair market values at the end of the lease terms. Certain of the agreements require security deposits and maintenance reserve payments. The Company also leases certain terminal space, ground facilities and computer and other equipment under noncancelable operating leases.

     At December 31, 1994, the scheduled future minimum cash rental payments under noncancelable operating leases with initial terms of more than one year including those leases entered into through February 1995 are as follows:

                                                                     (IN THOUSANDS)
            1995...................................................    $  212,340
            1996...................................................       205,236
            1997...................................................       185,753
            1998...................................................       163,520
            1999...................................................       159,989
            Thereafter.............................................     1,172,241
                                                                     --------------
                                                                       $2,099,079
                                                                      ===========

     Rent expense (excluding landing fees) was approximately $245 million, $245 million and $307 million for the combined twelve months ended December 31, 1994 and the years ended December 31, 1993 and 1992, respectively.

     Collectively, the operating lease agreements require security deposits with lessors of $11.5 million and bank letters of credit of $17.6 million. The letters of credit are collateralized by $17.6 million of restricted cash as of December 31, 1994.

  (b) Revenue Bonds

     Special facility revenue bonds issued by a municipality have been used to fund the acquisition of leasehold improvements at the Phoenix Sky Harbor International Airport which have been leased by the Company. Under the operating lease agreements, which commenced in 1990, the Company is required to make rental payments sufficient to pay principal and interest when due on the bonds.

     On August 25, 1994, the Company entered into a Restated and Amended Trust Indenture in which the Series 1989 and Series 1990 Bonds were retired contemporaneously with the issuance of the Series 1994A and Series 1994B Bonds. Pursuant to the agreement, payment of principal and interest at 8.3% on the Series 1994A Bonds commenced on the Effective Date and ends on January 1, 2006 while payment of principal and interest at 8.2% on the Series 1994B Bonds commenced on the Effective Date and ends on January 1, 1999. At December 31, 1994, the outstanding balance was $21.2 million.

  (c) Aircraft and Related Equipment Acquisitions

     At December 31, 1994, the Company had on order a total of 24 Airbus A320-200 aircraft with an aggregate net cost estimated at $1.1 billion. Delivery dates of the aircraft will fall in the years 1998 through

                          AMERICA WEST AIRLINES, INC.

2000 with an option to defer the 1998 deliveries. If new A320 aircraft are delivered as a result of the renegotiated put agreement (described below), the Company will have the right to cancel on a one-for-one basis, up to a maximum of eight non-consecutive aircraft deliveries hereunder, subject to certain conditions. The Company also has the option to cancel without cause up to an additional four aircraft, and the Company has the right to assign all or some of these delivery positions to Continental.

     At December 31, 1994, the Company had a put agreement for eight aircraft with deliveries to start not earlier than June 30, 1995 and end on June 30, 1999. Under the agreement, new or "like new" A320-200, or new or used B737-300 or B757-200 aircraft may be put to the Company at a rate of no more than two aircraft in 1995, and, with respect to each ensuing year during the put period, of no more than three aircraft. In addition, no more than five used aircraft may be put to the Company, and for every new A320 aircraft put to the Company, the Company has the right to reduce the deliveries under the AVSA A320 purchase contract on a one-for-one basis. During each January of the put period, the Company will negotiate the type and delivery dates of the put aircraft for that year. The puts will require 150-day notice and will be leased at fair market rates for terms ranging from three to eighteen years, depending on the type and condition of the aircraft. In 1995, three aircraft (one used B737-300 in February and two new A320-200s in April) will be delivered to the Company under this agreement. As part of the agreement, certain cash payments and securities were issued to the put holder pursuant to the Plan (see Note 13).

     The Company had certain aircraft purchase contracts with Boeing. In connection with the Plan, the Company reached a settlement in which the purchase contracts were rejected and equipment purchase deposits were kept by Boeing in full settlement of the rejection damages.

     In December 1994, the Company entered into a support contract with International Aero Engines ("IAE") which provides for the purchase by the Company of six new V2500-A5 spare engines scheduled for delivery beginning in 1998 through 2000 for use on the A320 fleet. Such engines have an estimated aggregate cost of $42.3 million for which the Company has provided a $1.5 million security deposit in the form of a letter of credit. Pursuant to a side letter to an earlier contract with IAE, the Company agreed to purchase from IAE prior to December 31, 1995, a new or used V2500-A1 engine. However, the Company expects to, with IAE's consent, acquire an additional "A5" engine in lieu of this "A1" engine.

     The following table reflects estimated cash payments under the aircraft and engine purchase contracts. Actual payments may vary due to inflation factor adjustments and changes in the delivery schedule of the equipment. The estimated cash payments include the progress payments that will be made in cash, as opposed to being financed under an existing progress payment financing facility.

                                                                         (IN THOUSANDS)
        1995...........................................................    $    3,223
        1996...........................................................        32,608
        1997...........................................................        58,230
        1998...........................................................       379,309
        1999...........................................................       355,540
        2000...........................................................       350,863
                                                                         --------------
                                                                           $1,179,773
                                                                          ===========

     At December 31, 1994, the Company has significant capital commitments for a number of new aircraft, as discussed above. Although the Company has arranged for financing for up to one-half of such commitment, the Company will require substantial capital from external sources to meet the remaining financial commitments. The Company intends to seek additional financing (which may include public debt financing or private financing) in the future when and as appropriate. There can be no assurance that sufficient financing will be obtained for all aircraft and other capital requirements. A default by the Company under any such commitment could have a material adverse effect on the Company.

                          AMERICA WEST AIRLINES, INC.

  (d) Concentration of Credit Risk

     The Company does not believe it is subject to any significant concentration of credit risk. At December 31, 1994, approximately 82 percent of the Company's receivables related to tickets sold to individual passengers through the use of major credit cards or to tickets sold by other airlines and used by passengers on America West. These receivables are short-term, generally being settled shortly after the sale or in the month following usage. Bad debt losses, which have been minimal in the past, have been considered in establishing allowances for doubtful accounts.

       (e) Contingent Legal Obligations

     Certain administrative and priority tax claims are pending against the Company, which, if ultimately allowed by the Bankruptcy Court, would represent general obligations of the Company. Such claims include claims of various state and local tax authorities and certain contractual indemnification obligations. Management cannot predict whether or to what extent any of the pending administrative and priority tax claims will result in liabilities to the Company. Should such liabilities be incurred, future operating results could be adversely affected. However, based on information currently available, management believes that the disposition will not have a material adverse effect on the Company's financial condition.

13. RELATED PARTY TRANSACTIONS

     In exchange for certain concessions principally arising from cancellation of the right of GPA to lease to America West 10 Airbus A320 aircraft at specified rates, GPA received (i) 900,000 shares of Class B Common Stock; (ii) 1,384,615 Warrants to purchase shares of Class B Common Stock at an exercise price of $12.74 per share; (iii) a cash payment of approximately $30.5 million;
(iv) the rights to require the Company to lease up to eight aircraft of types operated by the Company, which rights must be exercised by June 30, 1999.

     The Company has entered into various aircraft and leasing arrangements with GPA at terms comparable to those obtained from third parties for similar transactions. The Company leases 16 aircraft from GPA and the rental payments for such leases amount to $63.1 million, $63.1 million, and $63.8 million for the combined twelve months ended December 31, 1994, 1993 and 1992, respectively. As of December 31, 1994, the Company was obligated to pay approximately $1.1 billion under these leases which expire at various times through the year 2013.

     The Company has entered into Alliance Agreements with Continental and Mesa, both of whom invested in the Company. Pursuant to a code-sharing agreement with Mesa entered into in December 1992, the Company collects a per-passenger charge for facilities, reservations and other services from Mesa for enplanements on the Mesa system. Such payments by Mesa to the Company totaled $2.5 million and $1.9 million for the twelve months ended December 31, 1994 and 1993, respectively.

     In October 1994, the Company issued an additional $23.0 million of 11 1/4% Senior Unsecured Notes to Fidelity and Lehman in exchange for full settlement of certain prepetition unsecured claims. Additionally, cash payments of $2.1 million and $1.3 million were made to Fidelity and Lehman, respectively.

14. ESTIMATED LIABILITIES SUBJECT TO CHAPTER 11 PROCEEDINGS AND REORGANIZATION EXPENSE

     Under Chapter 11, certain claims against the Company in existence prior to the filing of the petitions for relief under the Code are stayed while the Company continued business operations as debtor-in-possession. These prepetition liabilities were settled as part of the Plan and were classified as "Estimated liabilities subject to Chapter 11 proceedings" prior to the Effective Date.

                          AMERICA WEST AIRLINES, INC.

     Estimated liabilities subject to Chapter 11 proceedings as of December 31, 1993 consisted of the following:

        Long-term debt (including convertible subordinated debentures of
          $138.9 million).................................................  $224,642
        Accounts payable and accrued liabilities..........................   113,945
        Accrued interest..................................................    16,808
        Accrued taxes.....................................................    25,719
                                                                            --------
                                                                            $381,114
                                                                            ========

15. RESTRUCTURING CHARGES

     Restructuring charges consist of the following:

                                                                              1992
                                                                         --------------
                                                                         (IN THOUSANDS)
        Write-off for certain assets related to station closures or
          route restructuring..........................................     $  9,529
        Provision for spare parts for aircraft types no longer in
          service......................................................       12,651
        Provision for employee severance...............................        2,284
        Loss on return of aircraft.....................................        6,852
                                                                         --------------
                                                                            $ 31,316
                                                                         ===========

     The restructuring charges were necessitated primarily by aircraft fleet reductions and other operational changes. The Company has reduced its fleet to 87 aircraft and has reduced the number of aircraft types in the fleet from five to three.

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for 1994 and 1993 are as follows:

                                                   1ST          2ND           3RD          4TH
          1994 -- REORGANIZED COMPANY            QUARTER      QUARTER       QUARTER      QUARTER
- -----------------------------------------------  --------     --------     ---------     --------
                                                    (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE
                                                                     AMOUNTS)
Total operating revenues.......................                            $ 127,315     $342,451
Operating income...............................                                8,336       30,535
Nonoperating expense, net......................                               (5,293)     (13,842)
Income tax expense.............................                               (1,825)     (10,065)
Net income.....................................                                1,218        6,628
Earnings per share:
  Primary......................................                                  .03          .15
  Fully diluted................................                                  .03          .15

                          AMERICA WEST AIRLINES, INC.

          1994 -- PREDECESSOR COMPANY
- -----------------------------------------------
Total operating revenues.......................  $345,264     $363,351       230,413
Operating income...............................    37,750       44,146        25,610
Nonoperating expense, net (a)..................   (21,943)     (23,171)     (263,601)
Income tax expense.............................      (632)        (839)         (588)
Net income (a).................................    15,175       20,136        19,081
Earnings per share:
  Primary......................................       .56          .74           .69
  Fully diluted................................       .40          .52           .49

          1993 -- PREDECESSOR COMPANY
- -----------------------------------------------
Total operating revenues.......................   316,605      324,910       335,113      348,736
Operating income...............................    17,168       25,179        32,981       45,726
Nonoperating expense, net......................   (14,990)     (14,710)      (18,285)     (35,145)
Income tax expense.............................       (44)        (209)         (293)        (213)
Net income.....................................     2,134       10,260        14,403       10,368
Earnings per share:
  Primary......................................       .09          .41           .56          .40
  Fully diluted................................       .09          .28           .38          .28

- ---------------
(a) During the third quarter of 1994, the Company recorded reorganization expenses of $255.4 million as well as an extraordinary gain of $257.7 million from the discharge of debt pursuant to the Plan of Reorganization.

                          AMERICA WEST AIRLINES, INC.

                            CONDENSED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                      MARCH 31,      DECEMBER 31,
                                                                        1995             1994
                                                                     -----------     ------------
                                                                     (UNAUDITED)
ASSETS

Current assets:
  Cash and cash equivalents........................................  $   213,406      $  182,581
  Accounts receivable, less allowance for doubtful accounts of
     $3,505 in 1995 and $3,531 in 1994.............................       86,746          57,474
  Expendable spare parts and supplies, less allowance for
     obsolescence of $859 in 1995 and $483 in 1994.................       26,264          24,179
  Prepaid expenses.................................................       35,616          29,284
                                                                     -----------     ------------
     Total current assets..........................................      362,032         293,518
                                                                     -----------     ------------
Property and equipment:
  Flight equipment.................................................      477,995         452,177
  Other property and equipment.....................................       93,573          92,169
                                                                     -----------     ------------
                                                                         571,568         544,346
  Less accumulated depreciation and amortization...................       28,413          15,882
                                                                     -----------     ------------
                                                                         543,155         528,464
  Equipment purchase deposits......................................       27,489          26,074
                                                                     -----------     ------------
                                                                         570,644         554,538
                                                                     -----------     ------------
Restricted cash....................................................       30,078          28,578
Reorganization value in excess of amounts allocable to identifiable
  assets, net......................................................      637,495         645,703
Other assets, net..................................................       23,783          22,755
                                                                     -----------     ------------
                                                                     $ 1,624,032      $1,545,092
                                                                       =========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt.............................  $    64,977      $   65,198
  Accounts payable.................................................       92,311          77,569
  Air traffic liability............................................      187,310         127,356
  Accrued compensation and vacation benefits.......................       16,533          15,776
  Accrued interest.................................................        7,759          13,109
  Accrued taxes....................................................       45,349          27,061
  Other accrued liabilities........................................       15,620          15,376
                                                                     -----------     ------------
     Total current liabilities.....................................      429,859         341,445
                                                                     -----------     ------------
Long-term debt, less current maturities............................      453,452         465,598
Manufacturers' and deferred credits................................      115,520         116,882
Other liabilities..................................................       24,309          25,721
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value. Authorized 48,800,000 shares; no
     shares issued at March 31, 1995 or December 31, 1994..........           --              --
  Class A common stock, $.01 par value. Authorized 1,200,000 shares; issued and outstanding 1,200,000 shares at March 31,
     1995 and December 31, 1994....................................           12              12
  Class B common stock, $.01 par value. Authorized 100,000,000 shares; issued and outstanding 43,966,645 shares at March 31,
     1995 and 43,936,272 at December 31, 1994......................          440             439
  Additional paid-in capital.......................................      587,384         587,149
  Retained earnings................................................       13,056           7,846
                                                                     -----------     ------------
     Total stockholders' equity....................................      600,892         595,446
                                                                     -----------     ------------
                                                                     $ 1,624,032      $1,545,092
                                                                       =========      ==========

           See accompanying notes to condensed financial statements.

                          AMERICA WEST AIRLINES, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                     REORGANIZED  |   PREDECESSOR
                                                                       COMPANY    |     COMPANY
                                                                    ------------- |  -------------
                                                                    THREE MONTHS  |  THREE MONTHS
                                                                        ENDED     |      ENDED
                                                                      MARCH 31,   |    MARCH 31,
                                                                    ------------- |  -------------
                                                                        1995      |      1994
                                                                    ------------- |  -------------
                                                                                  |
Operating revenues:                                                               |
  Passenger.......................................................    $ 323,459   |    $ 324,427
  Cargo...........................................................       11,376   |       10,491
  Other...........................................................       10,955   |       10,346
                                                                    ------------- |  -------------
     Total operating revenues.....................................      345,790   |      345,264
                                                                    ------------- |  -------------
Operating expenses:                                                               |
  Salaries and related costs......................................       89,180   |       79,471
  Rentals and landing fees........................................       68,254   |       66,259
  Aircraft fuel...................................................       39,694   |       37,932
  Agency commissions..............................................       28,965   |       29,111
  Aircraft maintenance materials and repairs......................       12,764   |        7,929
  Depreciation and amortization...................................       20,128   |       21,153
  Other...........................................................       61,910   |       65,659
                                                                    ------------- |  -------------
     Total operating expenses.....................................      320,895   |      307,514
                                                                    ------------- |  -------------
     Operating income.............................................       24,895   |       37,750
                                                                    ------------- |  -------------
Nonoperating income (expense):                                                    |
  Interest income.................................................        2,874   |          161
  Interest expense (contract interest of $16,437 for 1994)........      (15,879)  |      (13,175)
  Loss on disposition of property and equipment...................         (923)  |         (542)
  Reorganization expense, net.....................................           --   |       (8,396)
  Other, net......................................................            1   |            9
                                                                    ------------- |  -------------
     Total nonoperating expenses, net.............................      (13,927)  |      (21,943)
                                                                    ------------- |  -------------
Income before income taxes and extraordinary item.................       10,968   |       15,807
                                                                    ------------- |  -------------
Income taxes......................................................        5,758   |          632
                                                                    ------------- |  -------------
Net income........................................................        5,210   |       15,175
Retained earnings (deficit) at beginning of period................        7,846   |     (438,626)
                                                                    ------------- |  -------------
Retained earnings (deficit) at end of period......................    $  13,056   |    $(423,451)
                                                                    ===========   |  ===========
Earnings per share:                                                               |
  Primary:                                                                        |
     Net income...................................................    $     .12   |    $     .56
                                                                    ===========   |  ===========
  Fully Diluted:                                                                  |
     Net income...................................................    $     .12   |    $     .40
                                                                    ===========   |  ===========
Shares used for computation:                                                      |
     Primary......................................................   45,165,959   |   29,152,729
     Fully diluted................................................   45,165,959   |   41,055,183

           See accompanying notes to condensed financial statements.

                          AMERICA WEST AIRLINES, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                   REORGANIZED   |    PREDECESSOR
                                                                     COMPANY     |      COMPANY
                                                                  -------------  |   -------------
                                                                  THREE MONTHS   |   THREE MONTHS
                                                                      ENDED      |       ENDED
                                                                    MARCH 31,    |     MARCH 31,
                                                                  -------------  |   -------------
                                                                      1995       |       1994
                                                                  -------------  |   -------------
                                                                                 |
Cash flows from operating activities:                                            |
  Net income....................................................    $   5,210    |     $  15,175
  Adjustments to reconcile net income to cash provided by                        |
     operating activities:                                                       |
     Depreciation and amortization..............................       11,920    |        21,153
     Amortization of manufacturers' and deferred credits........       (2,642)   |        (1,114)
     Amortization of deferred overhauls.........................          859    |            --
     Amortization of reorganization value in excess of amounts                   |
       allocable to identifiable assets.........................        8,208    |            --
     Loss on disposition of property and equipment..............          923    |          542
     Reorganization items.......................................           --    |        3,703
     Other......................................................          851    |          (187)
Changes in operating assets and liabilities:                                     |
  Increase in accounts receivable, net..........................      (29,031)   |       (22,798)
  Increase in spare parts and supplies, net.....................       (2,081)   |        (1,192)
  Increase in prepaid expenses..................................       (6,332)   |        (5,179)
  Decrease (increase) in other assets and restricted cash.......       (2,528)   |         6,481
  Increase in accounts payable..................................       13,462    |         4,823
  Increase in air traffic liability.............................       59,954    |        45,325
  Increase in accrued compensation and vacation benefits........          757    |           686
  Increase (decrease) in accrued interest.......................       (5,318)   |         1,530
  Increase in accrued taxes.....................................       18,288    |        10,756
  Increase in other accrued liabilities.........................          479    |         3,139
  Increase (decrease) in other liabilities......................          441    |        (3,209)
                                                                  -------------  |   -------------
          Net cash provided by operating activities.............       73,420    |        79,634
Cash flows from investing activities:                                            |
  Purchases of property and equipment...........................      (28,950)   |       (13,665)
  Proceeds from disposition of property.........................          312    |           172
                                                                  -------------  |   -------------
          Net cash used in investing activities.................      (28,638)   |       (13,493)
Cash flows from financing activities:                                            |
  Repayment of debt.............................................      (13,958)   |       (14,320)
  Exercise of warrants..........................................            1    |            --
                                                                  -------------  |   -------------
          Net cash used in financing activities.................      (13,957)   |       (14,320)
          Net increase in cash and cash equivalents.............       30,825    |        51,821
                                                                  -------------  |   -------------
  Cash and cash equivalents at beginning of period..............      182,581    |        99,631
                                                                  -------------  |   -------------
  Cash and cash equivalents at end of period....................    $ 213,406    |     $ 151,452
                                                                  ===========    |   ===========

           See accompanying notes to condensed financial statements.

                          AMERICA WEST AIRLINES, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                                 MARCH 31, 1995

     America West Airlines, Inc., (the "Predecessor Company") filed a voluntary petition on June 27, 1991, to reorganize (the "Reorganization") under Chapter 11 of the U.S. Bankruptcy Code. On August 10, 1994, the Plan of Reorganization ("Plan"), filed by the Predecessor Company, was confirmed and became effective on August 25, 1994 (the "Effective Date"). For a detailed discussion of the Company's Plan, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 1994. On August 25, 1994, America West Airlines, Inc., (the "Reorganized Company" or the "Company") adopted fresh start reporting in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7") of the American Institute of Certified Public Accountants. Accordingly, the Company's post-reorganization balance sheet and statement of operations have not been prepared on a basis consistent with such pre-reorganization financial statements and are not comparable in all respects to financial statements prior to reorganization. For accounting purposes, the inception date of the Reorganized Company is deemed to be August 26, 1994. A vertical black line is shown in the financial statements to separate the Reorganized Company from the Predecessor Company since they have not been prepared on a consistent basis of accounting.

1. BASIS OF PRESENTATION

     The unaudited condensed financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission but do not include all information and footnotes required by generally accepted accounting principles. In the opinion of management, the condensed financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation. Certain prior year amounts have been reclassified to conform with current year presentation. The accompanying condensed financial statements should be read in conjunction with the financial statements and related notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

2. PER SHARE DATA

     Primary earnings per share is based upon the weighted average number of shares of common stock outstanding and dilutive common stock equivalents (stock options and warrants). Primary earnings per share reflect net income adjusted for interest on borrowings effectively reduced by the proceeds from the assumed exercise of common stock equivalents, but only if the effects of such adjustments are dilutive.

     Fully diluted earnings per share is based on the weighted average number of shares of common stock outstanding, dilutive common stock equivalents (stock options and warrants), the conversion of outstanding convertible preferred stock and for the Predecessor Company the conversion of convertible subordinated debentures. Fully diluted earnings per share reflect net income adjusted for interest on borrowings effectively reduced by the proceeds from the assumed exercise of common stock equivalents, but only if the effects of such adjustments are dilutive.

3. CAPITAL STOCK

PREFERRED STOCK

     The Company's Board of Directors by resolution may authorize the issuance of the Preferred Stock as a class, in one or more series, having the number of shares, designations, relative voting rights, dividend rights, liquidation and other preferences, and limitations that the Board of Directors fixes without any stockholder approval. No shares of Preferred Stock have been issued.

                          AMERICA WEST AIRLINES, INC.

COMMON STOCK

     The holders of Class A Common Stock are entitled to fifty votes per share, and the holders of Class B Common Stock are entitled to one vote per share, on all matters submitted to a vote of common stockholders, except that voting rights of non-U.S. citizens are limited. The Class A Common Stock is convertible into an equal number of Class B shares at any time at the election of the holders of the Class A Common Stock.

     Holders of Common Stock of all classes participate equally as to any dividends or distributions on the Common Stock, except that dividends payable in shares of Common Stock, or securities to acquire Common Stock, will be made in the same class of common stock as that held by the recipient of the dividend. Holders of Common Stock have no right to cumulate their votes in the election of directors. The Common Stock votes together as a single class, subject to the right to a separate class vote in certain instances required by law.

     Pursuant to an agreement, the partners and assignees of AmWest Partners, L.P. ("AmWest") and GPA Group plc, ("GPA") will vote all shares of Common Stock owned by them in favor of the reelection of the initially designated independent directors for as long as such independent directors continue to serve until the third annual meeting after the Reorganization.

     In addition to the voting and other provisions of the agreement, AmWest and GPA agreed that (i) the partners and assignees of AmWest will vote in favor of GPA's nominee to the Company's Board of Directors, and (ii) GPA will vote in favor of the partners and assignees of AmWest's nine nominees to the Company's Board of Directors for so long as (a) the partners and assignees of AmWest own at least 5% of the voting equity securities of the Company, and (b) GPA owns at least 2% of the voting equity securities of the Company.

WARRANTS

     The Company issued approximately 10.4 million warrants to purchase Class B Common Stock with an exercise price of $12.74 per share as part of the Reorganization. The warrants are exercisable by the holders anytime before August 25, 1999, and 10.4 million shares of Class B Common Stock have been reserved for the exercise of these warrants.

4. RESTRICTED STOCK AND STOCK OPTIONS

     In December 1994, the Company's Board of Directors approved the America West Airlines, Inc. 1994 Incentive Equity Plan (the "Incentive Plan"). The stockholders of the Company approved the Incentive Plan at the Annual Meeting in May 1995. Under the Incentive Plan, up to 3.5 million shares of Class B Common Stock may be issued to cover awards under this plan, of which, no more than 1.5 million will be issued as restricted stock or bonus stock. As of March 31, 1995, the Company's Board of Directors granted 41,334 shares of restricted stock and 1,437,000 options to purchase Class B Common Stock at $8.75 per share, the fair market value at the date of grant, under the Incentive Plan. Also, 39,000 options to purchase common stock were granted at $8.75 per share, the fair market value at date of grant, to members of the Board of Directors who are not employees of the Company. As of March 31, 1995, 18,583 shares of restricted stock were vested and 255,000 options to purchase common stock were exercisable.

                          AMERICA WEST AIRLINES, INC.

5. INCOME TAXES

     The Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109) upon its emergence from bankruptcy. The Predecessor Company had adopted SFAS 109 as of January 1, 1993.

     Income tax expense:

     For the periods shown below, the Company recorded income tax expense as follows:

                                                              REORGANIZED    |    PREDECESSOR
                                                                COMPANY      |      COMPANY
                                                             --------------  |   --------------
                                                              THREE MONTHS   |    THREE MONTHS
                                                                 ENDED       |       ENDED
                                                             MARCH 31, 1995  |   MARCH 31, 1994
                                                             --------------  |   --------------
                                                             (IN THOUSANDS)  |   (IN THOUSANDS)
                                                                             |
    Current taxes:                                                           |
      Federal..............................................      $   10      |        $450
      State................................................          18      |         182
                                                                -------      |      ------
                                                                     28      |         632
    Deferred taxes:........................................          --      |          --
    Income tax expense                                                       |
      Attributable to reorganization items.................       5,730      |         N/A
                                                                -------      |      ------
    Income tax expense.....................................      $5,758      |        $632
                                                             ===========     |   ===========

     For the period ended March 31, 1995, income tax expense pertains both to income from continuing operations as well as certain adjustments necessitated by the effectiveness of the Plan and the resultant fresh start adjustments to the Company's financial statements. The Company's Reorganization and the associated implementation of fresh start reporting gave rise to significant items of expense for financial reporting purposes that are not deductible for income tax purposes. In large measure, it is these nondeductible (for income tax purposes) expenses that result in income tax expense (for financial reporting purposes) significantly greater than taxes computed at the current U.S. corporate statutory rate of 35 percent. Nevertheless, the Company's actual income tax liability (i.e., income taxes payable) is considerably lower than income tax expense shown for financial reporting purposes.

     For the period ended March 31, 1994, income tax expense pertains solely to income from continuing operations.

6. SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS

     Cash paid for interest and income taxes during the three months ended March 31, 1995 and 1994 was as follows:

                                                              REORGANIZED    |    PREDECESSOR
                                                                COMPANY      |      COMPANY
                                                             --------------  |   --------------
                                                              THREE MONTHS   |    THREE MONTHS
                                                                 ENDED       |       ENDED
                                                             MARCH 31, 1995  |   MARCH 31, 1994
                                                             --------------  |   --------------
                                                             (IN THOUSANDS)  |   (IN THOUSANDS)
                                                                             |
    Interest (net of amounts capitalized)..................     $ 18,317     |      $ 11,362
    Income taxes...........................................     $     14     |      $    221

                          AMERICA WEST AIRLINES, INC.

     In addition, during the three months ended March 31, 1995 and 1994, the Company had the following non-cash financing and investing activities:

                                                              REORGANIZED   |     PREDECESSOR
                                                                COMPANY     |       COMPANY
                                                             -------------- |    --------------
                                                              THREE MONTHS  |     THREE MONTHS
                                                                 ENDED      |        ENDED
                                                             MARCH 31, 1995 |    MARCH 31, 1994
                                                             -------------- |    --------------
                                                             (IN THOUSANDS) |    (IN THOUSANDS)
                                                                            |
    Equipment acquired through capital leases..............     $     --    |       $    111
    Accrued interest reclassified to long-term debt........     $     32    |       $  2,101
    Notes payable issued to seller.........................     $  1,415    |       $     --

7. COMMITMENTS AND CONTINGENCIES

     (a) Leases

     At March 31, 1995, the Company had a put agreement for seven aircraft with deliveries to start no earlier than June 30, 1995 and end on June 30, 1999 (the "1994 Put Agreement"). Under the agreement, new or used B737-300, B757-200, or new or "like new" A320-200 aircraft may be put to the Company at a rate of no more than two aircraft in 1995, and with respect to each ensuing year during the put period, of no more than three aircraft. In addition, no more than five used aircraft may be put to the Company, and for every new A320 aircraft put to the Company, the Company has the right to reduce deliveries under an A320 purchase contract on a one-for-one basis. During each January of the put period, the Company will negotiate the type and delivery dates for terms ranging from three to eighteen years, depending on the type and condition of the aircraft.

     In February 1995, the Company entered into an agreement under the 1994 Put Agreement to lease one Boeing 737-300 aircraft for five years at a rental rate subject to reset every six months based on LIBOR. Payments for the aircraft are due monthly.

     In April 1995, the Company entered into agreements to lease one Boeing 757 aircraft and two A320 aircraft. Under the arrangements, the Boeing 757 aircraft has a term of two years with payments due monthly and the two A320 aircraft have a term of eight years with payments due monthly. The two A320 aircraft were received under the 1994 Put Agreement, reducing the number of put aircraft from seven at March 31, 1995 to five.

     (b) Contingent Legal Obligations

     Certain administrative and priority tax claims are pending against the Company, which, if ultimately allowed by the bankruptcy court, would represent general obligations of the Company. Such claims include claims of various state and local tax authorities and certain contractual indemnification obligations. Management cannot predict whether or to what extent any of the pending administrative and priority tax claims will result in liabilities to the Company. Should such liabilities be incurred, future operating results could be adversely affected. However, based on information currently available, management believes that the disposition will not have a material adverse effect on the Company's financial condition.

8. RELATED PARTY TRANSACTIONS

     The Company has entered into various aircraft acquisitions and leasing arrangements with GPA, a stockholder of the Company, at terms comparable to those obtained from third parties for similar transactions. The Company currently leases 18 aircraft from GPA and the rental payments for such leases amount to $16.6 million and $15.3 million for the three months ended March 31, 1995 and 1994, respectively. As of March 31, 1995, the Company was obligated to pay approximately $1.1 billion under these leases through the year 2013.

                          AMERICA WEST AIRLINES, INC.

     As part of the Reorganization, both Continental Airlines ("Continental") and Mesa Airlines ("Mesa") made an investment in the Company. In addition, the Company entered into alliance agreements with Continental and Mesa. Pursuant to a code-sharing agreement with Mesa entered into in December 1992 (which was prior to Mesa becoming a significant stockholder), the Company collects a per-passenger charge for facilities, reservations and other services from Mesa for enplanements in Phoenix on the Mesa system. Such payments by Mesa to the Company totaled $598,000 and $655,000 for the three months ended March 31, 1995 and 1994, respectively.

9. REORGANIZATION EXPENSE

     Reorganization expense is comprised of items of income, expense, gain or loss that were realized or incurred by the Company as a result of the Reorganization. Such items consisted of the following at March 31, 1994.

                                                                         (IN THOUSANDS)
        Professional fees and other expenses related to the Chapter 11
          filing.......................................................      $5,064
        Provision for settlement of claims.............................       4,180
        Interest income................................................        (848)
                                                                            -------
                                                                             $8,396
                                                                         ===========

================================================================================

     NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    3
Prospectus Summary....................    4
Risk Factors..........................   10
The Offer.............................   13
Capitalization........................   21
Selected Financial Data...............   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   24
Business..............................   34
Management............................   44
Certain Transactions..................   50
Principal Stockholders................   52
Comparison of Existing Notes and New
  Notes...............................   56
Description of the New Notes..........   64
Legal Matters.........................   74
Experts...............................   74
Index to Financial Statements.........  F-1

================================================================================

================================================================================

                                  AMERICA WEST
                                 AIRLINES, INC.

                               OFFER TO PURCHASE
                          $48,000,000 PRINCIPAL AMOUNT
                          OF 11 1/4% SENIOR UNSECURED
                                 NOTES DUE 2001
                                      AND
                               OFFER TO EXCHANGE
                        $75,000,000 PRINCIPAL AMOUNT OF
                    10 1/2% SENIOR UNSECURED NOTES DUE 2005
                                      FOR
                        $75,000,000 PRINCIPAL AMOUNT OF
                    11 1/4% SENIOR UNSECURED NOTES DUE 2001

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                              , 1995

============================================================================

                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
America West Airlines, Inc.

     Under date of February 24, 1995, we reported on the balance sheets of America West Airlines, Inc. as of December 31, 1994 and 1993, and the related statements of operations, cash flows and stockholders' equity (deficiency) for the period August 26, 1994 to December 31, 1994, the period January 1, 1994 to August 25, 1994 and for each of the years in the two-year period ended December 31, 1993, which are included herein.

     We consent to the use of our reports included herein and to the reference to our firm under the headings "Summary Financial Data", "Selected Financial Data" and "Experts" in the prospectus.

     The audit report on the financial statements of America West Airlines, Inc. referred to above contains an explanatory paragraph that states that as discussed in Notes 1 and 2 to the financial statements, on August 25, 1994, America West Airlines, Inc. emerged from bankruptcy. The financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start reporting. As a result, the financial statements of the Reorganized Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects.

                                          KPMG Peat Marwick LLP

Phoenix, Arizona
July 17, 1995

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") authorizes, inter alia, a corporation generally to indemnify any person ("indemnitee") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, in a similar position with another corporation or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, however, an indemnitee who acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation is generally limited to attorneys' fees and other expenses, and no indemnification shall be made if such person is adjudged liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that indemnification is appropriate. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by (i) the stockholders or (ii) the board of directors, as a majority vote of a quorum of disinterested directors so directs, that indemnification of the indemnitee is proper because he has met the applicable standard of conduct. Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 8.02 of the Company's By-laws, a copy of which is filed as Exhibit
3.2 to this Registration Statement, provides, in substance, that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by Section 145 of the DGCL.

     Article 12.0 of the Company's Restated Certificate of Incorporation, a copy of which is filed as Exhibit 3.1 to this Registration Statement, limits the liability of directors of the Company to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the DGCL. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchase or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation also provides that if the DGCL is amended after the approval of the Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     The form of the Third Revised Investment Agreement filed as Exhibit 10.1 to this Registration Statement contains certain provisions for indemnification of directors and officers of the Company and certain stockholders against civil liabilities under the Securities Act. Certain of these provisions are set forth in the form of the Registration Rights Agreement filed as Exhibit 4.6 to the Registration Rights Agreement.

     The Company entered into indemnification agreements with its directors providing for indemnification to the fullest extent permitted by the laws of the State of Delaware. These agreements provide for specific procedures to better assure the directors' rights to indemnification, including procedures for directors to submit claims, for determination of directors entitled to indemnification (including the allocation of the burden of proof and selection of a reviewing party) and for enforcement of directors indemnification rights.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following is a complete list of exhibits filed as part of this Registration Statement:

    EXHIBIT
    --------
       3.1      -- Restated Certificate of Incorporation of America West Airlines,
                   Inc. -- Incorporated by reference to the Company's Report on Form 8-K dated
                   September 8, 1994.
       3.2      -- Restated By-laws of America West Airlines, Inc., as amended -- Incorporated by reference to the Company's Report on Form 10-K dated December 31, 1994.
     **4.1      -- Form of New Note Indenture relating to the New Notes due 2005.
     **5.1      -- Opinion of Andrews & Kurth L.L.P.
      10.1      -- Third Revised Investment Agreement dated April 21, 1994 between America West
                   Airlines, Inc. and AmWest Partners, L.P. -- Incorporated by reference to
                   Exhibit 10.A to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1994.
      10.11     -- Third Revised Interim Procedures Agreement dated April 21, 1994 between
                   America West Airlines, Inc. and AmWest Partners, L.P. -- Incorporated by
                   reference to the Company's Annual Report on Form 10-K for the year ended
                   December 31, 1993.
      10.14     -- The GPA Term Sheet between America West Airlines, Inc. and GPA Group plc, dated June 13, 1994 -- Incorporated by reference to the Company's
                   Registration Statement on Form S-1 (No. 54243), as amended.
      10.15     -- America West Airlines Management Resignation Allowance Guidelines, as
                   amended, dated November 18, 1993 -- Incorporated by reference to the
                   Company's Registration Statement on Form S-1 (No. 54243), as amended.
      10.16     -- Airbus A320 Purchase Agreement (including exhibits thereto), dated as of
                   September 28, 1990 between AVSA, S.A.R.L. and the Company, together with
                   Letter Agreement Nos. 1-10, inclusive -- Incorporated by reference to
                   Exhibit 10-(D)(1) to the Company's Quarterly Report on Form 10-Q for the
                   quarter ended September 30, 1990.
      10.17     -- Loan Agreement, dated as of September 28, 1990, among the Company, AVSA and
                   AVSA, as agent -- Incorporated by reference to Exhibit 10-(D)(2) to the
                   Company's Quarterly Report on Form 10-Q for the period ended September 30,
                   1990.
      10.19     -- V2500 Support Contract Between the Company and International Aero Engines
                   AG, dated September 28, 1990, together with Side Letters Nos. 1-4, inclusive -- Incorporated by reference to Exhibit 10-(D)(3) to the Company's
                   Quarterly Report on Form 10-Q for the quarter ended September 30, 1990.
      10.20     -- Cash Management Agreement, dated September 28, 1991, among the Company, BT and First Interstate of Arizona, N.A. -- Incorporated by reference to
                   Exhibit 10-D(21) to the Company's Annual Report on Form 10-K for the year ended December 31, 1991.
      10.21     -- First Amendment to Cash Management Agreement, dated December 1, 1991, among the Company, BT and First Interstate of Arizona, N.A. -- Incorporated by
                   reference to Exhibit 10-D(22) to the Company's Annual Report on Form 10-K
                   for the year ended December 31, 1991.
      10.22     -- Second Amendment to Cash Management Agreement, dated September 1, 1992, among the Company, BT and First Interstate of Arizona, N.A. -- Incorporated
                   by reference to Exhibit 10-O(3) to the Company's Annual Report on Form 10-K
                   for the year ended December 31, 1992.
      10.23     -- Restructuring Agreement, dated December 1, 1991 between the Company and
                   Kawasaki -- Incorporated by reference to Exhibit 10-D(24) to the Company's
                   Annual Report on Form 10-K for the year ended December 31, 1991.
      10.24     -- A320 Put Agreement, dated December 1, 1991 between the Company and
                   Kawasaki -- Incorporated by reference to Exhibit 10-D(25) to the Company's
                   Annual Report on Form 10-K for the year ended December 31, 1991.
      10.25     -- First Amendment to A320 Put Agreement, dated September 1,
                   1992 -- Incorporated by reference to Exhibit 10-R(2) to the Company's Annual
                   Report on Form 10-K for the year ended December 31, 1992.

    EXHIBIT
    --------
      10.26     -- A320 Put Agreement, dated as of June 25, 1991 between the Company and GPA
                   Group plc -- Incorporated by reference to Exhibit 10-D(26) to the Company's
                   Annual Report on Form 10-K for the year ended December 31, 1991.
      10.27     -- First Amendment to A320 Put Agreement, dated as of September 1,
                   1992 -- Incorporated by reference to Exhibit 10-S(2) to the Company's Annual
                   Report on Form 10-K for the year ended December 31, 1992.
      10.28     -- Restructuring Agreement, dated as of June 25, 1991 among GPA Group plc, GPA
                   Leasing USA I, Inc., GPA Leasing USA Sub I, and the Company -- Incorporated
                   by reference to Exhibit 10-D(27) to the Company's Annual Report on Form 10-K
                   for the year ended December 31, 1991.
      10.29     -- Official Statement dated August 11, 1986 for the $54,000,000 Variable Rate
                   Airport Facility Revenue Bonds -- Incorporated by reference to Exhibit 10.e to the Company's Quarterly Report on Form 10-Q for the period ended
                   September 30, 1986.
      10.30     -- Airport Use Agreement dated July 1, 1989 (the "Airport Use Agreement") among the City of Phoenix, The Industrial Development Authority of the City of
                   Phoenix, Arizona and the Company -- Incorporated by reference to Exhibit
                   10-D(9) to the Company's Annual Report on Form 10-K for the year ended
                   December 31, 1989.
      10.31     -- First Amendment dated August 1, 1990 to Airport Use
                   Agreement -- Incorporated by reference to Exhibit 10-(D)(9) to the Company's
                   Quarterly Report on Form 10-Q for the period ended September 30, 1990.
      10.32     -- Revolving Loan Agreement dated April 17, 1990, by and among the Company, the
                   Bank signatories thereto, and Bank of America National Trust and Savings
                   Association, as Agent for the Banks (the "Revolving Loan
                   Agreement") -- Incorporated by reference to Exhibit 10-1 to the Company's
                   Quarterly Report on Form 10-Q for the period ended March 31, 1990.
      10.33     -- First Amendment dated April 17, 1990 to Revolving Loan
                   Agreement -- Incorporated by reference to Exhibit 10-(D)(10) to the
                   Company's Quarterly Report on Form 10-Q for the period ended September 30,
                   1990.
      10.34     -- Second Amendment dated September 28, 1990 to the Revolving Loan Agreement --
                   Incorporated by reference to Exhibit 10-(D)(11) to the Company's Quarterly
                   Report on Form 10-Q for the period ended September 30, 1990.
      10.35     -- Third Amendment dated as of January 14, 1991 to the Revolving Loan
                   Agreement -- Incorporated by reference to Exhibit 10-(D)(13) to the
                   Company's Annual Report on Form 10-K for the year ended December 31, 1990.
      10.36     -- Spares Credit Agreement, dated as of September 28, 1990, between the Company and IAE -- Incorporated by reference to Exhibit 10-(D)(4) to the Company's
                   Quarterly Report on Form 10-Q for the period ended September 30, 1990.
      10.37     -- Master Credit Modification Agreement dated as of October 1, 1992, among the
                   Company, IAE International Aero Engines AG, Intlaero (Phoenix A320) Inc.,
                   Intlaero (Phoenix B737) Inc., CAE Electronics Ltd., and Hughes Rediffusion
                   Simulation Limited -- Incorporated by reference to Exhibit 10-L to the
                   Company's Annual Report on Form 10-K for the year ended December 31, 1992.
      10.38     -- Credit Agreement, dated as of September 28, 1990 between the Company and
                   IAE -- Incorporated by reference to Exhibit 10-(D)(5) to the Company's
                   Quarterly Report on Form 10-Q for the period ended September 30, 1990.
      10.39     -- Amendment No. 1 to the Credit Agreement, dated March 1, 1991 -- Incorporated by reference to Exhibit 10-(M)(2) to the Company's Annual Report on Form
                   10-K for the year ended December 31, 1992.
      10.40     -- Amendment No. 2 to the Credit Agreement, dated May 15, 1991 -- Incorporated by reference to Exhibit 10-(M)(3) to the Company's Annual Report on Form
                   10-K for the year ended December 31, 1992.
      10.41     -- Amendment No. 3 to the Credit Agreement, dated October 1,
                   1992 -- Incorporated by reference to Exhibit 10-(M)(4) to the Company's
                   Annual Report on Form 10-K for the year ended December 31, 1992.

    EXHIBIT
    --------
      10.42     -- Form of Third Amended and Restated Credit Agreement dated September 30,
                   1993, among the Company, various lenders, and BT Commercial Corp. as
                   Administrative Agent (without exhibits) -- Incorporated by reference to
                   Exhibit 10-(N)(1) to the Company's Annual Report on Form 10-K for the year ended December 31, 1993.
      10.43     -- Form of Amended and Restated Management Letter Agreement, dated as of
                   September 30, 1993 from the Company to the Lenders -- Incorporated by reference to Exhibit 10-N(2) to the Company's Annual Report on Form 10-K for
                   the year ended December 31, 1993.
      10.44     -- Form of Amendment to Amended and Restated Management Letter Agreement;
                   Consent to Amendment of By-laws dated February 8, 1994 from the Company to the Lenders -- Incorporated by reference to Exhibit 10-N(3) to the Company's
                   Annual Report on Form 10-K for the year ended December 31, 1993.
      10.45     -- Fourth Amended and Restated Credit Agreement dated June 30,
                   1994 -- Incorporated by reference to the Company's Quarterly Report on Form
                   10-Q for the period ended June 30, 1994.
      10.46     -- Key Employee Protection Agreement dated as of June 27, 1994 between America
                   West Airlines, Inc. and William A. Franke -- Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 54243), as amended.
      10.47     -- Management Rights Agreement dated August 25, 1994 between TPG Partners L.P.,
                   TPG GenPar, L.P. and America West Airlines, Inc. -- Incorporated by
                   reference to the Company's Registration Statement on Form S-1 (No. 54243),
                   as amended.
      10.48     -- V2500 Support Contract dated December 23, 1994 between America West
                   Airlines, Inc. and International Aero Engineers, as amended -- Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended
                   December 31, 1994.
      10.49     -- Form of America West Airlines, Inc. 1994 Incentive Equity
                   Plan -- Incorporated by reference to the Company's Annual Report on Form
                   10-K for the year ended December 31, 1994.
      10.50     -- Employment Agreement dated as of December 1, 1994 between America West
                   Airlines, Inc. and William A. Franke -- Incorporated by reference to the
                   Company's Annual Report on Form 10-K for the year ended December 31, 1994.
      10.51     -- Employment Agreement dated as of December 1, 1994 between America West
                   Airlines, Inc. and A. Maurice Myers, as amended -- Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31,
                   1994.
     *11.1      -- Calculation of Earnings Per Share.
     *12.1      -- Statement re: computation of ratio of earnings to fixed charges.
      23.1      -- Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1 above).
     *23.2      -- Consent of KPMG Peat Marwick LLP (independent auditors).
      24.1      -- Power of Attorney (included on the signature pages of this Registration
                   Statement).
    **25.1      -- Statement of Eligibility on Form T-1 of the Trustee under the New Note
                   Indenture.
    **99.1      -- Form of Letter of Transmittal.

- ---------------
 * Filed herewith.

** To be filed by amendment.

ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PHOENIX, STATE OF ARIZONA, ON THE 17TH DAY OF JULY, 1995.

                                          AMERICA WEST AIRLINES, INC.

                                          By:     /s/  WILLIAM A. FRANKE

                                            ------------------------------------
                                                     William A. Franke
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below appoints William A. Franke, Martin J. Whalen and Stephen L. Johnson, and each of them acting alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED BELOW ON JULY 17, 1995.

                SIGNATURE                                          TITLE
- ------------------------------------------    -----------------------------------------------

          /s/  WILLIAM A. FRANKE              Chairman of the Board and Chief Executive
- ------------------------------------------      Officer
            William A. Franke

          /s/  A. MAURICE MYERS               President and Chief Operating Officer
- ------------------------------------------
             A. Maurice Myers

          /s/  W. DOUGLAS PARKER              Senior Vice President and Chief Financial
- ------------------------------------------      Officer
            W. Douglas Parker

          /s/  JULIA CHANG BLOCH              Director
- ------------------------------------------
            Julia Chang Bloch

        /s/  STEPHEN F. BOLLENBACH            Director
- ------------------------------------------
          Stephen F. Bollenbach

        /s/  FREDERICK W. BRADLEY             Director
- ------------------------------------------
           Frederick W. Bradley

                SIGNATURE                                          TITLE
- ------------------------------------------    -----------------------------------------------

          /s/  JAMES G. COULTER               Director
- ------------------------------------------
             James G. Coulter

                                              Director
- ------------------------------------------
              John F. Fraser

           /s/  JOHN L. GOOLSBY               Director
- ------------------------------------------
             John L. Goolsby

         /s/  RICHARD C. KRAEMER              Director
- ------------------------------------------
            Richard C. Kraemer

         /s/  JOHN R. POWER, JR.              Director
- ------------------------------------------
            John R. Power, Jr.

                                              Director
- ------------------------------------------
             Larry R. Risley

            /s/  FRANK B. RYAN                Director
- ------------------------------------------
              Frank B. Ryan

                                              Director
- ------------------------------------------
           Richard P. Schifter

                                              Director
- ------------------------------------------
             John F. Tierney

                                              Director
- ------------------------------------------
            Raymond S. Troubh

                                 EXHIBIT INDEX

                                                                                        SEQUENTIAL
     EXHIBIT                                                                             NUMBERED
      NUMBER                                       TITLE                                   PAGE
    ----------       -----------------------------------------------------------------  ----------
         3.1      -- Restated Certificate of Incorporation of America West Airlines,
                     Inc. -- Incorporated by reference to the Company's Report on Form
                     8-K dated September 8, 1994.
         3.2      -- Restated By-laws of America West Airlines, Inc., as amended --
                     Incorporated by reference to the Company's Report on Form 10-K dated December 31, 1994.
       **4.1      -- Form of New Note Indenture relating to the New Notes due 2005.
       **5.1      -- Opinion of Andrews & Kurth L.L.P.
        10.1      -- Third Revised Investment Agreement dated April 21, 1994 between
                     America West Airlines, Inc. and AmWest Partners,
                     L.P. -- Incorporated by reference to Exhibit 10.A to the
                     Company's Quarterly Report on Form 10-Q for the period ended
                     March 31, 1994.
        10.11     -- Third Revised Interim Procedures Agreement dated April 21, 1994 between America West Airlines, Inc. and AmWest Partners,
                     L.P. -- Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993.
        10.14     -- The GPA Term Sheet between America West Airlines, Inc. and GPA
                     Group plc, dated June 13, 1994 -- Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 54243), as
                     amended.
        10.15     -- America West Airlines Management Resignation Allowance
                     Guidelines, as amended, dated November 18, 1993 -- Incorporated by reference to the Company's Registration Statement on Form S-1
                     (No. 54243), as amended.
        10.16     -- Airbus A320 Purchase Agreement (including exhibits thereto), dated as of September 28, 1990 between AVSA, S.A.R.L. and the
                     Company, together with Letter Agreement Nos. 1-10,
                     inclusive -- Incorporated by reference to Exhibit 10-(D)(1) to the Company's Quarterly Report on Form 10-Q for the quarter ended
                     September 30, 1990.
        10.17     -- Loan Agreement, dated as of September 28, 1990, among the
                     Company, AVSA and AVSA, as agent -- Incorporated by reference to
                     Exhibit 10-(D)(2) to the Company's Quarterly Report on Form 10-Q
                     for the period ended September 30, 1990.
        10.19     -- V2500 Support Contract Between the Company and International Aero
                     Engines AG, dated September 28, 1990, together with Side Letters
                     Nos. 1-4, inclusive -- Incorporated by reference to Exhibit
                     10-(D)(3) to the Company's Quarterly Report on Form 10-Q for the
                     quarter ended September 30, 1990.
        10.20     -- Cash Management Agreement, dated September 28, 1991, among the
                     Company, BT and First Interstate of Arizona, N.A. -- Incorporated
                     by reference to Exhibit 10-D(21) to the Company's Annual Report on Form 10-K for the year ended December 31, 1991.
        10.21     -- First Amendment to Cash Management Agreement, dated December 1,
                     1991, among the Company, BT and First Interstate of Arizona,
                     N.A. -- Incorporated by reference to Exhibit 10-D(22) to the
                     Company's Annual Report on Form 10-K for the year ended December
                     31, 1991.
        10.22     -- Second Amendment to Cash Management Agreement, dated September 1,
                     1992, among the Company, BT and First Interstate of Arizona,
                     N.A. -- Incorporated by reference to Exhibit 10-O(3) to the
                     Company's Annual Report on Form 10-K for the year ended December
                     31, 1992.

                                                                                        SEQUENTIAL
     EXHIBIT                                                                             NUMBERED
      NUMBER                                       TITLE                                   PAGE
    ----------       -----------------------------------------------------------------  ----------
        10.23     -- Restructuring Agreement, dated December 1, 1991 between the
                     Company and Kawasaki -- Incorporated by reference to Exhibit
                     10-D(24) to the Company's Annual Report on Form 10-K for the year ended December 31, 1991.
        10.24     -- A320 Put Agreement, dated December 1, 1991 between the Company and Kawasaki -- Incorporated by reference to Exhibit 10-D(25) to the Company's Annual Report on Form 10-K for the year ended
                     December 31, 1991.
        10.25     -- First Amendment to A320 Put Agreement, dated September 1, 1992 --
                     Incorporated by reference to Exhibit 10-R(2) to the Company's
                     Annual Report on Form 10-K for the year ended December 31, 1992.
        10.26     -- A320 Put Agreement, dated as of June 25, 1991 between the Company and GPA Group plc -- Incorporated by reference to Exhibit
                     10-D(26) to the Company's Annual Report on Form 10-K for the year ended December 31, 1991.
        10.27     -- First Amendment to A320 Put Agreement, dated as of September 1,
                     1992 -- Incorporated by reference to Exhibit 10-S(2) to the
                     Company's Annual Report on Form 10-K for the year ended December
                     31, 1992.
        10.28     -- Restructuring Agreement, dated as of June 25, 1991 among GPA
                     Group plc, GPA Leasing USA I, Inc., GPA Leasing USA Sub I, and
                     the Company -- Incorporated by reference to Exhibit 10-D(27) to the Company's Annual Report on Form 10-K for the year ended
                     December 31, 1991.
        10.29     -- Official Statement dated August 11, 1986 for the $54,000,000
                     Variable Rate Airport Facility Revenue Bonds -- Incorporated by
                     reference to Exhibit 10.e to the Company's Quarterly Report on
                     Form 10-Q for the period ended September 30, 1986.
        10.30     -- Airport Use Agreement dated July 1, 1989 (the "Airport Use
                     Agreement") among the City of Phoenix, The Industrial Development
                     Authority of the City of Phoenix, Arizona and the Company --
                     Incorporated by reference to Exhibit 10-D(9) to the Company's
                     Annual Report on Form 10-K for the year ended December 31, 1989.
        10.31     -- First Amendment dated August 1, 1990 to Airport Use Agreement --
                     Incorporated by reference to Exhibit 10-(D)(9) to the Company's
                     Quarterly Report on Form 10-Q for the period ended September 30,
                     1990.
        10.32     -- Revolving Loan Agreement dated April 17, 1990, by and among the
                     Company, the Bank signatories thereto, and Bank of America
                     National Trust and Savings Association, as Agent for the Banks
                     (the "Revolving Loan Agreement") -- Incorporated by reference to
                     Exhibit 10-1 to the Company's Quarterly Report on Form 10-Q for
                     the period ended March 31, 1990.
        10.33     -- First Amendment dated April 17, 1990 to Revolving Loan
                     Agreement -- Incorporated by reference to Exhibit 10-(D)(10) to the Company's Quarterly Report on Form 10-Q for the period ended
                     September 30, 1990.
        10.34     -- Second Amendment dated September 28, 1990 to the Revolving Loan
                     Agreement -- Incorporated by reference to Exhibit 10-(D)(11) to the Company's Quarterly Report on Form 10-Q for the period ended
                     September 30, 1990.
        10.35     -- Third Amendment dated as of January 14, 1991 to the Revolving
                     Loan Agreement -- Incorporated by reference to Exhibit 10-(D)(13)
                     to the Company's Annual Report on Form 10-K for the year ended
                     December 31, 1990.
        10.36     -- Spares Credit Agreement, dated as of September 28, 1990, between the Company and IAE -- Incorporated by reference to Exhibit
                     10-(D)(4) to the Company's Quarterly Report on Form 10-Q for the
                     period ended September 30, 1990.

                                                                                        SEQUENTIAL
     EXHIBIT                                                                             NUMBERED
      NUMBER                                       TITLE                                   PAGE
    ----------       -----------------------------------------------------------------  ----------
        10.37     -- Master Credit Modification Agreement dated as of October 1, 1992, among the Company, IAE International Aero Engines AG, Intlaero
                     (Phoenix A320) Inc., Intlaero (Phoenix B737) Inc., CAE
                     Electronics Ltd., and Hughes Rediffusion Simulation
                     Limited -- Incorporated by reference to Exhibit 10-L to the
                     Company's Annual Report on Form 10-K for the year ended December
                     31, 1992.
        10.38     -- Credit Agreement, dated as of September 28, 1990 between the
                     Company and IAE -- Incorporated by reference to Exhibit 10-(D)(5)
                     to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1990.
        10.39     -- Amendment No. 1 to the Credit Agreement, dated March 1, 1991 --
                     Incorporated by reference to Exhibit 10-(M)(2) to the Company's
                     Annual Report on Form 10-K for the year ended December 31, 1992.
        10.40     -- Amendment No. 2 to the Credit Agreement, dated May 15, 1991 --
                     Incorporated by reference to Exhibit 10-(M)(3) to the Company's
                     Annual Report on Form 10-K for the year ended December 31, 1992.
        10.41     -- Amendment No. 3 to the Credit Agreement, dated October 1, 1992 --
                     Incorporated by reference to Exhibit 10-(M)(4) to the Company's
                     Annual Report on Form 10-K for the year ended December 31, 1992.
        10.42     -- Form of Third Amended and Restated Credit Agreement dated
                     September 30, 1993, among the Company, various lenders, and BT
                     Commercial Corp. as Administrative Agent (without exhibits) --
                     Incorporated by reference to Exhibit 10-(N)(1) to the Company's
                     Annual Report on Form 10-K for the year ended December 31, 1993.
        10.43     -- Form of Amended and Restated Management Letter Agreement, dated as of September 30, 1993 from the Company to the
                     Lenders -- Incorporated by reference to Exhibit 10-N(2) to the
                     Company's Annual Report on Form 10-K for the year ended December
                     31, 1993.
        10.44     -- Form of Amendment to Amended and Restated Management Letter
                     Agreement; Consent to Amendment of By-laws dated February 8, 1994 from the Company to the Lenders -- Incorporated by reference to
                     Exhibit 10-N(3) to the Company's Annual Report on Form 10-K for
                     the year ended December 31, 1993.
        10.45     -- Fourth Amended and Restated Credit Agreement dated June 30,
                     1994 -- Incorporated by reference to the Company's Quarterly
                     Report on Form 10-Q for the period ended June 30, 1994.
        10.46     -- Key Employee Protection Agreement dated as of June 27, 1994 between America West Airlines, Inc. and William A.
                     Franke -- Incorporated by reference to the Company's Registration
                     Statement on Form S-1 (No. 54243), as amended.
        10.47     -- Management Rights Agreement dated August 25, 1994 between TPG
                     Partners L.P., TPG GenPar, L.P. and America West Airlines,
                     Inc. -- Incorporated by reference to the Company's Registration
                     Statement on Form S-1 (No. 54243), as amended.
        10.48     -- V2500 Support Contract dated December 23, 1994 between America
                     West Airlines, Inc. and International Aero Engineers, as
                     amended -- Incorporated by reference to the Company's Annual
                     Report on Form 10-K for the year ended December 31, 1994.
        10.49     -- Form of America West Airlines, Inc. 1994 Incentive Equity Plan --
                     Incorporated by reference to the Company's Annual Report on Form
                     10-K for the year ended December 31, 1994.

                                                                                        SEQUENTIAL
     EXHIBIT                                                                             NUMBERED
      NUMBER                                       TITLE                                   PAGE
    ----------       -----------------------------------------------------------------  ----------
        10.50     -- Employment Agreement dated as of December 1, 1994 between America
                     West Airlines, Inc. and William A. Franke -- Incorporated by
                     reference to the Company's Annual Report on Form 10-K for the
                     year ended December 31, 1994.
        10.51     -- Employment Agreement dated as of December 1, 1994 between America
                     West Airlines, Inc. and A. Maurice Myers, as
                     amended -- Incorporated by reference to the Company's Annual
                     Report on Form 10-K for the year ended December 31, 1994.
       *11.1      -- Calculation of Earnings Per Share
       *12.1      -- Statement re: computation of ratio of earnings to fixed charges.
        23.1      -- Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1 above).
       *23.2      -- Consent of KPMG Peat Marwick LLP (independent auditors).
        24.1      -- Power of Attorney (included on the signature pages of this
                     Registration Statement).
      **25.1      -- Statement of Eligibility on Form T-1 of the Trustee under the New
                     Note Indenture.
      **99.1      -- Form of Letter of Transmittal

- ---------------
 * Filed herewith.

** To be filed by amendment.